Exhibit 10.1

EXECUTION COPY

$75,000,000

SENIOR SECURED SUPER-PRIORITY DEBTOR IN POSSESSION AND EXIT

CREDIT AGREEMENT

Dated as of December 31, 2008

among

CONSTAR INTERNATIONAL INC.

as Borrower

and

THE LENDERS AND ISSUERS PARTY HERETO

and

CITICORP USA, INC.

as Administrative Agent

and

WELLS FARGO FOOTHILL, LLC

as Sole Syndication Agent and Sole Documentation Agent

and

CITIGROUP GLOBAL MARKETS INC.

as Book Manager and Arranger

* * *

WEIL, GOTSHAL & MANGES LLP

767 FIFTH AVENUE

NEW YORK, NEW YORK 10153-0119

SENIOR SECURED SUPER-PRIORITY DEBTOR IN POSSESSION AND EXIT CREDIT AGREEMENT, dated as of December 31, 2008, among CONSTAR INTERNATIONAL INC., a Delaware corporation, a debtor and a debtor in possession under chapter 11 of the Bankruptcy Code (as defined below) (the “Borrower”), CONSTAR INTERNATIONAL U.K. LIMITED, a company organized under the laws of England and Wales, a debtor and a debtor in possession under chapter 11 of the Bankruptcy Code, as a Guarantor (the “UK Guarantor”), certain Subsidiaries of the Borrower, each a debtor and a debtor in possession under chapter 11 of the Bankruptcy Code, as Guarantors, the Lenders (as defined below), the Issuers (as defined below), and CITICORP USA, INC. (“Citicorp”), as agent for the Lenders and the Issuers (in such capacity and as agent for the Secured Parties under the Collateral Documents, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, on December 30, 2008 (the “Petition Date”), the Borrower and the Guarantors each filed a voluntary petition for relief (collectively, the “Cases”) under chapter 11 of the Bankruptcy Code with the United Sates Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”); and

WHEREAS, the Borrower and the Guarantors are continuing to operate their respective businesses and manage their respective properties as debtors in possession under sections 1107(a) and 1108 of the Bankruptcy Code; and

WHEREAS, the Borrower has requested that the Lenders and Issuers make available for the purposes specified in this Agreement a revolving credit and letter of credit facility; and

WHEREAS, the Lenders and Issuers are willing to make available to the Borrower such revolving credit and letter of credit facility upon the terms and subject to the conditions set forth herein; and

WHEREAS, each of the Guarantors has agreed to guaranty the obligations of the Borrower hereunder and each of the Borrower and the Guarantors has agreed to secure its obligations to the Lenders and Issuers hereunder with, inter alia, security interests in, and liens on, certain of its property and assets as more fully provided herein;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS, INTERPRETATION AND ACCOUNTING TERMS

Section 1.1 Defined Terms

(a) Terms used herein without definition that are defined in the UCC (as defined below) have the meanings given to them in the UCC, including the following terms (which are capitalized herein):

“Account Debtor”

CREDIT AGREEMENT

CONSTAR INTERNATIONAL INC.

“Account”

“Chattel Paper”

“Commercial Tort Claim”

“Commodity Account”

“Control Account”

“Deposit Account”

“Documents”

“Entitlement Holder”

“Entitlement Order”

“Equipment”

“Financial Asset”

“General Intangible”

“Goods”

“Instruments”

“Inventory”

“Investment Property”

“Letter-of-Credit Right”

“Proceeds”

“Securities Account”

“Securities Intermediary”

(b) As used in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“2008 Pepsi Contract” means that certain supply agreement, dated as of January 1, 2009, between Constar, Inc. and Pepsi-Cola Advertising and Marketing, Inc.

“Additional Guarantor” has the meaning specified in Section 7.11 (Additional Collateral and Guaranties).

“Administrative Agent” has the meaning specified in the preamble to this Agreement.

“Affected Lender” has the meaning specified in Section 2.17 (Substitution of Lenders).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or that is controlled by or is under common control with such Person, each officer, director, general partner or joint-venturer of such Person, and each Person that is the beneficial owner of 10% or more of any class of Voting Stock of such Person. For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent Affiliate” has the meaning specified in Section 10.3(c) (Posting of Approved Electronic Communications).

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“Amendment and Restatement of Security Interest” means an agreement, in substantially the form of Exhibit I-1 (Form of Amendment and Restatement of Security Interest), executed by the Borrower and the Guarantors.

“Applicable Lending Office” means, with respect to each Revolving Credit Lender, its Domestic Lending Office in the case of a Base Rate Loan, and its Eurodollar Lending Office in the case of a Eurodollar Rate Loan.

“Applicable Margin” means (a) during the period commencing on the Closing Date and ending on the last day of the second full Fiscal Quarter after the Conversion Date, with respect to (i) Revolving Loans and Swing Loans maintained as Base Rate Loans, a rate equal to 3.00% per annum and (ii) Revolving Loans maintained as Eurodollar Rate Loans, a rate equal to 4.00% per annum and (b) thereafter, as of any date of determination, a per annum rate equal to the rate set forth below opposite the applicable type of Loan and the then applicable Monthly Available Credit (determined on the first day of the calendar month succeeding the calendar month most recently ended) set forth below:

MONTHLY AVAILABLE CREDIT	BASE RATE LOANS	EURODOLLAR RATE LOANS
Greater than $50,000,000	2.75%	3.75%
Less than or equal to $50,000,000 and greater than $25,000,000	3.00%	4.00%
Less than or equal to $25,000,000	3.25%	4.25%

Changes in the Applicable Margin resulting from a change in the Monthly Available Credit on the last day of any subsequent calendar month will become effective as to all Revolving Loans and Swing Loans upon the first Business Day of any succeeding calendar month.

“Applicable Unused Commitment Fee Rate” means a rate of 0.75% per annum.

“Appraisal” means each Initial Appraisal and each Updated Appraisal.

“Approved Deposit Account” means a Deposit Account that is the subject of an effective Deposit Account Control Agreement and that is maintained by any Loan Party with a Deposit Account Bank. “Approved Deposit Account” includes all monies on deposit in a Deposit Account and all certificates and instruments, if any, representing or evidencing such Deposit Account.

“Approved Electronic Communications” means each notice, demand, communication, information, document and other material that any Loan Party is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein, including (a) any joinder to this Agreement, any joinder to any Security Agreement and any other written Contractual Obligation delivered or required to be delivered in respect of any Loan Document or the transactions contemplated therein and (b) any Financial Statement, financial and other report, notice, request, certificate and other information material; provided, however, that, “Approved Electronic Communication” shall exclude (x) any

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Notice of Borrowing, Letter of Credit Request, Swing Loan Request, Notice of Conversion or Continuation, and any other notice, demand, communication, information, document and other material relating to a request for a new, or a conversion of an existing, Borrowing, (ii) any notice pursuant to Section 2.8 (Optional Prepayments) and Section 2.9 (Mandatory Prepayments) and any other notice relating to the payment of any principal or other amount due under any Loan Document prior to the scheduled date therefor, (iii) all notices of any Default or Event of Default and (iv) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Article III (Conditions To Loans And Letters Of Credit) or Section 2.4(a) (Letters of Credit) or any other condition to any Borrowing or other extension of credit hereunder or any condition precedent to the effectiveness of this Agreement.

“Approved Electronic Platform” has the meaning specified in Section 10.3(a) (Posting of Approved Electronic Communications).

“Approved Fund” means any Fund that is advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or Affiliate of an entity that administers or manages a Lender.

“Approved Securities Intermediary” means a Securities Intermediary or Commodity Intermediary selected or approved by the Administrative Agent.

“Arranger” means Citigroup Global Markets Inc., in its capacity as sole arranger and sole book runner.

“Asset Sale” has the meaning specified in Section 8.4 (Sale of Assets).

“Assignment and Acceptance” means an assignment and acceptance entered into by a Revolving Credit Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit A (Form of Assignment and Acceptance).

“Available Credit” means at any time the amount by which (a) the Maximum Credit at such time exceeds (b) the Revolving Credit Outstandings at such time.

“Availability Reserve” means, as of the Closing Date or three Business Days after the date of written notice of any determination thereof to the Borrower by the Administrative Agent, such amounts as the Administrative Agent may from time to time establish against the Facility, in the Administrative Agent’s sole discretion exercised in accordance with customary business practices for comparable asset based transactions, in order either (a) to preserve the value of the Collateral or the Administrative Agent’s Lien thereon or (b) to provide for the payment of liabilities of any Loan Party arising after the Closing Date, including, during the pendency of the Cases, (i) a reserve in the amount of the Carve-Out and (ii) in the amount of any outstanding Prepetition Indebtedness. Notwithstanding the foregoing, the Administrative Agent may designate amounts established against the Facility in connection with Hedging Contracts and other credit products entered into by any Loan Party and a Lender or an Affiliate of a Lender (other than, to the extent cash collateralized pursuant to the Orders or, after the Conversion Date, arrangements satisfactory to Citigroup Financial Products, Inc., the ISDA Master Agreement, Schedule and Trade Confirmation, each dated May 16, 2005, as amended, between the Borrower and Citigroup Financial Products Inc.) as an “Availability Reserve” or a “Hedging Contract Reserve”; provided, however, that “Availability Reserve” shall not include any amount for which the Administrative Agent has established a Hedging Contract Reserve.

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“Bailee’s Letter” means a letter in form and substance acceptable to the Administrative Agent and executed by any Person (other than the Borrower or a Guarantor) that is in possession of Inventory on behalf of the Borrower or a Guarantor pursuant to which such Person acknowledges, among other things, the Administrative Agent’s Lien with respect thereto.

“Bankruptcy Code” means title 11, United States Code.

“Bankruptcy Court” has the meaning specified in the recitals to this Agreement.

“Bankruptcy Law” means each of the Bankruptcy Code, any similar federal, state or foreign Requirement of Law for the relief of debtors or any arrangement, reorganization, insolvency, moratorium or assignment for the benefit of creditors or any other marshalling of the assets and liabilities of the Borrower or any other Loan Party and any similar Requirements of Law relating to or affecting the enforcement of creditors’ rights generally.

“Base Rate” means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall be equal at all times to the highest of the following:

(a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate;

(b) the sum (adjusted to the nearest 0.25% or, if there is no nearest 0.25%, to the next higher 0.25%) of (i) 0.5% per annum, (ii) the rate per annum obtained by dividing (A) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average being determined weekly on each Monday (or, if any such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from three New York certificate of deposit dealers of recognized standing selected by Citibank, by (B) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for Citibank in respect of liabilities consisting of or including (among other liabilities) three-month U.S. dollar nonpersonal time deposits in the United States and (iii) the average during such three-week period of the maximum annual assessment rates estimated by Citibank for determining the then current annual assessment payable by Citibank to the Federal Deposit Insurance Corporation (or any successor) for insuring Dollar deposits in the United States;

(c) 0.5% per annum plus the Federal Funds Rate; and

(d) 4.00% per annum.

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CONSTAR INTERNATIONAL INC.

“Base Rate Loan” means any Swing Loan or any other Loan during any period in which it bears interest based on the Base Rate.

“Borrower” has the meaning specified in the preamble to this Agreement.

“Borrower’s Accountants” means PricewaterhouseCoopers LLP or other independent nationally-recognized public accountants acceptable to the Administrative Agent.

“Borrowing” means a borrowing consisting of Revolving Loans made on the same day by the Revolving Credit Lenders ratably according to their respective Revolving Credit Commitments.

“Borrowing Base” means, at any time,

(a) the sum of

(i) up to 85% of the Dollar Equivalent of the face amount of all Eligible Trade Receivables of the Borrower and the Subsidiary Guarantors (calculated net of all finance charges, late fees and other fees that are unearned, sales, excise or similar taxes, and credits or allowances granted at such time), and

(ii) the lesser of the sum of, for each category of Eligible Inventory, the products of (A) up to 85% of the Dollar Equivalent of the Orderly Liquidation Percentage for such category of Eligible Inventory of the Borrower and the Subsidiary Guarantors and (B) up to 75% of the Dollar Equivalent of the value of such category of Eligible Inventory of the Borrower or such Subsidiary Guarantor (in each case valued at the lower of cost and market on a first-in, first-out basis), and

(iii) up to 80% of the Dollar Equivalent of the face amount of all Eligible Trade Receivables of the UK Guarantor (calculated net of all finance charges, late fees and other fees that are unearned, sales, excise or similar taxes, and credits or allowances granted at such time), and

(iv) the lesser of the sum of, for each category of Eligible Inventory, the products of (A) up to 80% of the Dollar Equivalent of the Orderly Liquidation Percentage for such category of Eligible Inventory of the UK Guarantor and (B) up to 70% of the Dollar Equivalent of the value of such category of Eligible Inventory of the UK Guarantor (in each case valued at the lower of cost and market on a first-in, first-out basis)

minus (b) any Eligibility Reserve and any Hedging Contract Reserve then in effect.

Notwithstanding the foregoing, the portion of the Borrowing Base attributable to clauses (iii) and (iv) above shall not at any time exceed $25,000,000.

“Borrowing Base Certificate” means a certificate of the Borrower substantially in the form of Exhibit J (Form of Borrowing Base Certificate).

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“Business Day” means a day of the year on which banks are not required or authorized to close in New York City and, if the applicable Business Day relates to notices, determinations, fundings and payments in connection with the Eurodollar Rate or any Eurodollar Rate Loans, a day on which dealings in Dollar deposits are also carried on in the London interbank market.

“Capital Expenditures” means, for any Person for any period, the aggregate of amounts that would be reflected as additions to property, plant or equipment on a Consolidated balance sheet of such Person and its Subsidiaries, excluding interest capitalized during construction.

“Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, property by such Person as lessee that would be accounted for as a capital lease on a balance sheet of such Person prepared in conformity with GAAP.

“Capital Lease Obligations” means, with respect to any Person, the capitalized amount of all Consolidated obligations of such Person or any of its Subsidiaries under Capital Leases.

“Carve-Out” shall have the meaning ascribed to such term in the Final Order or if there is no Final Order, the Interim Order.

“Cases” has the meaning specified in the recitals to this Agreement.

“Cash Collateral Account” means any Deposit Account or Securities Account that is (a) established by the Administrative Agent from time to time in its sole discretion to receive cash and Cash Equivalents (or purchase cash or Cash Equivalents with funds received) from the Loan Parties or their Subsidiaries or Affiliates or Persons acting on their behalf pursuant to the Loan Documents, (b) with such depositaries and securities intermediaries as the Administrative Agent may determine in its sole discretion, (c) in the name of the Administrative Agent (although such account may also have words referring to the Borrower and the account’s purpose), (d) under the sole dominion and control of the Administrative Agent and (e) in the case of a Securities Account, with respect to which the Administrative Agent shall be the Entitlement Holder and the only Person authorized to give Entitlement Orders with respect thereto.

“Cash Equivalents” means (a) securities issued or fully guaranteed or insured by the United States federal government or any agency thereof or the government of the United Kingdom or any agency thereof, (b) certificates of deposit, eurodollar time deposits, overnight bank deposits and bankers’ acceptances of any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, the United Kingdom, any foreign bank, or its branches or agencies (fully protected against currency fluctuations) that, at the time of acquisition, are rated at least “A-1” by S&P or “P-1” by Moody’s, and (c) shares of any money market fund that (i) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (a), (b) and (c) above, (ii) has net assets whose Dollar Equivalent exceeds $500,000,000 and (iii) is rated at least “A-1” by S&P or “P-1” by Moody’s; provided, however, that the maturities of all obligations of the type specified in clauses (a), (b) and (c) above shall not exceed 180 days.

“Cash Interest Expense” means, with respect to any Person for any period, the Interest Expense of such Person for such period less the Non-Cash Interest Expense of such Person for such period.

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“Cash Management Document” means any certificate, agreement or other document executed by any Loan Party in respect of the Cash Management Obligations of any Loan Party.

“Cash Management Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person in respect of cash management services (including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements) provided by the Administrative Agent, any Lender or any Affiliate of any of them, including obligations for the payment of fees, interest, charges, expenses, attorneys’ fees and disbursements in connection therewith.

“Change of Control” means the occurrence of any of the following: (a) any person or group of persons (within the meaning of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of 35% or more of the issued and outstanding Voting Stock of the Borrower, (b) during any period of twelve consecutive calendar months, individuals who, at the beginning of such period, constituted the board of directors of the Borrower (together with any new directors whose election by the board of directors of the Borrower or whose nomination for election by the stockholders of the Borrower was approved by a vote of at least fifty (50) percent of the directors then still in office who either were directors at the beginning of such period or whose elections or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office, (c) the Borrower shall cease to own and control all of the economic and voting rights associated with all of the outstanding Stock of the UK Guarantor or (d) a “change of control” shall occur under the First Mortgage Notes Indenture.

“Citibank” means Citibank, N.A., a national banking association.

“Citicorp” has the meaning specified in the preamble to this Agreement.

“Claim” has the meaning given to such term in Section 101(5) of the Bankruptcy Code.

“Closing Date” means the first date on which any Loan is made or any Letter of Credit is Issued or deemed Issued pursuant to Section 2.4(k) (Letters of Credit).

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all property and interests in property and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a Lien is granted under this Agreement or any Collateral Document.

“Collateral Availability” means, at any time, the amount by which (a) the Borrowing Base at such time exceeds (b) the Revolving Credit Outstandings at such time.

“Collateral Documents” means the Security Agreements, the Deposit Account Control Agreements, the Securities Account Control Agreements and any other document executed and delivered by a Loan Party granting a Lien on any of its property to secure payment of the Secured Obligations.

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“Compliance Certificate” has the meaning specified in Section 6.1(d) (Financial Statements).

“Consolidated” means, with respect to any Person, the consolidation of accounts of such Person and its Subsidiaries in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person for any period, (a) Consolidated Net Income of such Person for such period plus (b) the sum of, in each case to the extent included in the calculation of such Consolidated Net Income but without duplication, (i) any provision for income taxes, (ii) Interest Expense, (iii) loss from extraordinary items, (iv) depreciation, depletion and amortization expenses, including amortization related to asset retirement obligations, (v) non-recurring transaction expenses incurred during the pendency of the Cases and the reorganization contemplated by the Plan (provided that the aggregate amount of expenses added to Consolidated Net Income pursuant to this clause (v) shall not exceed $12,000,000), (vi) non-recurring cash charges related to restructuring the business of the Loan Parties to accommodate the requirements of the 2008 Pepsi Contract (provided that the aggregate amount of expenses added to Consolidated Net Income pursuant to this clause (vi) shall not exceed $2,500,000), (vii) cash restructuring charges of up to $750,000 per Fiscal Year and (viii) all other non-cash charges and non-cash losses for such period, including foreign currency adjustments, additions to accounts receivable and inventory reserves, impairment charges for goodwill and other assets, accounting changes, financing costs, the amount of any compensation deduction as the result of any grant of Stock or Stock Equivalents to employees, officers, directors or consultants, but excluding any such non-cash charge, expense or loss to the extent that it represents an accrual of or a reserve for cash expenses in any future period or an amortization of a prepaid cash expense that was paid in a prior period minus (c) the sum of, in each case to the extent included in the calculation of such Consolidated Net Income but without duplication, (i) any credit for income tax, (ii) interest income, (iii) gains from extraordinary items for such period, (iv) any aggregate net gain (but not any aggregate net loss) from the sale, exchange or other disposition of capital assets by such Person and (v) any other non-cash gains or other items, including accounting changes, which have been added in determining Consolidated Net Income (other than the accrual of revenue in the ordinary course), including any reversal of a change referred to in clause (b)(v) above by reason of a decrease in the value of any Stock or Stock Equivalent.

“Consolidated Net Income” means, for any Person, for any period, the Consolidated net income (or loss) of such Person and its Subsidiaries for such period; provided, however, that (a) the net income of any other Person in which such Person or one of its Subsidiaries has a joint interest with a third party (which interest does not cause the net income of such other Person to be Consolidated into the net income of such Person) shall be included only to the extent of the amount of dividends or distributions paid to such Person or Subsidiary and (b) the net income of any Subsidiary of such Person that is subject to any restriction or limitation on the payment of dividends or the making of other distributions shall be excluded to the extent of such restriction or limitation shall be excluded.

“Constituent Documents” means, with respect to any Person, (a) the articles of incorporation, certificate of incorporation, constitution or certificate of formation (or the equivalent organizational documents) of such Person, (b) the by-laws, operating agreement (or the equivalent governing documents) of such Person and (c) any document setting forth the manner of election and duties of the directors or managing members of such Person (if any) and the designation, amount or relative rights, limitations and preferences of any class or series of such Person’s Stock.

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“Contaminant” means any material, substance or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including any petroleum or petroleum-derived substance or waste, asbestos and polychlorinated biphenyls.

“Contractual Obligation” of any Person means any obligation, agreement, undertaking or similar provision of any Security issued by such Person or of any agreement, undertaking, contract, lease, indenture, mortgage, deed of trust or other instrument (excluding a Loan Document) to which such Person is a party or by which it or any of its property is bound or to which any of its property is subject.

“Control Account” means a Securities Account or Commodity Account that is the subject of an effective Securities Account Control Agreement and that is maintained by any Loan Party with an Approved Securities Intermediary. “Control Account” includes all Financial Assets held in a Securities Account or a Commodity Account and all certificates and instruments, if any, representing or evidencing the Financial Assets contained therein.

“Conversion Date” has the meaning specified in Section 3.3 (Conditions Precedent to Conversion Date).

“Copyright Licenses” means any written agreement naming any Loan party as licensor or licensee granting any right under any Copyright, including the grant of any right to copy, publicly perform, create derivative works, manufacture, distribute, exploit or sell materials derived from any Copyright.

“Copyrights” means (a) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished, all registrations and recordings thereof and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any foreign counterparts thereof, and (b) the right to obtain all renewals thereof.

“Corporate Chart” means a corporate organizational chart, list or other similar document in each case in form reasonably acceptable to the Administrative Agent and setting forth, for each Person that is a Loan Party, that is subject to Section 7.11 (Additional Collateral and Guaranties) or that is a Subsidiary of any of them, (a) the full legal name of such Person (and any trade name, fictitious name or other name such Person may have had or operated under), (b) the jurisdiction of organization, the organizational number (if any) and the tax identification number (if any) of such Person, (c) the location of such Person’s chief executive office (or sole place of business) and (d) the number of shares of each class of such Person’s Stock authorized (if applicable), the number outstanding as of the date of delivery and the number and percentage of such outstanding shares for each such class owned (directly or indirectly) by any Loan Party or any Subsidiary of any of them.

“Crown” means Crown Holdings, Inc. and any other Person, the Voting Stock of which is wholly-owned directly or indirectly by Crown Holdings.

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“Crown Agreements” means the following agreements between the Borrower or its Subsidiaries and Crown or its Subsidiaries as in effect on the Closing Date:

(a) Corporate Agreement;

(b) Non-Competition Agreement;

(c) Services Agreement;

(d) Product Purchase Agreement;

(e) License Agreements;

(f) Benefits Allocation Agreement;

(g) Technical Services Agreement;

(h) Tax Sharing and Indemnification Agreement; and

(i) Lease Agreements.

“Customary Permitted Liens” means, with respect to any Person, any of the following Liens:

(a) Liens with respect to the payment of taxes, assessments or governmental charges in each case that are not yet due or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;

(b) Liens of landlords arising by statute and liens of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other liens imposed by law created in the ordinary course of business for amounts not yet due or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;

(c) deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security benefits or to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money) and surety, appeal, customs or performance bonds;

(d) encumbrances arising by reason of zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar encumbrances on the use of real property not materially detracting from the value of such real property or not materially interfering with the ordinary conduct of the business conducted and proposed to be conducted at such real property;

(e) encumbrances arising under leases or subleases of real property or licenses of Intellectual Property in the ordinary course of business that do not, in the aggregate, materially detract from the value of such real property or interfere with the ordinary conduct of the business conducted and proposed to be conducted at such real property; and

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(f) financing statements with respect to a lessor’s rights in and to personal property leased to such Person in the ordinary course of such Person’s business other than through a Capital Lease.

“Debt Issuance” means the incurrence of Indebtedness of the type specified in clause (a) or (b) of the definition of “Indebtedness” by the Borrower or any of its Subsidiaries.

“Default” means any event that, with the passing of time or the giving of notice or both, would become an Event of Default.

“Defaulting Lender” means any (i) Lender or Issuer that fails to make on the date specified any Loan or any payment required by it, including any payment in respect of its participation in Swing Loans and Letter of Credit Obligations and (ii) any Lender or Issuer with (or any Person that directly or indirectly controls such Lender or Issuer) has commenced a voluntary, or has had commenced against it an involuntary, case under the Bankruptcy Code or any similar bankruptcy laws of its jurisdiction of formation, or a custodian, conservator, receiver or similar official having been appointed for such Lender, Issuer, or other Person or any substantial part of its assets, or such Lender, Issuer or other Person is subject to nationalization or the assumption of ownership or operating control by the United States government or other Governmental Authority, or such Lender, Issuer or other Person makes a general assignment for the benefit of creditors of having been otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Lender, Issuer or other Person or its assets to be, insolvent, bankrupt, or deficient in meeting any capital adequacy or liquidity standard of any such Governmental Authority.

“Deposit Account Bank” means a financial institution selected or approved by the Administrative Agent.

“Deposit Account Control Agreement” has the meaning specified in the applicable Security Agreement.

“DIP Termination Date” means the earlier of (i) September 30, 2009 and (ii) the effective date of the Plan.

“Disclosure Documents” means, collectively, Form 10-K for the Fiscal Year ending December 31, 2007 and Forms 10-Q for the Fiscal Quarters ending March 31, June 30 and September 30, 2008 filed by the Borrower with the Securities and Exchange Commission, as amended from time to time through December 31, 2008.

“Documentary Letter of Credit” means any Letter of Credit that is drawable upon presentation of documents evidencing the sale or shipment of goods purchased by the Borrower or any of its Subsidiaries in the ordinary course of its business.

“Dollar Equivalent” of any amount means, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount and (b) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it reasonably deems appropriate.

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“Dollars” and the sign “$” each mean the lawful money of the United States of America.

“Domestic Lending Office” means, with respect to any Revolving Credit Lender, the office of such Revolving Credit Lender specified as its “Domestic Lending Office” opposite its name on Schedule II (Applicable Lending Offices and Addresses for Notices) or on the Assignment and Acceptance by which it became a Revolving Credit Lender or such other office of such Revolving Credit Lender as such Revolving Credit Lender may from time to time specify to the Borrower and the Administrative Agent.

“Domestic Person” means any “United States person” under and as defined in Section 7701(a)(30) of the Code.

“Domestic Subsidiary” means any Subsidiary of the Borrower organized under the laws of any state of the United States of America or the District of Columbia.

“Eligibility Reserves” means, effective as of three Business Days after the date of written notice of any determination thereof to the Borrower by the Administrative Agent, such amounts as the Administrative Agent, in its sole discretion and in accordance with customary business practices for comparable asset based transactions, may from time to time establish against the gross amounts of Eligible Trade Receivables and Eligible Inventory to reflect risks or contingencies that may affect any one or more class of such items and that have not already been taken into account in the calculation of the Borrowing Base (including reserves for other creditors’ entitlement to share in the Collateral and for dilution with respect to collections, initially in excess of 5%).

“Eligible Assignee” means (a) a Lender or an Affiliate or Approved Fund of any Lender, (b) a commercial bank having total assets whose Dollar Equivalent exceeds $5,000,000,000, (c) a finance company, insurance company or any other financial institution or Fund, in each case reasonably acceptable to the Administrative Agent and regularly engaged in making, purchasing or investing in loans and having a net worth, determined in accordance with GAAP, whose Dollar Equivalent exceeds $500,000,000 (or, to the extent net worth is less than such amount, a finance company, insurance company, other financial institution or Fund, reasonably acceptable to the Administrative Agent and the Borrower) or (d) a savings and loan association or savings bank organized under the laws of the United States or any State thereof having a net worth, determined in accordance with GAAP, whose Dollar Equivalent exceeds $250,000,000; provided that, “Eligible Assignee” shall not include any Loan Party or any of their Affiliates.

“Eligible Inventory” means the Inventory of the Borrower, the Subsidiary Guarantors or the UK Guarantor (other than any Inventory that has been consigned by such Person, other than Inventory consigned with Motts Inc. or its Affiliates) including raw materials, work-in-process, finished goods, parts and supplies (a) that is owned solely by the Borrower, such Subsidiary Guarantors or the UK Guarantor, as the case may be, (b) with respect to which the Administrative Agent has a valid, perfected and enforceable first-priority Lien, (c) with respect to which no representation or warranty contained in any Loan Document has been breached, (d) that is not, in the Administrative Agent’s reasonable discretion, obsolete or unmerchantable, (e) with respect to which (in respect of any Inventory labeled with a brand name or trademark and sold by such Loan Party pursuant to a trademark owned by such Loan Party or a license (whether written or oral) granted to such Loan Party) the Administrative Agent would have rights under such

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trademark or license pursuant to the Security Agreements or other agreement satisfactory to the Administrative Agent to sell such Inventory in connection with a liquidation thereof and (f) that the Administrative Agent deems to be Eligible Inventory based on such credit and collateral considerations as the Administrative Agent may, in its sole discretion exercised in accordance with customary business practices for comparable asset based transactions, deem appropriate. No Inventory shall be Eligible Inventory if such Inventory consists of (i) goods returned or rejected by customers other than goods that are undamaged or are resalable in the normal course of business, (ii) goods to be returned to suppliers, (iii) goods in transit outside of the United States or the United Kingdom, (iv) goods the title to which remains in the seller thereof, (v) goods located, stored, used or held at the premises of a third party unless (A)(1) the Administrative Agent shall have received a Landlord Waiver or Bailee’s Letter or (2) in the case of Inventory located at a leased premises, an Eligibility Reserve satisfactory to the Administrative Agent shall have been established with respect thereto and (B) an appropriate UCC-1 financing statement or Form 395 (UK) shall have been executed and properly filed or (vi) goods of the UK Guarantor if (A) any Person seeks to enforce the UK Guarantor’s guarantee of the First Mortgage Notes (unless such attempted enforcement has been withdrawn to the satisfaction of the Administrative Agent in its sole discretion) or (B) (1) any Insolvency Proceeding (other than the Cases) involving the UK Guarantor or its property has been commenced and is pending and (2) a court of competent jurisdiction, as reasonably determined by the Administrative Agent, in such Insolvency Proceeding has not entered a final non-appealable order, in form and substance reasonably acceptable to the Administrative Agent, that affords the Administrative Agent and the Secured Parties rights and protections with respect to the UK Guarantor and its interest in the Collateral substantially the same as those provided in the Orders (including staying any action or proceeding to enforce any claim against the UK Guarantor or its property and providing that the claims and Liens of the Administrative Agent and the Secured Parties have the priority and status set forth in the Orders).

“Eligible Trade Receivable” means, with respect to the Borrower, the Subsidiary Guarantors or the UK Guarantor, the gross outstanding balance of each Account of such Loan Party arising out of the sale of merchandise, goods or services in the ordinary course of business, that is made by such Loan Party to a Person that is not an Affiliate of such Loan Party and that constitutes Collateral in which the Administrative Agent has a fully perfected first priority Lien; provided, however, that an Account shall not be an “Eligible Trade Receivable” if any of the following shall be true:

(a) such Account is more than (i) 60 days past due according to the original terms of sale or (ii) 90 days (or 120 days in the case of Accounts having 30-day or greater payment terms) past the original invoice date thereof; or

(b) any warranty contained in this Agreement or any other Loan Document with respect to such specific Account is not true and correct with respect to such Account; or

(c) the Account Debtor on such Account (i) has disputed liability or made any claim in writing, (ii) has disputed liability or made any claim for which a reserve has been taken by a Loan Party or (iii) has disputed liability or made any claim in any manner with respect to amounts in excess of $50,000, but, in the case of each of (i), (ii) and (iii) above, only to the extent of such dispute or claim; or

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(d) the Account Debtor on such Account has (i) filed a petition for bankruptcy or any other relief under the Bankruptcy Code or any other law relating to bankruptcy, insolvency, reorganization or relief of debtors, (ii) made an assignment for the benefit of creditors, (iii) had filed against it any petition or other application for relief under the Bankruptcy Code or any such other law, (iv) has failed, suspended business operations, become insolvent, called a meeting of its creditors for the purpose of obtaining any financial concession or accommodation or (v) had or suffered a receiver or a trustee to be appointed for all or a significant portion of its assets or affairs; or

(e) the Account Debtor on such Account or any of its Affiliates is also a supplier to or creditor of the Borrower, any Domestic Subsidiaries or the UK Guarantor (unless such supplier or creditor has executed a no-offset letter satisfactory to the Administrative Agent, in its sole discretion); provided that such Accounts shall only be ineligible to the extent of the amount of such offset; or

(f) the sale represented by such Account is to an Account Debtor located outside the United States, Canada, the United Kingdom, Ireland or such other jurisdiction as the Administrative Agent shall determine in its sole discretion (other than any Account Debtor that is a Wholly-Owned Subsidiary of PepsiCo, Inc. and The Coca-Cola Company approved by the Administrative Agent in its reasonable discretion (in each case, an “Excepted Foreign Account Debtor”); provided, however, that the total Eligible Trade Receivables that are Accounts of Excepted Foreign Account Debtors to the Borrower, the Domestic Subsidiaries or the UK Guarantor shall not represent more than 10% of the Eligible Trade Receivables of the Borrower, the Domestic Subsidiaries and the UK Guarantor at any time), unless the sale is on letter of credit or acceptance terms acceptable to the Administrative Agent, in its sole discretion and (i) such letter of credit names the Administrative Agent as beneficiary for the benefit of the Secured Parties or (ii) the issuer of such letter of credit has consented to the assignment of the proceeds thereof to the Administrative Agent; or

(g) the sale to such Account Debtor on such Account is on a bill-on-hold, guaranteed sale, sale-and-return, sale-on-approval or consignment basis (other than Inventory consigned with Motts Inc. or its Affiliates); or

(h) such Account is subject to a Lien in favor of any Person other than the Administrative Agent for the benefit of the Secured Parties; or

(i) such Account is subject to any deduction, offset, counterclaim, return privilege or other conditions other than volume sales discounts given in the ordinary course of the Borrower’s or the UK Guarantor’s business, as the case may be, but only to the extent of such deduction, offset, counterclaim, return privilege or other condition; or

(j) the Account Debtor on such Account is located in any State of the United States requiring the holder of such Account, as a precondition to commencing or maintaining any action in the courts of such State either to (i) receive a certificate of authorization to do business in such State or be in good standing in such State or (ii) file a Notice of Business Activities Report with the appropriate office or agency of such State, in each case unless the holder of such Account has received such a certificate of authority to do business, is in good standing or, as the case may be, has duly filed such a notice in such State; or

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(k) the Account Debtor on such Account is a Governmental Authority, unless the Borrower has assigned its rights to payment of such Account to the Administrative Agent pursuant to the Assignment of Claims Act of 1940, as amended, in the case of a federal Governmental Authority, and pursuant to applicable law, if any, in the case of any other Governmental Authority, and such assignment has been accepted and acknowledged by the appropriate government officers; or

(l) 50% or more of the outstanding Accounts of the Account Debtor have become, or have been determined by the Administrative Agent, in accordance with the provisions hereof, to be, ineligible, other than those Accounts that are Eligible Trade Receivables solely by reason of clause (p) below; or

(m) the sale represented by such Account is denominated in a currency other than Dollars, Euros or Pounds Sterling; or

(n) such Account is not evidenced by an invoice or other writing in form acceptable to the Administrative Agent, in its sole discretion; or

(o) the Borrower, such Subsidiary Guarantor or the UK Guarantor, as the case may be, in order to be entitled to collect such Account, is required to perform any additional service for, or perform or incur any additional obligation to, the Person to whom or to which it was made; or

(p) the total Eligible Trade Receivables that are Accounts of such Account Debtor to the Borrower and the UK Guarantor represent more than 20% (or in the case of each of PepsiCo, Inc. and The Coca-Cola Company and their respective Affiliates, 30%) of the Eligible Trade Receivables of the Borrower, the Domestic Subsidiaries and the UK Guarantor at such time, but only to the extent of such excess;

(q) the Administrative Agent, in accordance with its customary criteria, determines, in its sole discretion, that such Account might not be paid or is otherwise ineligible; or

(r) such Account is an Account of the UK Guarantor if (A) any Person seeks to enforce the UK Guarantor’s guarantee of the First Mortgage Notes (unless such attempted enforcement is withdrawn to the satisfaction of the Administrative Agent in its sole discretion) or (B) (1) any Insolvency Proceeding (other than the Cases) involving the UK Guarantor or its property has been commenced and is pending and (2) a court of competent jurisdiction, as reasonably determined by the Administrative Agent, in such Insolvency Proceeding has not entered a final non-appealable order, in form and substance reasonably acceptable to the Administrative Agent, that affords the Administrative Agent and the Secured Parties rights and protections with respect to the UK Guarantor and its interest in the Collateral substantially the same as those provided in the Orders (including staying any action or proceeding to enforce any claim against the UK Guarantor or its property and providing that the claims and Liens of the Administrative Agent and the Secured Parties have the priority and status set forth in the Orders).

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“Environmental Laws” means all applicable Requirements of Law now or hereafter in effect and as amended or supplemented from time to time, relating to pollution or the regulation and protection of human or animal health, safety, the environment or natural resources, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. § 9601 et seq.); the Hazardous Material Transportation Act, as amended (49 U.S.C. § 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. § 136 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. § 6901 et seq.); the Toxic Substance Control Act, as amended (15 U.S.C. § 2601 et seq.); the Clean Air Act, as amended (42 U.S.C. § 7401 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. § 1251 et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. § 651 et seq.); the Safe Drinking Water Act, as amended (42 U.S.C. § 300f et seq.); and each of their state, local and United Kingdom counterparts or equivalents and any transfer of ownership notification or approval statute, including the Industrial Site Recovery Act (N.J. Stat. Ann. § 13:1K-6 et seq.).

“Environmental Liabilities and Costs” means, with respect to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute and whether arising under any Environmental Law, Permit, order or agreement with any Governmental Authority or other Person, in each case relating to any environmental, health or safety condition or to any Release or threatened Release and resulting from the past, present or future operations of, or ownership of property by, such Person or any of its Subsidiaries.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

“Equity Issuance” means the issue or sale of any Stock of the Borrower or any Subsidiary of the Borrower to any Person other than the Borrower or any Subsidiary of the Borrower and other than any issuance of Stock of the Borrower pursuant to the Plan.

“ERISA” means the United States Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control or treated as a single employer with the Borrower or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means (a) a reportable event described in Section 4043(b) or 4043(c)(1), (2), (3), (5), (6), (8) or (9) of ERISA with respect to a Title IV Plan or a Multiemployer Plan with respect to which the applicable reporting requirement is not waived, (b) the withdrawal of the Borrower, any of its Subsidiaries or any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, (c) the complete or partial withdrawal of the Borrower, any of its Subsidiaries or any ERISA Affiliate from any Multiemployer Plan, (d) notice of reorganization or insolvency of a Multiemployer Plan, (e) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA, (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC, (g) the failure to make any required contribution to a Title IV Plan or Multiemployer Plan, (h) the imposition of a lien under Section 412 of the Code or

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Section 302 of ERISA on the Borrower or any of its Subsidiaries or any ERISA Affiliate or (i) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Federal Reserve Board.

“Eurodollar Base Rate” means, with respect to any Interest Period for any Eurodollar Rate Loan, the rate determined by the Administrative Agent to be the offered rate for deposits in Dollars for the applicable Interest Period appearing on the Dow Jones Markets Telerate Page 3750 as of 11:00 a.m., London time, on the second full Business Day next preceding the first day of each Interest Period. In the event that such rate does not appear on the Dow Jones Markets Telerate Page 3750 (or otherwise on the Dow Jones Markets screen), the Eurodollar Base Rate for the purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent, or, in the absence of such availability, the Eurodollar Base Rate shall be, the rate of interest determined by the Administrative Agent to be the average (rounded upward to the nearest whole multiple of 1/16 of one percent per annum, if such average is not such a multiple) of the rates per annum at which deposits in Dollars are offered by the principal office of Citibank in London to major banks in the London interbank market at 11:00 a.m. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to the Eurodollar Rate Loan of Citibank for a period equal to such Interest Period.

“Eurodollar Lending Office” means, with respect to any Revolving Credit Lender, the office of such Revolving Credit Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule II (Applicable Lending Offices and Addresses for Notices) or on the Assignment and Acceptance by which it became a Revolving Credit Lender (or, if no such office is specified, its Domestic Lending Office) or such other office of such Revolving Credit Lender as such Revolving Credit Lender may from time to time specify to the Borrower and the Administrative Agent.

“Eurodollar Rate” means, with respect to any Interest Period for any Eurodollar Rate Loan, an interest rate per annum equal to the greater of (a) 3.00% per annum and (b) the rate per annum obtained by dividing (i) the Eurodollar Base Rate by (ii)(A) a percentage equal to 100% minus (B) the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the Eurodollar Rate is determined) having a term equal to such Interest Period.

“Eurodollar Rate Loan” means any Loan that, for an Interest Period, bears interest based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 9.1 (Events of Default).

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“Excluded Equity” means (i) any Voting Stock in excess of 65% of the total outstanding Voting Stock of any direct Subsidiary of any Guarantor that is a Non-U.S. Person (other than the UK Guarantor) and (ii) the Voting Stock of the Specific IP Subsidiary. For the purposes of this definition, “Voting Stock” means, as to any issuer, the issued and outstanding shares of each class of capital stock or other ownership interests of such issuer entitled to vote (within the meaning of Treasury Regulations § 1.956-2(c)(2)).

“Excluded Property” means, collectively, (i) Excluded Equity, (ii) any permit, lease, license, contract, instrument or other agreement or document held by any Guarantor that prohibits or requires the consent of any Person other than the Borrower and its Affiliates as a condition to the creation by such Grantor of a Lien thereon, and (iii) any permit, lease, license contract or other agreement or document held by any Guarantor to the extent that any Requirement of Law applicable thereto prohibits the creation of a Lien thereon, but only, in the case of (ii) and (iii), to the extent, and for so long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the UCC or any other Requirement of Law, and in the case of (ii), with respect to permits, licenses, leases, contracts, instruments or agreements or documents assumed by the Borrower of any Guarantor without violation of this Agreement or in effect after the Conversion Date; provided, however, “Excluded Property” shall not include any Proceeds, substitutions or replacements of Excluded Property (unless such Proceeds, substitutions or replacements would constitute Excluded Property).

“Existing Agent” means Citicorp North America, Inc., in its capacity as administrative agent under the Existing Credit Agreement.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of February 11, 2005 (as amended by amendment no. 1 dated as of March 11, 2005, amendment no. 2 dated as of August 17, 2005, amendment no. 3 dated as of March 16, 2006 and amendment no. 4 dated as of March 20, 2007), among the Borrower, the institutions party thereto as lenders and issuers and Citicorp USA, Inc., as administrative agent.

“Exit Termination Date” means December 31, 2011.

“Facility” means the Revolving Credit Commitments and the provisions herein related to the Revolving Loans, Swing Loans and Letters of Credit.

“Facility Cash Management Obligations” means any Cash Management Obligation arising in connection with this Agreement or any Loan Document (other than Cash Management Documents).

“Fair Market Value” means (a) with respect to any asset or group of assets (other than a marketable Security) at any date, the value of the consideration obtainable in a sale of such asset at such date assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as reasonably determined by the Board of Directors of the Borrower or, if such asset shall have been the subject of a relatively contemporaneous appraisal by an independent third party appraiser, the basic assumptions underlying which have not materially changed since its date, the value set forth in such appraisal and (b) with respect to any marketable Security at any date, the closing sale price of such Security on the Business Day next preceding such date, as appearing in any published list of any national securities exchange or the NASDAQ Stock Market or, if there is no such closing sale price of such Security, the final price

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for the purchase of such Security at face value quoted on such Business Day by a financial institution of recognized standing regularly dealing in Securities of such type and selected by the Administrative Agent.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Federal Reserve Board” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Fee Letter” shall mean the letter dated as of December 10, 2008, addressed to the Borrower from Citigroup Global Markets Inc. and accepted by the Borrower on December 10, 2008, with respect to certain fees to be paid from time to time to Citicorp and Citigroup Global Markets Inc.

“Final Order” means an order of the Bankruptcy Court pursuant to section 363 and 364 of the Bankruptcy Code, approving this Agreement and the other Loan Documents and authorizing the incurrence by the Loan Parties of post-petition secured and super-priority Indebtedness in accordance with this Agreement, and as to which no stay has been entered and which has not been reversed, modified, vacated or overturned, and which is in form and substance satisfactory to the Requisite Lenders.

“Financial Covenant Debt” of any Person means Indebtedness of the type specified in clauses (a), (b), (d), (e), (f) and (h) of the definition of “Indebtedness” and non-contingent of obligations of the type specified in clause (c) of such definition.

“Financial Statements” means the financial statements of the Borrower and its Subsidiaries delivered in accordance with Section 4.4 (Financial Statements) and Section 6.1 (Financial Statements).

“First Day Orders” means all orders entered by the Bankruptcy Court on the Petition Date or within five Business Days of the Petition Date or based on motions filed on the Petition Date.

“First Mortgage Collateral” means the Collateral set forth on Schedule III (First Mortgage Collateral).

“First Mortgage Notes” means the floating rate notes due 2012 issued by the Borrower under the First Mortgage Notes Indenture and any Refinancing Indebtedness (as defined in the First Mortgage Notes Indenture) with respect thereto obtained after the Conversion Date that is on terms not materially less favorable in the aggregate to the Lenders and does not require any payment of principal prior to 90 days following the Maturity Date.

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“First Mortgage Notes Indenture” means the Indenture, dated as of February 11, 2005, between the Borrower and The Bank of New York, as Trustee.

“Fiscal Quarter” means each of the three month periods ending on March 31, June 30, September 30 and December 31.

“Fiscal Year” means the twelve month period ending on December 31.

“Foreign Subsidiary” any Subsidiary that is not a Domestic Subsidiary.

“Fund” means any Person (other than a natural Person) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, that are applicable to the circumstances as of the date of determination.

“Governmental Authority” means any nation, sovereign or government, any state or other political subdivision thereof and any entity or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any central bank or stock exchange.

“Guarantor” means the UK Guarantor and each Subsidiary Guarantor.

“Guaranty Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any Indebtedness of another Person, if the purpose or intent of such Person in incurring the Guaranty Obligation is to provide assurance to the obligee of such Indebtedness that such Indebtedness will be paid or discharged, that any agreement relating thereto will be complied with, or that any holder of such Indebtedness will be protected (in whole or in part) against loss in respect thereof, including (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of Indebtedness of another Person and (b) any liability of such Person for Indebtedness of another Person through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such Indebtedness or any security therefor or to provide funds for the payment or discharge of such Indebtedness (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise), (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another Person, (iii) to make take-or-pay or similar payments, if required, regardless of non-performance by any other party or parties to an agreement, (iv) to purchase, sell or lease (as lessor or lessee) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss or (v) to supply funds to, or in any other manner invest in, such other Person (including to pay for property or services irrespective of whether such property is received or such services are rendered), if in the case of any agreement described under clause (b)(i), (ii), (iii), (iv) or (v) above the primary purpose or intent thereof is to provide assurance that Indebtedness of another Person will be paid or discharged, that any agreement

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relating thereto will be complied with or that any holder of such Indebtedness will be protected (in whole or in part) against loss in respect thereof. The amount of any Guaranty Obligation shall be equal to the amount of the Indebtedness so guaranteed or otherwise supported.

“Hedging Contract Reserve” means such amounts as the Administrative Agent may from time to time establish against the Facility, in the Administrative Agent’s sole discretion exercised in accordance with customary business practices for comparable asset based transactions, in connection with Hedging Contracts and other credit products entered into by any Loan Party and a Lender or an Affiliate of a Lender (other than, to the extent cash collateralized pursuant to the Orders or, after the Conversion Date, arrangements satisfactory to Citigroup Financial Products, Inc., the ISDA Master Agreement, Schedule and Trade Confirmation, each dated May 16, 2005, as amended, between the Borrower and Citigroup Financial Products Inc.).

“Hedging Contracts” means all Interest Rate Contracts, foreign exchange contracts, currency swap or option agreements, forward contracts, commodity swap, purchase or option agreements, other commodity price hedging arrangements and all other similar agreements or arrangements designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices.

“Indebtedness” of any Person means without duplication (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments or that bear interest, (c) all reimbursement and all obligations with respect to letters of credit, bankers’ acceptances, surety bonds and performance bonds, whether or not matured, (d) all indebtedness for the deferred purchase price of property or services, other than trade payables incurred in the ordinary course of business that are not overdue, (e) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all Capital Lease Obligations of such Person and the present value of future rental payments under all synthetic leases, (g) all Guaranty Obligations of such Person, (h) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any Stock or Stock Equivalents of such Person, valued, in the case of redeemable preferred stock, at the greater of its voluntary liquidation preference and its involuntary liquidation preference plus accrued and unpaid dividends, (i) all payments that such Person would have to make in the event of an early termination on the date Indebtedness of such Person is being determined in respect of Hedging Contracts of such Person and (j) all Indebtedness of the type referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including Accounts and General Intangibles) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Indemnified Matter” has the meaning specified in Section 11.4 (Indemnities).

“Indemnitee” has the meaning specified in Section 11.4 (Indemnities).

“Initial Appraisals” has the meaning specified in Section 3.1(h) (Conditions Precedent to Initial Loans and Letters of Credit).

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“Insolvency Proceeding” means in each case with respect to any Loan Party or any property or Indebtedness of any Loan Party, (a)(i) any voluntary or involuntary case or proceeding under any Bankruptcy Law or any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, (ii) any case or proceeding seeking receivership, liquidation, reorganization, winding up or other similar case or proceeding, (iii) any case or proceeding seeking arrangement, adjustment, protection, relief or composition of any debt and (iv) any case or proceeding seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee, compulsory manager, administrator or other similar official, (b) any liquidation, dissolution, reorganization, debt moratorium, winding up, receivership, administration or scheme of arrangement, voluntary or involuntary and whether or not involving any Bankruptcy Law and (c) the enforcement of any lien or other right in or to property securing indebtedness and (d) any general assignment for the benefit of creditors or any other marshalling of assets and liabilities.

“Intellectual Property” means, collectively, all rights, priorities and privileges of any Loan Party relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks, Trademark Licenses, trade secrets and Internet domain names, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercreditor Agreement” means that certain Access, Use and Intercreditor Agreement by and among the Administrative Agent and The Bank of New York as trustee under the First Mortgage Notes Indenture substantially in the form attached hereto as Exhibit K (Form of Intercreditor Agreement).

“Interest Expense” means, for any Person for any period, (a) Consolidated total interest expense of such Person and its Subsidiaries for such period and including, in any event, interest capitalized during such period and net costs under Interest Rate Contracts for such period minus (b) any Consolidated interest income of such Person and its Subsidiaries for such period.

“Interest Period” means, in the case of any Eurodollar Rate Loan, (a) initially, the period commencing on the date such Eurodollar Rate Loan is made or on the date of conversion of a Base Rate Loan to such Eurodollar Rate Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its Notice of Borrowing or Notice of Conversion or Continuation given to the Administrative Agent pursuant to Section 2.2 (Borrowing Procedures) or 2.11 (Conversion/Continuation Option) and (b) thereafter, if such Loan is continued, in whole or in part, as a Eurodollar Rate Loan pursuant to Section 2.11 (Conversion/Continuation Option), a period commencing on the last day of the immediately preceding Interest Period therefor and ending one, two, three or six months thereafter (or, during the period from the Closing until the earlier of (x) 45 Business Days after the Closing Date and (y) the time at which the Arranger has determined that a successful syndication has been completed, one or two weeks thereafter), as selected by the Borrower in its Notice of Conversion or Continuation given to the Administrative Agent pursuant to Section 2.11 (Conversion/Continuation Option); provided, however, that all of the foregoing provisions relating to Interest Periods in respect of Eurodollar Rate Loans are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to extend such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

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(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

(iii) the Borrower may not select any Interest Period that ends after the date of a scheduled principal payment on the Loans as set forth in Article II (The Facility) unless, after giving effect to such selection, the aggregate unpaid principal amount of the Loans for which Interest Periods end after such scheduled principal payment shall be equal to or less than the principal amount to which the Loans are required to be reduced after such scheduled principal payment is made;

(iv) the Borrower may not select any Interest Period in respect of Loans having an aggregate principal amount of less than $5,000,000; and

(v) there shall be outstanding at any one time no more than five (5) Interest Periods in the aggregate.

“Interest Rate Contracts” means all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and interest rate insurance.

“Interim Order” means that certain order issued by the Bankruptcy Court in substantially the form of Exhibit L (Form of Interim Order) and otherwise in form and substance satisfactory to the Administrative Agent in its sole discretion.

“Investment” means, with respect to any Person, (a) any purchase or other acquisition by such Person of (i) any Security issued by, (ii) a beneficial interest in any Security issued by, or (iii) any other equity ownership interest in, any other Person, (b) any purchase by such Person of all or a significant part of the assets of a business conducted by any other Person, or all or substantially all of the assets constituting the business of a division, branch or other unit operation of any other Person, (c) any loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable and similar items made or incurred in the ordinary course of business as presently conducted) or capital contribution by such Person to any other Person, including all Indebtedness of any other Person to such Person arising from a sale of property by such Person other than in the ordinary course of its business and (d) any Guaranty Obligation incurred by such Person in respect of Indebtedness of any other Person.

“IRS” means the Internal Revenue Service of the United States or any successor thereto.

“Issue” means, with respect to any Letter of Credit, to issue (including any deemed issuance pursuant to Section 2.4(k) (Letters of Credit)), extend the expiry of, renew or increase the maximum face amount (including by deleting or reducing any scheduled decrease in such maximum face amount) of, such Letter of Credit. The terms “Issued” and “Issuance” shall have a corresponding meaning.

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“Issuer” means each Lender or Affiliate of a Lender that (a) is listed on the signature pages hereof as an “Issuer” or (b) hereafter becomes an Issuer with the approval of the Administrative Agent and the Borrower by agreeing pursuant to an agreement with and in form and substance satisfactory to the Administrative Agent and the Borrower to be bound by the terms hereof applicable to Issuers.

“Land” of any Person means all of those plots, pieces or parcels of land now owned, leased or hereafter acquired or leased or purported to be owned, leased or hereafter acquired or leased (including, in respect of the Loan Parties, as reflected in the most recent Financial Statements) by such Person.

“Landlord Waiver” means a letter or agreement in form and substance reasonably acceptable to the Administrative Agent and executed by a landlord in respect of Inventory of the Borrower, the Domestic Subsidiaries or the UK Guarantor located at any leased premises of the Borrower, the Domestic Subsidiaries or the UK Guarantor pursuant to which such landlord, among other things, waives or subordinates on terms and conditions reasonably acceptable to the Administrative Agent any Lien such landlord may have in respect of such Inventory.

“Leases” means, with respect to any Person, all of those leasehold estates in real property of such Person, as lessee, as such may be amended, supplemented or otherwise modified from time to time.

“Lender” means the Swing Loan Lender and each other financial institution or other entity that (a) is listed on the signature pages hereof as a “Lender” or (b) from time to time becomes a party hereto by execution of an Assignment and Acceptance.

“Letter of Credit” means any letter of credit Issued pursuant to Section 2.4 (Letters of Credit).

“Letter of Credit Obligations” means, at any time, the aggregate of all liabilities at such time of the Borrower to all Issuers with respect to Letters of Credit, whether or not any such liability is contingent, including, without duplication, the sum of (a) the Reimbursement Obligations at such time and (b) the Letter of Credit Undrawn Amounts at such time.

“Letter of Credit Reimbursement Agreement” has the meaning specified in Section 2.4(a)(v) (Letters of Credit).

“Letter of Credit Request” has the meaning specified in Section 2.4(c) (Letters of Credit).

“Letter of Credit Sublimit” means $15,000,000.

“Letter of Credit Undrawn Amounts” means, at any time, the aggregate undrawn face amount of all Letters of Credit outstanding at such time.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, lien (statutory or other), security interest or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever intended to assure payment of any Indebtedness or the performance of any other obligation, including any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease and any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC or comparable law of any jurisdiction naming the owner of the asset to which such Lien relates as debtor.

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“Loan” means any loan made by any Lender pursuant to this Agreement.

“Loan Documents” means, collectively, this Agreement, the Revolving Credit Notes (if any), the Fee Letter, each Letter of Credit Reimbursement Agreement, each Hedging Contract assumed as part of the Cases, each Hedging Contract between any Loan Party and any Person that was a Lender or an Affiliate of a Lender at the time it entered into such Hedging Contract, each Cash Management Document, the Collateral Documents and each certificate, agreement or document executed by a Loan Party and delivered to the Administrative Agent or any Lender in connection with or pursuant to any of the foregoing.

“Loan Party” means each of the Borrower, the UK Guarantor, each other Guarantor and each other Subsidiary of the Borrower that executes and delivers a Loan Document.

“Material Adverse Change” means a material adverse change in any of (a) the condition (financial or otherwise), business, performance, prospects, operations, contingent liabilities, material agreement or properties of the Borrower and its Subsidiaries, taken as a whole, (b) the legality, validity or enforceability of any Loan Document or any Related Document, (c) the perfection or priority of the Liens granted pursuant to the Collateral Documents, (d) the ability of the Borrower to repay the Obligations or of the other Loan Parties to perform their respective obligations under the Loan Documents or (e) the rights and remedies of the Administrative Agent, the Lenders or the Issuers under the Loan Documents.

“Material Adverse Effect” means an effect that results in or causes, or could reasonably be expected to result in or cause, a Material Adverse Change.

“Maturity Date” means the DIP Termination Date unless the Conversion Date occurs, in which case it means the Exit Termination Date.

“Maximum Credit” means, at any time, (a) the lesser of (i) the Revolving Credit Commitments in effect at such time and (ii) the Borrowing Base at such time minus (b) the amount of any Availability Reserve in effect at such time.

“Moody’s” means Moody’s Investors Services, Inc.

“Monthly Available Credit” means, as of the date of determination, the average daily Available Credit for the immediately preceding calendar month.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower, any of its Subsidiaries or any ERISA Affiliate has any obligation or liability, contingent or otherwise.

“Net Cash Proceeds” means proceeds received by the Borrower or any of its Subsidiaries after the Closing Date in cash or Cash Equivalents from any (a) Asset Sale, other than (x) the sale of assets or property securing the First Mortgage Notes to the extent that the proceeds thereof are required to be applied to the obligations in respect of the First Mortgage Notes and (y) an Asset Sale permitted under Section 8.4 (a), (b), (c), (d) or (e) (Sale of Assets),

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net of (i) the reasonable cash costs of sale, assignment or other disposition, (ii) taxes paid or reasonably estimated to be payable as a result thereof and (iii) any amount required to be paid or prepaid on Indebtedness (other than the Obligations) secured by the assets subject to such Asset Sale, provided, however, that evidence of each of clauses (i), (ii) and (iii) above is provided to the Administrative Agent in form and substance satisfactory to it, (b) Property Loss Event or (c)(i) Equity Issuance (other than any such issuance of common Stock of the Borrower occurring in the ordinary course of business to any director, member of the management or employee of the Borrower or its Subsidiaries or to any Affiliate of the Borrower that is not a Subsidiary of the Borrower) or (ii) any Debt Issuance permitted under Section 8.1(j) or (p) (Indebtedness), in each case net of brokers’ and advisors’ fees and other costs incurred in connection with such transaction; provided, however, that in the case of this clause (c), evidence of such costs is provided to the Administrative Agent in form and substance satisfactory to it.

“Non-Cash Interest Expense” means, with respect to any Person for any period, the sum of the following amounts to the extent included in the definition of Interest Expense (a) the amount of debt discount and debt issuance costs amortized, (b) charges relating to write-ups or write-downs in the book or carrying value of existing Financial Covenant Debt, (c) interest payable in evidences of Indebtedness or by addition to the principal of the related Indebtedness and (d) other non-cash interest.

“Non-Consenting Lender” has the meaning specified in Section 11.1(c) (Amendments, Waivers, Etc.).

“Non-U.S. Lender” means each Lender (or the Administrative Agent) that is not a United States person as defined in Section 7701(a)(30) of the Code.

“Non-U.S. Person” means any Person that is not a Domestic Person.

“Normal Monthly Adjustments” means, those adjustments made by management (or proposed by auditors) in connection with the closing of the monthly financial statements between the time of the preliminary closing of the monthly financial statements and both (i) the Borrower’s final closing of the books each month and (ii) the filing with the SEC of the quarterly or annual reports required by Sections 6.1( b) and (c) at any time.

“Notice of Borrowing” has the meaning specified in Section 2.2(a) (Borrowing Procedures).

“Notice of Conversion or Continuation” has the meaning specified in Section 2.11 (Conversion/Continuation Option).

“Obligations” means the Loans, the Letter of Credit Obligations and all other amounts, obligations, covenants and duties owing by the Borrower to the Administrative Agent, any Lender, any Issuer, any Affiliate of any of them or any Indemnitee, of every type and description (whether by reason of an extension of credit, opening or amendment of a letter of credit or payment of any draft drawn or other payment thereunder, loan, guaranty, indemnification, foreign exchange or currency swap transaction, interest rate hedging transaction or otherwise), present or future, arising under this Agreement, any other Loan Document (including Cash Management Documents and Hedging Contracts that are Loan Documents), whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired and whether or not

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evidenced by any note, guaranty or other instrument or for the payment of money, including all letter of credit, cash management and other fees, interest, charges, expenses, attorneys’ fees and disbursements, Cash Management Obligations and other sums chargeable to the Borrower under this Agreement, any other Loan Document (including Cash Management Documents and Hedging Contracts that are Loan Documents) and all obligations of the Borrower under any Loan Document to provide cash collateral for any Letter of Credit Obligation.

“Orderly Liquidation Percentage” means the orderly liquidation value on an as-is-where-is basis (net of costs and expenses incurred in connection with liquidation) of inventory as a percentage of the cost of such Inventory, which percentage shall be determined by reference to the most recent third-party Appraisal of such Inventory received by the Administrative Agent.

“Orders” means the Interim Order or the Final Order, as applicable.

“Patent License” means all agreements, whether written or oral, providing for the grant by or to any Loan Party or of any right to manufacture, have manufactured, use, import, sell or offer for sale any invention covered in whole or in part by a Patent.

“Patents” means (a) all letters patent of the United States, any other country or any political subdivision thereof and all reissues and extensions thereof, (b) all applications for letters patent of the United States or any other country and all divisionals, continuations and continuations-in-part thereof and (c) all rights to obtain any reissues, continuations or continuations-in-part of the foregoing.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Permit” means any permit, approval, authorization, license, variance or permission required from a Governmental Authority under an applicable Requirement of Law.

“Permitted Prepetition Claim Payment” means a payment (as adequate protection or otherwise) that is made by a Loan Party that is a debtor in one of the Cases on account of any claim arising or deemed to have arisen prior to the commencement of the Cases, which is made (i) pursuant to authority granted by any Order or First Day Order, (ii) on account of claims in respect of the assumption of leases, (iii) with the consent of the Administrative Agent, (iv) to pay the Obligations (as defined in the Existing Credit Agreement), (v) to pay the interest obligations owed under the First Mortgage Notes or the First Mortgage Notes Indenture, (vi) in respect of other amounts not exceeding $100,000 in the aggregate or (vii) pursuant to the Plan.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, estate, trust, limited liability company, unincorporated association, joint venture or other entity or a Governmental Authority.

“Petition Date” has the meaning specified in the recitals to this Agreement.

“Plan” means the joint plan of reorganization filed by the Borrower and the Guarantors on the Petition Date, which contemplates either payment in full of the Obligations or the occurrence of the Conversion Date, does not impair the holders of the First Mortgage Notes, provides for the conversion of the Senior Sub Notes to equity and is otherwise acceptable to the

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Lenders in their sole discretion; provided, however, that if the Case with respect to the UK Guarantor is dismissed for lack of jurisdiction then the Plan need not include the UK Guarantor as one of the reorganized debtors as long as the other criteria set forth in this paragraph for the Plan are satisfied.

“Pledged Collateral” means any Collateral consisting of Instruments or Investment Property.

“Pledged Debt Instruments” has the meaning specified in the applicable Security Agreement.

“Pledged Stock” has the meaning specified in the applicable Security Agreement.

“Prepetition Indebtedness” means, as of any date of determination, all Obligations as defined in the Existing Credit Agreement.

“Pro Forma Basis” means, with respect to any determination for any period, that such determination shall be made giving pro forma effect to each acquisition consummated during such period, together with all transactions relating thereto consummated during such period (including any incurrence, assumption, refinancing or repayment of Indebtedness), as if such acquisition and related transactions had been consummated on the first day of such period, in each case based on historical results accounted for in accordance with GAAP and, to the extent applicable, reasonable assumptions that are specified in details in the relevant Compliance Certificate, Financial Statement or other document provided to the Administrative Agent or any Lender in connection herewith in accordance with Regulation S-X of the Securities Act of 1933.

“Projections” means those financial projections dated November 6, 2008 covering the fiscal years ending in 2008 through 2012 inclusive, delivered to the Lenders by the Borrower.

“Property Loss Event” means (a) any loss of or damage to property of the Borrower or any of its Subsidiaries (other than assets or property securing the First Mortgage Notes to the extent that the proceeds thereof are required to be applied to the obligations in respect of the First Mortgage Notes) that results in the receipt by such Person of proceeds of insurance whose Dollar Equivalent exceeds $3,000,000 (individually or in the aggregate) or (b) any taking of property of the Borrower or any of its Subsidiaries that results in the receipt by such Person of a compensation payment in respect thereof whose Dollar Equivalent exceeds $3,000,000 (individually or in the aggregate).

“Protective Advances” means all expenses, disbursements and advances incurred by the Administrative Agent pursuant to the Loan Documents after the occurrence and during the continuance of an Event of Default that the Administrative Agent, in its sole discretion, deems necessary or desirable to preserve or protect the Collateral or any portion thereof or to enhance the likelihood, or maximize the amount, of repayment of the Obligations.

“Purchasing Lender” has the meaning specified in Section 11.7 (Sharing of Payments, Etc.).

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“Ratable Portion” or (other than in the expression “equally and ratably”) “ratably” means, with respect to any Revolving Credit Lender, the percentage obtained by dividing (a) the Revolving Credit Commitment of such Revolving Credit Lender by (b) the aggregate Revolving Credit Commitments of all Revolving Credit Lenders (or, at any time after the Revolving Credit Termination Date, the percentage obtained by dividing the aggregate outstanding principal balance of the Revolving Credit Outstandings owing to such Revolving Credit Lender by the aggregate outstanding principal balance of the Revolving Credit Outstandings owing to all Revolving Credit Lenders).

“Real Property” of any Person means the Land of such Person, together with the right, title and interest of such Person, if any, in and to the streets, the Land lying in the bed of any streets, roads or avenues, opened or proposed, in front of, the air space and development rights pertaining to the Land and the right to use such air space and development rights, all rights of way, privileges, liberties, tenements, hereditaments and appurtenances belonging or in any way appertaining thereto, all fixtures, all easements now or hereafter benefiting the Land and all royalties and rights appertaining to the use and enjoyment of the Land, including all alley, vault, drainage, mineral, water, oil and gas rights, together with all of the buildings and other improvements now or hereafter erected on the Land and any fixtures appurtenant thereto.

“Register” has the meaning specified in Section 11.2(c) (Assignments and Participations).

“Reimbursement Date” has the meaning specified in Section 2.4(h) (Letters of Credit).

“Reimbursement Obligations” means, as and when matured, the obligation of the Borrower to pay, on the date payment is made or scheduled to be made to the beneficiary under each such Letter of Credit (or at such other date as may be specified in the applicable Letter of Credit Reimbursement Agreement), all amounts of each drafts and other requests for payments drawn under Letters of Credit, and all other matured reimbursement or repayment obligations of the Borrower to any Issuer with respect to amounts drawn under Letters of Credit.

“Related Documents” means the First Mortgage Notes Indenture, the Senior Sub Notes Indenture and each other document and instrument executed with respect to either thereof.

“Release” means, with respect to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration, in each case, of any Contaminant into the indoor or outdoor environment or into or out of any property owned, leased or operated by such Person, including the movement of Contaminants through or in the air, soil, surface water, ground water or property.

“Remedial Action” means all actions required to (a) clean up, remove, treat or in any other way address any Contaminant in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release so that a Contaminant does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

“Requirement of Law” means, with respect to any Person, the common law and all federal, state, local and foreign laws, treaties, rules and regulations, orders, judgments, decrees and other determinations of, concessions, grants, franchises, licenses and other Contractual Obligations with, any Governmental Authority or arbitrator, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

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“Requisite Lenders” means, collectively, Revolving Credit Lenders having more than fifty percent (50%) of the aggregate outstanding amount of the Revolving Credit Commitments or, after the Revolving Credit Termination Date, more than fifty percent (50%) of the aggregate Revolving Credit Outstandings. The Revolving Credit Commitments and the Revolving Credit Outstandings of a Defaulting Lender shall not be included in the calculation of “Requisite Lenders.”

“Responsible Officer” means, with respect to any Person, any of the principal executive officers, managing members or general partners of such Person but, in any event, with respect to financial matters, the chief financial officer, treasurer or controller of such Person.

“Restricted Payment” means (a) any dividend, distribution or any other payment whether direct or indirect, on account of any Stock or Stock Equivalent of the Borrower or any of its Subsidiaries now or hereafter outstanding and (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Stock or Stock Equivalent of the Borrower or any of its Subsidiaries now or hereafter outstanding.

“Revolving Credit Commitment” means, with respect to each Revolving Credit Lender, the commitment of such Revolving Credit Lender to make Revolving Loans and acquire interests in other Revolving Credit Outstandings in the aggregate principal amount outstanding not to exceed the amount set forth opposite such Revolving Credit Lender’s name on Schedule I (Revolving Credit Commitments) under the caption “Revolving Credit Commitment,” as amended to reflect each Assignment and Acceptance executed by such Revolving Credit Lender and as such amount may be reduced pursuant to this Agreement.

“Revolving Credit Lender” means each Lender other than the Swing Loan Lender.

“Revolving Credit Note” means a promissory note of the Borrower payable to the order of any Revolving Credit Lender in a principal amount equal to the amount of such Revolving Credit Lender’s Revolving Credit Commitment evidencing the aggregate Indebtedness of the Borrower to such Revolving Credit Lender resulting from the Revolving Loans owing to such Revolving Credit Lender.

“Revolving Credit Outstandings” means, at any particular time, the sum of (a) the principal amount of the Revolving Loans outstanding at such time, (b) the Letter of Credit Obligations outstanding at such time and (c) the principal amount of the Swing Loans outstanding at such time.

“Revolving Credit Termination Date” shall mean the earliest of (a) the Maturity Date, (b) the date of termination of all of the Revolving Credit Commitments pursuant to Section 2.5 (Reduction and Termination of the Revolving Credit Commitments) and (c) the date on which the Obligations become due and payable pursuant to Section 9.2 (Remedies).

“Revolving Loan” has the meaning specified in Section 2.1 (The Revolving Credit Commitments).

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“S&P” means Standard & Poor’s Rating Services.

“Sarbanes-Oxley Act” means the United States Sarbanes-Oxley Act of 2002.

“Secured Obligations” means, in the case of the Borrower, the Obligations and, in the case of any other Loan Party, the obligations of such Loan Party under this Agreement and the other Loan Documents to which it is a party.

“Secured Parties” means the Lenders, the Issuers, the Administrative Agent, the Security Trustee and any other holder of any Secured Obligation.

“Securities Account Control Agreement” has the meaning specified in the applicable Security Agreement.

“Security” means any Stock, Stock Equivalent, voting trust certificate, bond, debenture, note or other evidence of Indebtedness, whether secured, unsecured, convertible or subordinated, or any certificate of interest, share or participation in, any temporary or interim certificate for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing, but shall not include any evidence of the Obligations.

“Security Agreements” means the Amendment and Restatement of Security Interest, the UK Debenture, the UK Share Mortgage, the UK Security Trust Deed, the UK Debenture Confirmation Deed, the UK Share Mortgage Confirmation Deed and each other pledge, debenture, security agreement (or similar agreement for the purpose of providing a Lien in favor of a Secured Party) executed and delivered by a Loan Party in connection with this Agreement.

“Security Trustee” means Citibank, N.A., London Branch, as Security Trustee under the UK Security Trust Deed.

“Selling Lender” has the meaning specified in Section 11.7 (Sharing of Payments, Etc.).

“Senior Sub Notes Indenture” means the Indenture, dated as of November 20, 2002, between the Borrower and Wells Fargo Bank Minnesota, National Association, as Trustee.

“Senior Sub Notes” means the 11% Senior Subordinated Notes due 2012 issued pursuant to the Senior Sub Notes Indenture.

“Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

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“Special IP Subsidiary” means any Subsidiary that the Borrower may, with the consent of the Administrative Agent, create to own certain Intellectual Property acquired after the date hereof.

“Special Purpose Vehicle” means any special purpose funding vehicle identified as such in writing by any Lender to the Administrative Agent.

“Specific IP Subsidiary” means any direct or indirect Subsidiary of the Borrower whose sole purpose is holding and licensing Intellectual Property acquired from a third party on a single occasion after the date hereof and identified to, and approved on the date hereof by, the Administrative Agent

“Standby Letter of Credit” means any Letter of Credit that is not a Documentary Letter of Credit.

“Stock” means shares of capital stock (whether denominated as common stock or preferred stock), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.

“Subordinated Debt” has the meaning specified in Section 8.1(p)(Indebtedness).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other business entity of which an aggregate of 50% or more of the outstanding Voting Stock is, at the time, directly or indirectly, owned or controlled by such Person or one or more Subsidiaries of such Person.

“Subsidiary Guarantor” means each Domestic Subsidiary of the Borrower (other than any Special IP Subsidiary or Specific IP Subsidiary).

“Substitute Institution” has the meaning specified in Section 2.17 (Substitution of Lenders).

“Swing Loan” has the meaning specified in Section 2.3 (Swing Loans).

“Swing Loan Lender” means Citicorp or any other Revolving Credit Lender that becomes the Administrative Agent or agrees, with the approval of the Administrative Agent and the Borrower, to act as the Swing Loan Lender hereunder, in each case in its capacity as the Swing Loan Lender hereunder.

“Swing Loan Request” has the meaning specified in Section 2.3(b) (Swing Loans).

“Swing Loan Sublimit” means $15,000,000.

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“Tax Affiliate” means, with respect to any Person, (a) any Subsidiary of such Person and (b) any Affiliate of such Person with which such Person files or is eligible to file consolidated, combined or unitary tax returns.

“Tax Return” has the meaning specified in Section 4.8(a) (Taxes).

“Taxes” has the meaning specified in Section 2.16(a) (Taxes).

“Title IV Plan” means a pension plan, other than a Multiemployer Plan, covered by Title IV of ERISA and to which the Borrower, any of its Subsidiaries or any ERISA Affiliate has any obligation or liability, contingent or otherwise.

“Trademark License” means any agreement, whether written or oral, providing for the grant by or to any Loan Party of any right to use any Trademark.

“Trademarks” means (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and, in each case, all goodwill associated therewith, whether now existing or hereafter adopted or acquired, all registrations and recordings thereof and all applications in connection therewith, in each case whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto, and (b) the right to obtain all renewals thereof.

“UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York; provided, however, that, in the event that, by reason of mandatory provisions of law, any of the attachment, perfection or priority of the Administrative Agent’s and the Secured Parties’ security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

“UK Debenture” means the debenture, in substantially the form of Exhibit I-2 (Form of UK Debenture) or other form acceptable to the Administrative Agent, executed by the UK Guarantor.

“UK Debenture Confirmation Deed” means that Confirmation Deed, in substantially the form of Exhibit I-5 (Form of UK Debenture Confirmation Deed) or other form acceptable to the Administrative, executed by the UK Guarantor and Citibank, N.A. as Security Trustee.

“UK Guarantor” has the meaning specified in the preamble to this Agreement.

“UK Pension Plan” means any arrangement or practice to provide pensions, gratuities, lump sums or other “relevant benefits” within the meaning of Section 612 of the Income and Corporation Taxes Act 1988 to or for the benefit of any UK employee of the Borrower or its Subsidiaries or the dependants of any such employee.

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“UK Pensions Regulator” means the Regulator as defined in Section 1 of the Pensions Act 2004.

“UK Regulation” has the meaning specified in Section 4.6 (Solvency).

“UK Security Trust Deed” means the security trust deed, in substantially the form of Exhibit I-4 (Form of UK Security Trust Deed) or other form acceptable to the Administrative Agent, executed by the UK Guarantor and the Security Trustee.

“UK Share Mortgage” means the share mortgage over the shares of the UK Guarantor, in substantially the form of Exhibit I-3 (Form of UK Share Mortgage) or other form acceptable to the Administrative Agent, by Constar Foreign Holdings, Inc. in favor of the Citibank, N.A., as Security Trustee.

“UK Share Mortgage Confirmation Deed” means that Confirmation Deed, in substantially the form of Exhibit I-6 (Form of UK Share Mortgage Confirmation Deed) or other form acceptable to the Administrative, executed by Constar Foreign Holdings, Inc. in favor of the Administrative Agent.

“Unfunded Pension Liability” means, with respect to the Borrower or any of its Subsidiaries at any time, the sum of (a) the amount, if any, by which the present value of all accrued benefits under each (i) Title IV Plan (other than any Title IV Plan subject to Section 4063 of ERISA), (ii) UK Pension Plan and (iii) any other defined benefit pension plan maintained outside the US for the benefit of employees of the Borrower or its Subsidiaries, exceeds the fair market value of all assets of such plan allocable to such benefits in accordance with Title IV of ERISA or other applicable foreign law, as determined as of the most recent valuation date for such plan using the actuarial assumptions in effect under such plan, (b) the aggregate amount of withdrawal liability that could be assessed under Section 4063 with respect to each Title IV Plan subject to such section, separately calculated for each such Title IV Plan as of its most recent valuation date and (c) for a period of five years following a transaction reasonably likely to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by the Borrower, any of its Subsidiaries or any ERISA Affiliate as a result of such transaction.

“Unused Commitment Fee” has the meaning specified in Section 2.12(a) (Fees).

“Updated Appraisal” means each appraisal (other than the Initial Appraisals) that is conducted after the Closing Date pursuant to Section 6.12(b) (Borrowing Base Determination) for purpose of determining the Borrowing Base, in form and substance to the Administrative Agent and performed by an appraiser that is satisfactory to the Administrative Agent.

“Voting Stock” means Stock of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or other controlling Persons, of such Person (irrespective of whether, at the time, Stock of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingency).

“Wholly-Owned Subsidiary” of any Person means any Subsidiary of such Person, all of the Stock of which (other than director’s qualifying shares, as may be required by law) is owned by such Person, either directly or indirectly through one or more Wholly-Owned Subsidiaries of such Person.

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“Withdrawal Liability” means, with respect to the Borrower or any of its Subsidiaries at any time, the aggregate liability incurred (whether or not assessed) with respect to all Multiemployer Plans pursuant to Section 4201 of ERISA or for increases in contributions required to be made pursuant to Section 4243 of ERISA.

Section 1.2 Computation of Time Periods

In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

Section 1.3 Accounting Terms and Principles

(a) Except as set forth below, all accounting terms not specifically defined herein shall be construed in conformity with GAAP and all accounting determinations required to be made pursuant hereto (including for purpose of measuring compliance with Article V (Financial Covenants)) shall, unless expressly otherwise provided herein, be made in conformity with GAAP.

(b) If any change in the accounting principles used in the preparation of the most recent Financial Statements referred to in Section 6.1 (Financial Statements) is hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successors thereto) and such change is adopted by the Borrower with the agreement of the Borrower’s Accountants and results in a change in any of the calculations of the Borrowing Base or in any of the calculations required by Article V (Financial Covenants) or VIII (Negative Covenants) that would not have resulted had such accounting change not occurred, the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such change such that the criteria for evaluating compliance with such covenants by the Borrower shall be the same after such change as if such change had not been made; provided, however, that no change in GAAP that would affect a calculation that measures compliance with any covenant contained in Article V (Financial Covenants) or VIII (Negative Covenants) shall be given effect until such provisions are amended to reflect such changes in GAAP.

(c) For purposes of making all financial calculations to determine compliance with Article V (Financial Covenants), all components of such calculations shall be adjusted to include or exclude, as the case may be, without duplication, such components of such calculations attributable to any business or assets that have been acquired by the Borrower or any of its Subsidiaries after the first day of the applicable period of determination and prior to the end of such period, as determined in good faith by the Borrower on a Pro Forma Basis.

Section 1.4 Conversion of Foreign Currencies

(a) Financial Covenant Debt. Financial Covenant Debt denominated in any currency other than Dollars shall be calculated using the Dollar Equivalent thereof as of the date of the Financial Statements on which such Financial Covenant Debt is reflected.

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(b) Dollar Equivalents. The Administrative Agent shall determine the Dollar Equivalent of any amount as required hereby, and a determination thereof by the Administrative Agent shall be conclusive absent manifest error. The Administrative Agent may, but shall not be obligated to, rely on any determination made by any Loan Party in any document delivered to the Administrative Agent. The Administrative Agent may determine or redetermine the Dollar Equivalent of any amount on any date either in its own discretion or upon the request of any Lender or Issuer.

(c) Rounding-Off. The Administrative Agent may set up appropriate rounding off mechanisms or otherwise round-off amounts hereunder to the nearest higher or lower amount in whole Dollar or cent to ensure amounts owing by any party hereunder or that otherwise need to be calculated or converted hereunder are expressed in whole Dollars or in whole cents, as may be necessary or appropriate.

Section 1.5 Certain Terms

(a) The terms “herein,” “hereof”, “hereto” and “hereunder” and similar terms refer to this Agreement as a whole and not to any particular Article, Section, subsection or clause in, this Agreement.

(b) Unless otherwise expressly indicated herein, (i) references in this Agreement to an Exhibit, Schedule, Article, Section, clause or sub-clause refer to the appropriate Exhibit or Schedule to, or Article, Section, clause or sub-clause in this Agreement and (ii) the words “above” and “below”, when following a reference to a clause or a sub-clause of any Loan Document, refer to a clause or sub-clause within, respectively, the same Section or clause.

(c) Each agreement defined in this Article I shall include all appendices, exhibits and schedules thereto. Unless the prior written consent of the Requisite Lenders is required hereunder for an amendment, restatement, supplement or other modification to any such agreement and such consent is not obtained, references in this Agreement to such agreement shall be to such agreement as so amended, restated, supplemented or modified.

(d) References in this Agreement to any statute shall be to such statute as amended or modified from time to time and to any successor legislation thereto, in each case as in effect at the time any such reference is operative.

(e) The term “including” when used in any Loan Document means “including without limitation” except when used in the computation of time periods.

(f) The terms “Lender,” “Issuer” and “Administrative Agent” include, without limitation, their respective successors.

(g) Upon the appointment of any successor Administrative Agent pursuant to Section 10.7 (Successor Administrative Agent), references to Citicorp in Section 10.4 (The Administrative Agent Individually) and to Citibank in the definitions of Base Rate, Dollar Equivalent and Eurodollar Rate shall be deemed to refer to the financial institution then acting as the Administrative Agent or one of its Affiliates if it so designates.

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ARTICLE II

THE FACILITY

Section 2.1 The Revolving Credit Commitments

On the terms and subject to the conditions contained in this Agreement, each Revolving Credit Lender severally agrees to make loans in Dollars (each a “Revolving Loan”) to the Borrower from time to time on any Business Day during the period from the date hereof until the Revolving Credit Termination Date in an aggregate principal amount at any time outstanding for all such loans by such Revolving Credit Lender not to exceed such Revolving Credit Lender’s Revolving Credit Commitment; provided, however, that at no time shall any Revolving Credit Lender be obligated to make a Revolving Loan in excess of such Revolving Credit Lender’s Ratable Portion of the Available Credit. Within the limits of the Revolving Credit Commitment of each Revolving Credit Lender, amounts of Revolving Loans repaid may be reborrowed under this Section 2.1.

Section 2.2 Borrowing Procedures

(a) Each Borrowing shall be made on notice given by the Borrower to the Administrative Agent not later than 11:00 a.m. (New York time) (i) one Business Day, in the case of a Borrowing of Base Rate Loans, and (ii) three Business Days, in the case of a Borrowing of Eurodollar Rate Loans, prior to the date of the proposed Borrowing. Each such notice shall be in substantially the form of Exhibit C (Form of Notice of Borrowing) (a “Notice of Borrowing”), specifying (A) the date of such proposed Borrowing, (B) the aggregate amount of such proposed Borrowing, (C) whether any portion of the proposed Borrowing will be of Base Rate Loans or Eurodollar Rate Loans, (D) the initial Interest Period or Periods for any such Eurodollar Rate Loans and (E) the Available Credit (after giving effect to the proposed Borrowing). The Revolving Loans shall be made as Base Rate Loans unless, subject to Section 2.14 (Special Provisions Governing Eurodollar Rate Loans), the Notice of Borrowing specifies that all or a portion thereof shall be Eurodollar Rate Loans. Notwithstanding anything to the contrary contained in Section 2.3(a) (Swing Loans), if any Notice of Borrowing requests a Borrowing of Base Rate Loans, the Administrative Agent may make a Swing Loan available to the Borrower in an aggregate amount not to exceed such proposed Borrowing, and the aggregate amount of the corresponding proposed Borrowing shall be reduced accordingly by the principal amount of such Swing Loan. Each Borrowing shall be in an aggregate amount of not less than $5,000,000 in the case of any Eurodollar Rate Loan, or $2,000,000 in the case of any Base Rate Loan, and, in each case, in an integral multiple of $1,000,000 in excess thereof.

(b) The Administrative Agent shall give to each Revolving Credit Lender prompt notice of the Administrative Agent’s receipt of a Notice of Borrowing and, if Eurodollar Rate Loans are properly requested in such Notice of Borrowing, the applicable interest rate determined pursuant to Section 2.14(a) (Determination of Interest Rate). Each Revolving Credit Lender shall, before 11:00 a.m. (New York time) on the date of the proposed Borrowing, make available to the Administrative Agent at its address referred to in Section 11.8 (Notices, Etc.), in immediately available funds, such Revolving Credit Lender’s Ratable Portion of such proposed Borrowing. Upon fulfillment (or due waiver in accordance with Section 11.1 (Amendments, Waivers, Etc.)) (i) on the Closing Date, of the applicable conditions set forth in Section 3.1 (Conditions Precedent to Initial Loans and Letters of Credit) and (ii) at any time (including the Closing Date), of the applicable conditions set forth in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit), and after the Administrative Agent’s receipt of such funds, the Administrative Agent shall make such funds available to the Borrower.

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(c) Unless the Administrative Agent shall have received notice from a Revolving Credit Lender prior to the date of any proposed Borrowing that such Revolving Credit Lender will not make available to the Administrative Agent such Revolving Credit Lender’s Ratable Portion of such Borrowing (or any portion thereof), the Administrative Agent may assume that such Revolving Credit Lender has made such Ratable Portion available to the Administrative Agent on the date of such Borrowing in accordance with this Section 2.2 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Revolving Credit Lender shall not have so made such Ratable Portion available to the Administrative Agent, such Revolving Credit Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Revolving Credit Lender, the Federal Funds Rate for the first Business Day and thereafter at the interest rate applicable at the time to the Loans comprising such Borrowing. If such Revolving Credit Lender shall repay to the Administrative Agent such corresponding amount, such corresponding amount so repaid shall constitute such Revolving Credit Lender’s Loan as part of such Borrowing for purposes of this Agreement. If the Borrower shall repay to the Administrative Agent such corresponding amount, such payment shall not relieve such Revolving Credit Lender of any obligation it may have hereunder to the Borrower.

(d) The occurrence of any Lender becoming a Defaulting Lender shall not relieve any other Lender of its obligations to make such Loan or payment on such date but no such other Lender shall be responsible for the failure of any Defaulting Lender to make a Loan or payment required under this Agreement.

Section 2.3 Swing Loans

(a) On the terms and subject to the conditions contained in this Agreement, the Swing Loan Lender may, in its sole discretion, make, in Dollars, loans (each a “Swing Loan”) otherwise available to the Borrower under the Facility from time to time on any Business Day during the period from the date hereof until the Revolving Credit Termination Date in an aggregate principal amount at any time outstanding (together with the aggregate outstanding principal amount of any other Loan made by the Swing Loan Lender hereunder in its capacity as a Lender or the Swing Loan Lender) not to exceed the Swing Loan Sublimit; provided, however, that at no time shall the Swing Loan Lender make any Swing Loan to the extent that, after giving effect to such Swing Loan, the aggregate Revolving Credit Outstandings would exceed the Maximum Credit. Each Swing Loan shall be a Base Rate Loan and must be repaid in full within seven days after its making or, if sooner, upon any Borrowing hereunder and shall in any event mature no later than the Revolving Credit Termination Date. Within the limits set forth in the first sentence of this clause (a), amounts of Swing Loans repaid may be reborrowed under this clause (a).

(b) In order to request a Swing Loan, the Borrower shall telecopy (or forward by electronic mail or similar means) to the Administrative Agent a duly completed request in substantially the form of Exhibit D (Form of Swing Loan Request), setting forth the

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requested amount and date of such Swing Loan (a “Swing Loan Request”), to be received by the Administrative Agent not later than 1:00 p.m. (New York time) on the day of the proposed borrowing. The Administrative Agent shall promptly notify the Swing Loan Lender of the details of the requested Swing Loan. Subject to the terms of this Agreement, the Swing Loan Lender may make a Swing Loan available to the Administrative Agent and, in turn, the Administrative Agent shall make such amounts available to the Borrower on the date of the relevant Swing Loan Request. The Swing Loan Lender shall not make any Swing Loan in the period commencing on the first Business Day after it receives written notice from the Administrative Agent or any Revolving Credit Lender that one or more of the conditions precedent contained in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) shall not on such date be satisfied and ending when such conditions are satisfied. The Swing Loan Lender shall not otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) have been satisfied in connection with the making of any Swing Loan.

(c) The Swing Loan Lender shall notify the Administrative Agent in writing (which writing may be a telecopy or electronic mail) weekly, by no later than 10:00 a.m. (New York time) on the first Business Day of each week, of the aggregate principal amount of its Swing Loans then outstanding.

(d) The Swing Loan Lender may demand at any time that each Revolving Credit Lender pay to the Administrative Agent, for the account of the Swing Loan Lender, in the manner provided in clause (e) below, such Revolving Credit Lender’s Ratable Portion of all or a portion of the outstanding Swing Loans, which demand shall be made through the Administrative Agent, shall be in writing and shall specify the outstanding principal amount of Swing Loans demanded to be paid.

(e) The Administrative Agent shall forward each notice referred to in clause (c) above and each demand referred to in clause (d) above to each Revolving Credit Lender on the day such notice or such demand is received by the Administrative Agent (except that any such notice or demand received by the Administrative Agent after 2:00 p.m. (New York time) on any Business Day or any such demand received on a day that is not a Business Day shall not be required to be forwarded to the Revolving Credit Lenders by the Administrative Agent until the next succeeding Business Day), together with a statement prepared by the Administrative Agent specifying the amount of each Revolving Credit Lender’s Ratable Portion of the aggregate principal amount of the Swing Loans stated to be outstanding in such notice or demanded to be paid pursuant to such demand, and, notwithstanding whether or not the conditions precedent set forth in Sections 3.2 (Conditions Precedent to Each Loan and Letter of Credit) and 2.1 (The Revolving Credit Commitments) shall have been satisfied (which conditions precedent the Revolving Credit Lenders hereby irrevocably waive), each Revolving Credit Lender shall, before 11:00 a.m. (New York time) on the Business Day next succeeding the date of such Revolving Credit Lender’s receipt of such notice or demand, make available to the Administrative Agent, in immediately available funds, for the account of the Swing Loan Lender, the amount specified in such statement. Upon such payment by a Revolving Credit Lender, such Revolving Credit Lender shall, except as provided in clause (f) below, be deemed to have made a Revolving Loan. The Administrative Agent shall use such funds to repay the Swing Loans to the Swing Loan Lender. To the extent that any Revolving Credit Lender fails to make such payment available to the Administrative Agent for the account of the Swing Loan Lender, the Borrower shall repay such Swing Loan on demand.

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(f) Upon the occurrence of a Default under Section 9.1(f) (Events of Default), each Revolving Credit Lender shall acquire, without recourse or warranty, an undivided participation in each Swing Loan otherwise required to be repaid by such Revolving Credit Lender pursuant to clause (e) above, which participation shall be in a principal amount equal to such Revolving Credit Lender’s Ratable Portion of such Swing Loan, by paying to the Swing Loan Lender on the date on which such Revolving Credit Lender would otherwise have been required to make a payment in respect of such Swing Loan pursuant to clause (e) above, in immediately available funds, an amount equal to such Revolving Credit Lender’s Ratable Portion of such Swing Loan. If all or part of such amount is not in fact made available by such Revolving Credit Lender to the Swing Loan Lender on such date, the Swing Loan Lender shall be entitled to recover any such unpaid amount on demand from such Revolving Credit Lender together with interest accrued from such date at the Federal Funds Rate for the first Business Day after such payment was due and thereafter at the rate of interest then applicable to Base Rate Loans.

(g) From and after the date on which any Revolving Credit Lender (i) is deemed to have made a Revolving Loan pursuant to clause (e) above with respect to any Swing Loan or (ii) purchases an undivided participation interest in a Swing Loan pursuant to clause (f) above, the Swing Loan Lender shall promptly distribute to such Revolving Credit Lender such Revolving Credit Lender’s Ratable Portion of all payments of principal of and interest received by the Swing Loan Lender on account of such Swing Loan other than those received from a Revolving Credit Lender pursuant to clause (e) or (f) above.

Section 2.4 Letters of Credit

(a) On the terms and subject to the conditions contained in this Agreement, each Issuer agrees to Issue at the request of the Borrower and for the account of the Borrower one or more Letters of Credit from time to time on any Business Day during the period commencing on the Closing Date and ending on the earlier of the Revolving Credit Termination Date and 30 days prior to the Maturity Date (excluding the DIP Termination Date if the Administrative Agent reasonably determines that the Conversion Date will occur); provided, however, that no Issuer shall be under any obligation to Issue (and, upon the occurrence of any of the events described in clauses (ii), (iii), (iv) and (v)(A) below, shall not Issue) any Letter of Credit upon the occurrence of any of the following:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain such Issuer from Issuing such Letter of Credit or any Requirement of Law applicable to such Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuer shall prohibit, or request that such Issuer refrain from, the Issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuer with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuer is not otherwise compensated) not in effect on the date of this Agreement or result in any unreimbursed loss, cost or expense that was not applicable, in effect or known to such Issuer as of the date of this Agreement and that such Issuer in good faith deems material to it;

(ii) such Issuer shall have received any written notice of the type described in clause (d) below;

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(iii) after giving effect to the Issuance of such Letter of Credit, the aggregate Revolving Credit Outstandings would exceed the Maximum Credit at such time;

(iv) after giving effect to the Issuance of such Letter of Credit, the sum of (i) the Letter of Credit Undrawn Amounts at such time and (ii) the Reimbursement Obligations at such time exceeds the Letter of Credit Sublimit; or

(v) (A) any fees due in connection with a requested Issuance have not been paid, (B) such Letter of Credit is requested to be Issued in a form that is not acceptable to such Issuer or (C) the Issuer for such Letter of Credit shall not have received, in form and substance reasonably acceptable to it and, if applicable, duly executed by the Borrower, applications, agreements and other documentation (collectively, a “Letter of Credit Reimbursement Agreement”) such Issuer generally employs in the ordinary course of its business for the Issuance of letters of credit of the type of such Letter of Credit.

None of the Lenders (other than the Issuers in their capacity as such) shall have any obligation to Issue any Letter of Credit.

(b) In no event shall (i) any Letter of Credit be issued within 30 days of the Maturity Date or (ii) the expiration date of any Letter of Credit be more than one year after the date of issuance thereof; provided, however, that any Letter of Credit with a term less than or equal to one year may provide for the renewal thereof for additional periods less than or equal to one year, as long as, on or before the expiration of each such term and each such period, the Borrower and the Issuer of such Letter or Credit shall have the option to prevent such renewal; and provided, further, that, for any Letter of Credit having an expiration date after the Maturity Date, the Borrower agrees to deliver to the Administrative Agent on or prior to the Maturity Date a letter of credit or letters of credit in form and substance acceptable to the Administrative Agent and issued by a bank acceptable to the Administrative Agent, in each case in its sole discretion, and/or cash collateral in an amount equal to 105% of the maximum drawable amount of any such Letter of Credit.

(c) In connection with the Issuance of each Letter of Credit, the Borrower shall give the relevant Issuer and the Administrative Agent at least two Business Days’ prior written notice, in substantially the form of Exhibit E (Form of Letter of Credit Request) (or in such other written or electronic form as is acceptable to the Issuer), of the requested Issuance of such Letter of Credit (a “Letter of Credit Request”). Such notice shall be irrevocable and shall specify the Issuer of such Letter of Credit, the face amount of the Letter of Credit requested, the date of Issuance of such requested Letter of Credit, the date on which such Letter of Credit is to expire (which date shall be a Business Day) and, in the case of an issuance, the Person for whose benefit the requested Letter of Credit is to be issued. Such notice, to be effective, must be received by the relevant Issuer and the Administrative Agent not later than 11:00 a.m. (New York time) on the second Business Day prior to the requested Issuance of such Letter of Credit.

(d) Subject to the satisfaction of the conditions set forth in this Section 2.4, the relevant Issuer shall, on the requested date, Issue a Letter of Credit on behalf of the Borrower in accordance with such Issuer’s usual and customary business practices. No Issuer shall Issue any Letter of Credit in the period commencing on the first Business Day after it receives written notice from any Revolving Credit Lender that one or more of the conditions

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precedent contained in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) or clause (a) above (other than those conditions set forth in clauses (a)(i), (a)(v)(B) and (C) above and, to the extent such clause relates to fees owing to the Issuer of such Letter of Credit and its Affiliates, clause (a)(v) (A) above) are not on such date satisfied or duly waived and ending when such conditions are satisfied or duly waived. No Issuer shall otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) have been satisfied in connection with the Issuance of any Letter of Credit.

(e) The Borrower agrees that, if requested by the Issuer of any Letter of Credit, it shall execute a Letter of Credit Reimbursement Agreement in respect to any Letter of Credit Issued hereunder. In the event of any conflict between the terms of any Letter of Credit Reimbursement Agreement and this Agreement, the terms of this Agreement shall govern.

(f) Each Issuer shall comply with the following:

(i) give the Administrative Agent written notice (or telephonic notice confirmed promptly thereafter in writing), which writing may be a telecopy or electronic mail, of the Issuance of any Letter of Credit Issued by it, of all drawings under any Letter of Credit Issued by it and of the payment (or the failure to pay when due) by the Borrower of any Reimbursement Obligation when due (which notice the Administrative Agent shall promptly transmit by telecopy, electronic mail or similar transmission to each Lender);

(ii) upon the request of any Revolving Credit Lender, furnish to such Revolving Credit Lender copies of any Letter of Credit Reimbursement Agreement to which such Issuer is a party and such other documentation as may reasonably be requested by such Revolving Credit Lender; and

(iii) no later than 10 Business Days following the last day of each calendar month, provide to the Administrative Agent (and the Administrative Agent shall provide a copy to each Lender requesting the same) and the Borrower separate schedules for Documentary Letters of Credit and Standby Letters of Credit issued by it, in form and substance reasonably satisfactory to the Administrative Agent, setting forth the aggregate Letter of Credit Obligations, in each case outstanding at the end of each month, and any information requested by the Borrower or the Administrative Agent relating thereto.

(g) Immediately upon the issuance by an Issuer of a Letter of Credit in accordance with the terms and conditions of this Agreement, such Issuer shall be deemed to have sold and transferred to each Revolving Credit Lender, and each Revolving Credit Lender shall be deemed irrevocably and unconditionally to have purchased and received from such Issuer, without recourse or warranty, an undivided interest and participation, to the extent of such Revolving Credit Lender’s Ratable Portion, in such Letter of Credit and the obligations of the Borrower with respect thereto (including all Letter of Credit Obligations with respect thereto) and any security therefor and guaranty pertaining thereto.

(h) Subject to Section 2.13(i) (Payments and Computations), the Borrower agrees to pay to the Issuer of any Letter of Credit the amount of all Reimbursement Obligations owing to such Issuer under any Letter of Credit issued for its account no later than the date that is the next succeeding Business Day after the Borrower receives written notice from such Issuer

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that payment has been made under such Letter of Credit (the “Reimbursement Date”), irrespective of any claim, set-off, defense or other right that the Borrower may have at any time against such Issuer or any other Person. In the event that any Issuer makes any payment under any Letter of Credit and the Borrower shall not have repaid such amount to such Issuer pursuant to this clause (h) or any such payment by the Borrower is rescinded or set aside for any reason, such Reimbursement Obligation shall be payable on demand with interest thereon computed (i) from the date on which such Reimbursement Obligation arose to the Reimbursement Date, at the rate of interest applicable during such period to Revolving Loans that are Base Rate Loans and (ii) from the Reimbursement Date until the date of repayment in full, at the rate of interest applicable during such period to past due Revolving Loans that are Base Rate Loans, and unless such Issuer is a Defaulting Lender such Issuer shall promptly notify the Administrative Agent, which shall promptly notify each Revolving Credit Lender of such failure, and each Revolving Credit Lender shall promptly and unconditionally pay to the Administrative Agent for the account of such Issuer the amount of such Revolving Credit Lender’s Ratable Portion of such payment in immediately available Dollars. If the Administrative Agent so notifies such Revolving Credit Lender prior to 11:00 a.m. (New York time) on any Business Day, such Revolving Credit Lender shall make available to the Administrative Agent for the account of such Issuer its Ratable Portion of the amount of such payment on such Business Day in immediately available funds. Upon such payment by a Revolving Credit Lender, such Revolving Credit Lender shall, except during the continuance of a Default or Event of Default under Section 9.1(f) (Events of Default) and notwithstanding whether or not the conditions precedent set forth in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) shall have been satisfied (which conditions precedent the Revolving Credit Lenders hereby irrevocably waive), be deemed to have made a Revolving Loan to the Borrower in the principal amount of such payment. Whenever any Issuer receives from the Borrower a payment of a Reimbursement Obligation as to which the Administrative Agent has received for the account of such Issuer any payment from a Revolving Credit Lender pursuant to this clause (h), such Issuer shall pay over to the Administrative Agent any amount received in excess of such Reimbursement Obligation and, upon receipt of such amount, the Administrative Agent shall promptly pay over to each Revolving Credit Lender, in immediately available funds, an amount equal to such Revolving Credit Lender’s Ratable Portion of the amount of such payment adjusted, if necessary, to reflect the respective amounts the Revolving Credit Lenders have paid in respect of such Reimbursement Obligation.

(i) If and to the extent such Revolving Credit Lender shall not have so made its Ratable Portion of the amount of the payment required by clause (h) above available to the Administrative Agent for the account of such Issuer, such Revolving Credit Lender agrees to pay to the Administrative Agent for the account of such Issuer forthwith on demand any such unpaid amount together with interest thereon, for the first Business Day after payment was first due at the Federal Funds Rate and, thereafter, until such amount is repaid to the Administrative Agent for the account of such Issuer, at a rate per annum equal to the rate applicable to Base Rate Loans under the Facility.

(j) The Borrower’s obligation to pay each Reimbursement Obligation and the obligations of the Revolving Credit Lenders to make payments to the Administrative Agent for the account of the Issuers with respect to Letters of Credit shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, including the occurrence of any Default or Event of Default, and irrespective of any of the following:

(i) any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein;

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(ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Loan Document;

(iii) the existence of any claim, set off, defense or other right that the Borrower, any other party guaranteeing, or otherwise obligated with, the Borrower, any Subsidiary or other Affiliate thereof or any other Person may at any time have against the beneficiary under any Letter of Credit, any Issuer, the Administrative Agent or any Lender or any other Person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;

(iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v) payment by the Issuer under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; and

(vi) any other act or omission to act or delay of any kind of the Issuer, the Lenders, the Administrative Agent or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.4, constitute a legal or equitable discharge of the Borrower’s obligations hereunder.

Any action taken or omitted to be taken by the relevant Issuer under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not result in any liability of such Issuer to the Borrower or any Lender. In determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof, the Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit, the Issuer may rely exclusively on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever, and any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute willful misconduct or gross negligence of the Issuer.

(k) Schedule 2.4 (Existing Letters of Credit) contains a schedule of certain letters of credit issued prior to the Closing Date by Citibank, N.A. for the account of the Borrower. On the Closing Date (i) such letters of credit, to the extent outstanding, shall be automatically and without further action by the parties thereto converted to Letters of Credit issued pursuant to this Section 2.4 for the account of the Borrower and subject to the provisions

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hereof, and for this purpose the fees specified in Section 2.12(b) (Fees) shall be payable (in substitution for any fees set forth in the applicable letter of credit reimbursement agreements or applications relating to such letters of credit) as if such letters of credit had been issued on the Closing Date, (ii) the issuers of such Letters of Credit shall be deemed to be “Issuers” hereunder solely for the purpose of maintaining such letters of credit, (iii) the Dollar Equivalent of the face amount of such letters of credit shall be included in the calculation of Letter of Credit Obligations and (iv) all liabilities of the Borrower with respect to such letters of credit shall constitute Obligations. No letter of credit converted in accordance with this clause (k) shall be amended, extended or renewed without the prior written consent of the Administrative Agent.

(l) Notwithstanding anything to the contrary contained herein, no Issuer has any obligation to issue Letters of Credit if any Lender is a Defaulting Lender.

Section 2.5 Reduction and Termination of the Revolving Credit Commitments

The Borrower may, upon at least five Business Days’ prior notice to the Administrative Agent, terminate in whole or reduce in part ratably the unused portions of the respective Revolving Credit Commitments of the Revolving Credit Lenders; provided, however, that each partial reduction shall be in an aggregate amount of not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof.

Section 2.6 Repayment of Loans

The Borrower promises to repay the entire unpaid principal amount of the Revolving Loans and the Swing Loans on the Maturity Date or earlier, if otherwise required by the terms hereof.

Section 2.7 Evidence of Debt

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing Indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b) The Administrative Agent shall maintain accounts in accordance with its usual practice in which it shall record (i) the amount of each Loan made and, if a Eurodollar Rate Loan, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable by the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower, whether such sum constitutes principal or interest (and the type of Loan to which it applies), fees, expenses or other amounts due under the Loan Documents and each Lender’s share thereof, if applicable.

(c) The entries made in the accounts maintained pursuant to clauses (a) and (b) above shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.

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(d) Notwithstanding any other provision of the Agreement, in the event that any Revolving Credit Lender requests that the Borrower execute and deliver a promissory note or notes payable to such Revolving Credit Lender in order to evidence the Indebtedness owing to such Revolving Credit Lender by the Borrower hereunder, the Borrower shall promptly execute and deliver a Revolving Credit Note or Revolving Credit Notes to such Revolving Credit Lender evidencing the Revolving Loans of such Revolving Credit Lender, substantially in the form of Exhibit B (Form of Revolving Credit Note).

Section 2.8 Optional Prepayments

The Borrower may prepay the outstanding principal amount of the Revolving Loans and Swing Loans in whole or in part at any time; provided, however, that if any prepayment of any Eurodollar Rate Loan is made by the Borrower other than on the last day of an Interest Period for such Loan, the Borrower shall also pay any amount owing pursuant to Section 2.14(e) (Breakage Costs).

Section 2.9 Mandatory Prepayments

(a) Upon receipt by the Borrower or any of its Subsidiaries of Net Cash Proceeds arising (i) from an Asset Sale, Property Loss Event or Debt Issuance, the Borrower shall immediately prepay the Loans (or provide cash collateral in respect of Letters of Credit) in an amount equal to 100% of such Net Cash Proceeds and (ii) from an Equity Issuance, the Borrower shall immediately prepay the Loans (or provide cash collateral in respect of Letters of Credit) in an amount equal to 100% of such Net Cash Proceeds. Subject to the provisions of Section 2.13(g) (Payments and Computations), any such mandatory prepayment shall be applied as follows: first, to repay the outstanding principal balance of the Swing Loans until such Swing Loans shall have been repaid in full; second, to repay the outstanding principal balance of the Revolving Loans until such Revolving Loans shall have been paid in full; and then, if an Event of Default shall have occurred and be continuing, to provide cash collateral for any Letter of Credit Obligations in an amount equal to 105% of such Letter of Credit Obligations in the manner set forth in Section 9.3 (Actions in Respect of Letters of Credit) until all such Letter of Credit Obligations have been fully cash collateralized in the manner set forth therein.

(b) If at any time, the aggregate principal amount of Revolving Credit Outstandings exceeds the aggregate Maximum Credit at such time, the Borrower shall forthwith prepay the Swing Loans first and then the Revolving Loans then outstanding in an amount equal to such excess. If any such excess remains after repayment in full of the aggregate outstanding Swing Loans and Revolving Loans, the Borrower shall provide cash collateral for the Letter of Credit Obligations in the manner set forth in Section 9.3 (Actions in Respect of Letters of Credit) in an amount equal to 105% of such excess.

(c) The Borrower hereby irrevocably waives the right to direct the application of all funds in the Cash Collateral Account and agrees that the Administrative Agent may and shall, except as provided in Section 2.13(g) (Payments and Computations), apply all payments in respect of any Obligations and all available funds in the Cash Collateral Account on a daily basis as follows: first, to repay the outstanding principal amount of the Swing Loans until such Swing Loans have been repaid in full; second, to repay the outstanding principal balance of the Revolving Loans until such Revolving Loans shall have been repaid in full; and then to any other Obligation then due and payable. The Administrative Agent agrees

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so to apply such funds and the Borrower consents to such application. If (i) following such application or (ii) after all Letters of Credit shall have expired or be fully drawn and all Revolving Credit Commitments shall have been terminated, there are no Loans outstanding and no other Obligations that are then due and payable, then the Administrative Agent shall cause any remaining funds in the Cash Collateral Account to be paid at the written direction of the Borrower (or, in the absence of such direction, to the Borrower or another Person lawfully entitled thereto).

(d) Notwithstanding the foregoing or any other provisions of this Agreement, proceeds of collateral securing the Obligations (as defined in the Existing Credit Agreement) may be used as provided in the Orders; provided, that no such cash collateral may be so applied from and after the earlier to of (i) the date that is 45 days after the date of entry of the Interim Order and (ii) January 31, 2009.

Section 2.10 Interest

(a) Rate of Interest. All Loans and the outstanding amount of all other Obligations (other than pursuant to Hedging Contracts that are Loan Documents, to the extent such Hedging Contracts provide for the accrual of interest on unpaid obligations) shall bear interest, in the case of Loans, on the unpaid principal amount thereof from the date such Loans are made and, in the case of such other Obligations, from the date such other Obligations are due and payable until, in all cases, paid in full, except as otherwise provided in clause (c) below, as follows:

(i) if a Base Rate Loan or such other Obligation, at a rate per annum equal to the sum of (A) the Base Rate as in effect from time to time and (B) the Applicable Margin; and

(ii) if a Eurodollar Rate Loan, at a rate per annum equal to the sum of (A) the Eurodollar Rate determined for the applicable Interest Period and (B) the Applicable Margin in effect from time to time during such Eurodollar Interest Period.

(b) Interest Payments. (i) Interest accrued on each Base Rate Loan (other than Swing Loans) shall be payable in arrears (A) on the first Business Day of each calendar month, commencing on the first such day following the making of such Base Rate Loan and (B) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such Base Rate Loan, (ii) interest accrued on Swing Loans shall be payable in arrears on the first Business Day of the immediately succeeding calendar month, (iii) interest accrued on each Eurodollar Rate Loan shall be payable in arrears (A) on the last day of each Interest Period applicable to such Loan and, if such Interest Period has a duration of more than three months, on each date during such Interest Period occurring every three months from the first day of such Interest Period, (B) upon the payment or prepayment thereof in full or in part and (C) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such Eurodollar Rate Loan and (iv) interest accrued on the amount of all other Obligations shall be payable on demand from and after the time such Obligation becomes due and payable (whether by acceleration or otherwise). The Borrower hereby consents to the payment by the Swing Loan Lender of all scheduled payments of interest hereunder with proceeds of a Swing Line Loan made at the option of the Administrative Agent in accordance with the provisions of Section 2.13(h) (Payments and Computations).

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(c) Default Interest. Notwithstanding the rates of interest specified in clause (a) above or elsewhere herein, effective immediately upon the occurrence of an Event of Default and for as long thereafter as such Event of Default shall be continuing, the principal balance of all Loans and the amount of all other Obligations then due and payable shall bear interest at a rate that is two percent per annum in excess of the rate of interest applicable to such Loans or other Obligations from time to time. Such interest shall be payable on demand.

Section 2.11 Conversion/Continuation Option

(a) The Borrower may elect (i) at any time on any Business Day, to convert Base Rate Loans (other than Swing Loans) or any portion thereof to Eurodollar Rate Loans and (ii) at the end of any applicable Interest Period, to convert Eurodollar Rate Loans or any portion thereof into Base Rate Loans or to continue such Eurodollar Rate Loans or any portion thereof for an additional Interest Period; provided, however, that the aggregate amount of the Eurodollar Loans for each Interest Period must be in the amount of at least $ 5,000,000 or an integral multiple of $1,000,000 in excess thereof. Each conversion or continuation shall be allocated among the Loans of each Revolving Credit Lender in accordance with such Revolving Credit Lender’s Ratable Portion. Each such election shall be in substantially the form of Exhibit F (Form of Notice of Conversion or Continuation) (a “Notice of Conversion or Continuation”) and shall be made by giving the Administrative Agent at least three Business Days’ prior written notice specifying (A) the amount and type of Loan being converted or continued, (B) in the case of a conversion to or a continuation of Eurodollar Rate Loans, the applicable Interest Period, (C) in the case of a conversion, the date of such conversion and (D) that the condition set forth in Section 3.2(b) (Conditions Precedent to Each Loan and Letter of Credit) has been satisfied.

(b) The Administrative Agent shall promptly notify each Lender of its receipt of a Notice of Conversion or Continuation and of the options selected therein. Notwithstanding the foregoing, (i) unless the Administrative Agent shall otherwise consent in its sole discretion, no conversion in whole or in part of Base Rate Loans to Eurodollar Rate Loans (other than Eurodollar Rate Loans having an Interest Period of one or two weeks) shall be permitted at any time prior to the earlier of (x) 45 Business Days after the Closing Date and (y) the time at which the Arranger has determined that a successful syndication has been completed and (ii) no conversion in whole or in part of Base Rate Loans to Eurodollar Rate Loans and no continuation in whole or in part of Eurodollar Rate Loans upon the expiration of any applicable Interest Period shall be permitted at any time at which (A) a Default or an Event of Default shall have occurred and be continuing or (B) the continuation of, or conversion into, a Eurodollar Rate Loan would violate any provision of Section 2.14 (Special Provisions Governing Eurodollar Rate Loans). If, within the time period required under the terms of this Section 2.11, the Administrative Agent does not receive a Notice of Conversion or Continuation from the Borrower containing a permitted election to continue any Eurodollar Rate Loans for an additional Interest Period or to convert any such Loans, then, upon the expiration of the applicable Interest Period, such Loans shall be automatically converted to Base Rate Loans and the Borrower shall be deemed to have made the statements set forth in Section 3.2(b) (Conditions Precedent to Each Loan and Letter of Credit). Each Notice of Conversion or Continuation shall be irrevocable.

CREDIT AGREEMENT

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Section 2.12 Fees

(a) Unused Commitment Fee. The Borrower agrees to pay in immediately available Dollars to each Revolving Credit Lender a commitment fee on the actual daily amount by which the Revolving Credit Commitment of such Revolving Credit Lender exceeds such Revolving Credit Lender’s Ratable Portion of the sum of (i) the aggregate outstanding principal amount of Revolving Loans and (ii) the outstanding amount of the aggregate Letter of Credit Obligations (the “Unused Commitment Fee”) from the date hereof through the Revolving Credit Termination Date at the Applicable Unused Commitment Fee Rate, payable in arrears (x) on the first Business Day of each calendar month, commencing on the first such Business Day following the Closing Date and (y) on the Revolving Credit Termination Date.

(b) Letter of Credit Fees. The Borrower agrees to pay the following amounts with respect to Letters of Credit issued by any Issuer:

(i) to the Administrative Agent for the account of each Issuer of a Letter of Credit, with respect to each Letter of Credit issued by such Issuer, an issuance fee equal to 0.25% per annum of the daily maximum undrawn face amount of such Letter of Credit, payable in arrears (A) on the first Business Day of each calendar month, commencing on the first such Business Day following the issuance of such Letter of Credit and (B) on the Revolving Credit Termination Date;

(ii) to the Administrative Agent for the ratable benefit of the Revolving Credit Lenders, with respect to each Letter of Credit, a fee accruing in Dollars at a rate per annum equal to the Applicable Margin for Revolving Loans that are Eurodollar Rate Loans on the daily maximum undrawn face amount of such Letter of Credit, payable in arrears (A) on the first Business Day of each calendar month, commencing on the first such Business Day following the issuance of such Letter of Credit and (B) on the Revolving Credit Termination Date; provided, however, that during the continuance of an Event of Default, such fee shall be increased by two percent per annum (instead of, and not in addition to, any increase pursuant to Section 2.10(c) (Interest)) and shall be payable on demand; and

(iii) to the Issuer of any Letter of Credit, with respect to the issuance, amendment or transfer of each Letter of Credit and each drawing made thereunder, documentary and processing charges in accordance with such Issuer’s standard schedule for such charges in effect at the time of issuance, amendment, transfer or drawing, as the case may be.

(c) Upfront Fees. The Borrower agrees to pay in immediately available Dollars to the Administrative Agent for the ratable benefit of the Revolving Credit Lenders (i) a fee of $375,000 on the Closing Date and (ii) a fee of $750,000 on the Revolving Credit Termination Date unless the Conversion Date occurs, in which case such fee shall be payable on the Conversion Date.

(d) Additional Fees. The Borrower and the UK Guarantor have jointly and severally agreed to pay to the Administrative Agent and the Arranger additional fees, the amount and dates of payment of which are embodied in the Fee Letter.

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(e) Payment of Fees. The Borrower hereby consents to the payment by the Swing Loan Lender of all fees payable hereunder (including fees payable under the Fee Letter) with proceeds of a Swing Loan made at the option of the Administrative Agent in accordance with the provisions of Section 2.13(h) (Payments and Computations).

Section 2.13 Payments and Computations

(a) The Borrower shall make each payment hereunder (including fees and expenses) not later than 12:00 noon (New York time) on the day when due, in the currency specified herein (or, if no such currency is specified, in Dollars) to the Administrative Agent at its address referred to in Section 11.8 (Notices, Etc.) in immediately available funds without set-off or counterclaim. The Administrative Agent shall promptly thereafter cause to be distributed immediately available funds relating to the payment of principal, interest or fees to the Lenders, in accordance with the application of payments set forth in clause (f) or (g) below, as applicable, for the account of their respective Applicable Lending Offices; provided, however, that amounts payable pursuant to Section 2.15 (Capital Adequacy), Section 2.16 (Taxes) or Section 2.14(c) or (d) (Special Provisions Governing Eurodollar Rate Loans) shall be paid only to the affected Lender or Lenders and amounts payable with respect to Swing Loans shall be paid only to the Swing Loan Lender. Payments received by the Administrative Agent after 12:00 noon (New York time) shall be deemed to be received on the next Business Day.

(b) All computations of interest and of fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest and fees are payable. Each determination by the Administrative Agent of a rate of interest hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c) Each payment by the Borrower of any Loan, Reimbursement Obligation (including interest or fees in respect thereof) and each reimbursement of various costs, expenses or other Obligation shall be made in the currency in which such Loan was made, such Letter of Credit issued or such cost, expense or other Obligation was incurred; provided, however, that (i) the Letter of Credit Reimbursement Agreement for a Letter of Credit may specify another currency for the Reimbursement Obligation in respect of such Letter of Credit and (ii) other than for payments in respect of a Loan or Reimbursement Obligation, Loan Documents duly executed by the Administrative Agent or any Hedging Contract may specify other currencies of payment for Obligations created by or directly related to such Loan Document or Hedging Contract.

(d) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of any Eurodollar Rate Loan to be made in the next calendar month, such payment shall be made on the immediately preceding Business Day. All repayments of any Revolving Loans shall be applied as follows: first, to repay such Loans outstanding as Base Rate Loans and then, to repay such Loans outstanding as Eurodollar Rate Loans, with those Eurodollar Rate Loans having earlier expiring Eurodollar Interest Periods being repaid prior to those having later expiring Eurodollar Interest Periods.

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(e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon (at the Federal Funds Rate for the first Business Day and thereafter at the rate applicable to Base Rate Loans) for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent.

(f) Except for payments and other amounts received by the Administrative Agent and applied in accordance with the provisions of clause (g) below (or required to be applied in accordance with Section 2.9 (Mandatory Prepayments)), all payments and any other amounts received by the Administrative Agent from or for the benefit of the Borrower shall be applied as follows: first, to pay principal of, and interest on, any portion of the Loans the Administrative Agent may have advanced pursuant to the express provisions of this Agreement on behalf of any Lender, for which the Administrative Agent has not then been reimbursed by such Lender or the Borrower, second, to pay all other Obligations then due and payable and third, as the Borrower so designates. Payments in respect of Swing Loans received by the Administrative Agent shall be distributed to the Swing Loan Lender; payments in respect of Revolving Loans received by the Administrative Agent shall be distributed to each Revolving Credit Lender in accordance with such Revolving Credit Lender’s Ratable Portion; and all payments of fees and all other payments in respect of any other Obligation shall be allocated among such of the Lenders and Issuers as are entitled thereto and, for such payments allocated to the Revolving Credit Lenders, in proportion to their respective Ratable Portions.

(g) The Borrower hereby irrevocably waives the right to direct the application of any and all payments in respect of the Obligations and any proceeds of Collateral after the occurrence and during the continuance of an Event of Default and agrees that, notwithstanding the provisions of Section 2.9 (Mandatory Prepayments) and clause (f) above, the Administrative Agent may, and, upon either (A) the written direction of the Requisite Lenders or (B) the acceleration of the Obligations pursuant to Section 9.2 (Remedies), shall apply all payments in respect of any Obligations and all funds on deposit in any Cash Collateral Account and all other proceeds of Collateral in the following order:

(i) first, to pay interest on and then principal of any portion of the Revolving Loans that the Administrative Agent may have advanced on behalf of any Lender for which the Administrative Agent has not then been reimbursed by such Lender or the Borrower;

(ii) second, to pay Secured Obligations in respect of any expense reimbursements or indemnities and Facility Cash Management Obligations then due to the Administrative Agent;

(iii) third, to pay Secured Obligations in respect of any expense reimbursements or indemnities and Facility Cash Management Obligations then due to the Lenders and the Issuers;

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(iv) fourth, to pay Secured Obligations in respect of any fees then due to the Administrative Agent, the Lenders and the Issuers;

(v) fifth, to pay interest then due and payable in respect of the Loans and Reimbursement Obligations;

(vi) sixth, to pay or prepay principal amounts on the Loans and Reimbursement Obligations, to provide cash collateral for outstanding Letter of Credit Undrawn Amounts in the manner described in Section 9.3 (Actions in Respect of Letters of Credit), and to pay amounts owing with respect to Hedging Contracts to the extent of any Availability Reserve and any Hedging Contract Reserve imposed by the Administrative Agent with respect thereto, ratably to the aggregate principal amount of such Loans, Reimbursement Obligations and Letter of Credit Undrawn Amounts, and Obligations owing with respect to Hedging Contracts; and

(vii) seventh, to the ratable payment of all other Obligations owing with respect to Hedging Contracts; and

(viii) eighth, to the ratable payment of all other Secured Obligations;

provided, however, that if sufficient funds are not available to fund all payments to be made in respect of any Secured Obligation described in any of clauses (i), (ii), (iii), (iv), (v), (vi), (vii) and (viii) above the available funds being applied with respect to any such Secured Obligation (unless otherwise specified in such clause) shall be allocated to the payment of such Secured Obligation ratably, based on the proportion of the Administrative Agent’s and each Lender’s or Issuer’s interest in the aggregate outstanding Secured Obligations described in such clauses; provided, however, that payments that would otherwise be allocated to the Revolving Credit Lenders shall be allocated first to repay Protective Advances and Swing Loans pro rata and then to the Revolving Credit Lenders. The order of priority set forth in clauses (i), (ii), (iii), (iv), (v), (vi), (vii) and (viii) above may at any time and from time to time be changed by the agreement of the Requisite Lenders without necessity of notice to or consent of or approval by the Borrower, any Secured Party that is not a Lender or Issuer or by any other Person that is not a Lender or Issuer. The order of priority set forth in clauses (i), (ii), (iii) and (iv) above may be changed only with the prior written consent of the Administrative Agent in addition to that of the Requisite Lenders.

(h) At the option of the Administrative Agent, principal on the Swing Loans, Reimbursement Obligations, interest, fees, expenses and other sums due and payable in respect of the Revolving Loans and Protective Advances may be paid from the proceeds of Swing Loans or Revolving Loans. The Borrower hereby authorizes the Swing Loan Lender to make such Swing Loans pursuant to Section 2.3(a) (Swing Loans) and the Revolving Credit Lenders to make such Revolving Loans pursuant to Section 2.2(a) (Borrowing Procedures) from time to time in the amounts of any and all principal payable with respect to the Swing Loans, Reimbursement Obligations, interest, fees, expenses and other sums payable in respect of the Revolving Loans and Protective Advances, and further authorizes the Administrative Agent to give the Lenders notice of any Borrowing with respect to such Swing Loans and Revolving Loans and to distribute the proceeds of such Swing Loans and Revolving Loans to pay such amounts. The Borrower agrees that all such Swing Loans and Revolving Loans so made shall be deemed to have been requested by it (irrespective of the satisfaction of the conditions in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit), which conditions the Lenders irrevocably waive) and directs that all proceeds thereof shall be used to pay such amounts

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(i) If any Lender is a Defaulting Lender such Defaulting Lender shall be deemed to have assigned any and all payments due to it from the Loan Parties to the remaining Lenders that are not Defaulting Lenders for application to, and reduction of, their respective pro rata shares of all outstanding Obligations until such other Lenders have been repaid in full. Such Defaulting Lender hereby authorizes the Administrative Agent to distribute such payments to the other Lenders that are not Defaulting Lenders in accordance with this Section 2.13. This Section 2.13(i) shall apply and be effective regardless of whether an Event of Default occurs and is the continuing and notwithstanding (i) any other provision of this Agreement to the contrary or (ii) any instruction of the Borrower as to its desired application of payments.

Section 2.14 Special Provisions Governing Eurodollar Rate Loans

(a) Determination of Interest Rate

The Eurodollar Rate for each Interest Period for Eurodollar Rate Loans shall be determined by the Administrative Agent pursuant to the procedures set forth in the definition of “Eurodollar Rate.” The Administrative Agent’s determination shall be presumed to be correct absent manifest error and shall be binding on the Borrower.

(b) Interest Rate Unascertainable, Inadequate or Unfair

In the event that (i) the Administrative Agent determines that adequate and fair means do not exist for ascertaining the applicable interest rates by reference to which the Eurodollar Rate then being determined is to be fixed or (ii) the Requisite Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period will not adequately reflect the cost to the Revolving Credit Lenders of making or maintaining such Loans for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Revolving Credit Lenders, whereupon each Eurodollar Loan shall automatically, on the last day of the current Interest Period for such Loan, convert into a Base Rate Loan and the obligations of the Revolving Credit Lenders to make Eurodollar Rate Loans or to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended until the Administrative Agent shall notify the Borrower that the Requisite Lenders have determined that the circumstances causing such suspension no longer exist.

(c) Increased Costs

If at any time any Revolving Credit Lender determines that the introduction of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order (other than any change by way of imposition or increase of reserve requirements included in determining the Eurodollar Rate) or the compliance by such Revolving Credit Lender with any guideline, request or directive from any central bank or other Governmental Authority (whether or not having the force of law), shall have the effect of increasing the cost to such Revolving Credit Lender of agreeing to make or making, funding or maintaining any Eurodollar Rate Loans, then the Borrower shall from time to time, upon demand by such Revolving Credit Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Revolving Credit Lender additional amounts sufficient to compensate such

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Revolving Credit Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower and the Administrative Agent by such Revolving Credit Lender, shall be conclusive and binding for all purposes, absent manifest error.

(d) Illegality

Notwithstanding any other provision of this Agreement, if any Revolving Credit Lender determines that the introduction of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order after the date of this Agreement shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Revolving Credit Lender or its Eurodollar Lending Office to make Eurodollar Rate Loans or to continue to fund or maintain Eurodollar Rate Loans, then, on notice thereof and demand therefor by such Revolving Credit Lender to the Borrower through the Administrative Agent, (i) the obligation of such Revolving Credit Lender to make or to continue Eurodollar Rate Loans and to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended, and each such Revolving Credit Lender shall make a Base Rate Loan as part of any requested Borrowing of Eurodollar Rate Loans and (ii) if the affected Eurodollar Rate Loans are then outstanding, the Borrower shall immediately convert each such Loan into a Base Rate Loan. If, at any time after a Revolving Credit Lender gives notice under this clause (d), such Revolving Credit Lender determines that it may lawfully make Eurodollar Rate Loans, such Revolving Credit Lender shall promptly give notice of that determination to the Borrower and the Administrative Agent, and the Administrative Agent shall promptly transmit the notice to each other Lender. The Borrower’s right to request, and such Revolving Credit Lender’s obligation, if any, to make Eurodollar Rate Loans shall thereupon be restored.

(e) Breakage Costs

In addition to all amounts required to be paid by the Borrower pursuant to Section 2.10 (Interest), the Borrower shall compensate each Revolving Credit Lender, upon demand, for all losses, expenses and liabilities (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Revolving Credit Lender to fund or maintain such Revolving Credit Lender’s Eurodollar Rate Loans to the Borrower but excluding any loss of the Applicable Margin on the relevant Loans) that such Revolving Credit Lender may sustain (i) if for any reason (other than solely by reason of such Lender being a Defaulting Lender) a proposed Borrowing, conversion into or continuation of Eurodollar Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Conversion or Continuation given by the Borrower or in a telephonic request by it for borrowing or conversion or continuation or a successive Interest Period does not commence after notice therefor is given pursuant to Section 2.11 (Conversion/Continuation Option), (ii) if for any reason any Eurodollar Rate Loan is prepaid (including mandatorily pursuant to Section 2.9 (Mandatory Prepayments)) on a date that is not the last day of the applicable Interest Period, (iii) as a consequence of a required conversion of a Eurodollar Rate Loan to a Base Rate Loan as a result of any of the events indicated in clause (d) above or (iv) as a consequence of any failure by the Borrower to repay Eurodollar Rate Loans when required by the terms hereof. The Revolving Credit Lender making demand for such compensation shall deliver to the Borrower concurrently with such demand a written statement as to such losses, expenses and liabilities, and this statement shall be conclusive as to the amount of compensation due to such Revolving Credit Lender, absent manifest error.

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(f) Limitation of Borrower’s Liability

Notwithstanding the foregoing, no Lender shall be entitled to compensation under this Section 2.14 for any costs incurred with respect to any date that it has such costs unless it shall have notified the Borrower that it will demand compensation for such costs under this Section 2.14 not more than 120 days after the later of (i) such date and (ii) the date on which it shall have become aware of such costs; provided, that the foregoing shall in no way operate in derogation of the undertaking contained in the last sentence of this clause (f). In the event that any Lender determines that any event or circumstance that will lead to a claim under this Section 2.14 has occurred or will occur, such Lender will use its best efforts to so notify the Borrower; provided, that any failure to provide such notice shall in no way impair the rights of such Lender to demand and receive compensation under this Section 2.14, but without prejudice to any claims of the Borrower for compensation for actual damages sustained as a result of any failure to observe this undertaking.

Section 2.15 Capital Adequacy

If at any time any Lender determines that (a) the adoption of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order after the date of this Agreement regarding capital adequacy, (b) compliance with any such law, treaty, rule, regulation or order or (c) compliance with any guideline or request or directive from any central bank or other Governmental Authority (whether or not having the force of law) shall have the effect of reducing the rate of return on such Lender’s (or any corporation controlling such Lender’s) capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change, compliance or interpretation, then, upon demand from time to time by such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender for such reduction. A certificate as to such amounts submitted to the Borrower and the Administrative Agent by such Lender shall be conclusive and binding for all purposes absent manifest error. Notwithstanding the foregoing, no Lender shall be entitled to compensation under this Section 2.15 for any reductions suffered with respect to any date that such reductions are incurred unless it shall have notified the Borrower that it will demand compensation for such reductions under this Section 2.15 not more than 120 days after the later of (i) such date and (ii) the date on which it shall have become aware of such reductions; provided, that the foregoing shall in no way operate in derogation of the undertaking contained in the last sentence of this Section 2.15. In the event that any Lender determines that any event or circumstance that will lead to a claim under this Section 2.15 has occurred or will occur, such Lender will use its best efforts to so notify the Borrower; provided, that any failure to provide such notice shall in no way impair the rights of such Lender to demand and receive compensation under this Section 2.15, but without prejudice to any claims of the Borrower for compensation for actual damages sustained as a result of any failure to observe this undertaking.

Section 2.16 Taxes

(a) Any and all payments by any Loan Party under each Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (i) in the case of each Lender, Issuer and the Administrative Agent (A) taxes measured by its net income, and franchise taxes imposed on it, and similar taxes imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender, Issuer

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or the Administrative Agent (as the case may be) is organized and (B) any United States withholding taxes payable with respect to payments under the Loan Documents under laws (including any statute, treaty or regulation) in effect on the Closing Date (or, in the case of an Eligible Assignee, the date of the Assignment and Acceptance) applicable to such Lender, Issuer or the Administrative Agent, as the case may be, but not excluding any United States withholding taxes payable as a result of any change in such laws occurring after the Closing Date (or the date of such Assignment and Acceptance) and (ii) in the case of each Lender or Issuer, taxes measured by its net income and franchise taxes imposed on it as a result of a present or former connection between such Lender or Issuer (as the case may be) and the jurisdiction of the Governmental Authority imposing such tax or any taxing authority thereof or therein (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If any Taxes shall be required by law to be deducted from or in respect of any sum payable under any Loan Document to any Lender, any Issuer or the Administrative Agent (w) the sum payable shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.16), such Lender, Issuer or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (x) the relevant Loan Party shall make such deductions, (y) the relevant Loan Party shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law and (z) the relevant Loan Party shall deliver to the Administrative Agent evidence of such payment.

(b) In addition, each Loan Party agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of the United States or any political subdivision thereof or any applicable foreign jurisdiction, and all liabilities with respect thereto, in each case arising from any payment made under any Loan Document or from the execution, delivery or registration of, or otherwise with respect to, any Loan Document (collectively, “Other Taxes”). Each Loan Party authorizes the Administrative Agent to pay such Other Taxes in the name of such Loan Party and, for such purpose, to submit a Notice of Borrowing for Revolving Loans in the currency such Other Taxes are owed (or, if not available, in Dollars) (i) after the occurrence of any Event of Default and in respect of any event occurring on the Closing Date and (ii) otherwise, with the consent of such Loan Party, in the name of the Loan Party owing such Other Taxes and in an aggregate principal amount not to exceed all amounts owing in respect of such Other Taxes. If such a Notice of Borrowing is prepared by the Administrative Agent, the Borrowing corresponding thereto shall be made without regard to the conditions precedent set forth in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) and the proceeds thereof shall be disbursed to the Administrative Agent in the name of the Borrower and shall be used by the Administrative Agent solely to pay such Other Taxes (any excess thereof to be used to repay such Borrowing). The Administrative Agent may also make Swing Loans and Protective Advances to pay such Other Taxes in the name of such Loan Party and may pay such Other Taxes and seek separate reimbursement of such Other Taxes hereunder as a Secured Obligation.

(c) Each Loan Party shall, jointly and severally, indemnify each Lender, Issuer and the Administrative Agent for the full amount of Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.16) paid by such Lender, Issuer or the Administrative Agent (as the case may be) and any liability (including for penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender, Issuer or the Administrative Agent (as the case may be) makes written demand therefor.

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(d) Within 30 days after the date of any payment of Taxes or Other Taxes by any Loan Party, the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 11.8 (Notices, Etc.), the original or a certified copy of a receipt evidencing payment thereof.

(e) Without prejudice to the survival of any other agreement of any Loan Party hereunder, the agreements and obligations of such Loan Party contained in this Section 2.16 shall survive the payment in full of the Obligations.

(f) Prior to the Closing Date in the case of each Non-U.S. Lender that is a signatory hereto, and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Non-U.S. Lender and from time to time thereafter if requested by the Borrower or the Administrative Agent, each Non-U.S. Lender that is entitled at such time to an exemption from United States withholding tax, or that is subject to such tax at a reduced rate under an applicable tax treaty, shall provide the Administrative Agent and the Borrower with two completed originals of each of the following: (i) Form W-8ECI (claiming exemption from withholding because the income is effectively connected with a U.S. trade or business) or any successor form, (ii) Form W-8BEN (claiming exemption from, or a reduction of, withholding tax under an income tax treaty) or any successor form, (iii) in the case of a Non-U.S. Lender claiming exemption under Sections 871(h) or 881(c) of the Code, a Form W-8BEN (claiming exemption from withholding under the portfolio interest exemption) or any successor form or (iv) any other applicable form, certificate or document prescribed by the IRS certifying as to such Non-U.S. Lender’s entitlement to such exemption from United States withholding tax or reduced rate with respect to all payments to be made to such Non-U.S. Lender under the Loan Documents. Unless the Borrower and the Administrative Agent have received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for a Non-U.S. Lender are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Loan Parties and the Administrative Agent shall withhold amounts required to be withheld by applicable Requirements of Law from such payments at the applicable statutory rate.

(g) Any Revolving Credit Lender claiming any additional amounts payable pursuant to this Section 2.16 shall use its reasonable efforts (consistent with its internal policies and Requirements of Law) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that would be payable or may thereafter accrue and would not, in the sole determination of such Revolving Credit Lender, be otherwise disadvantageous to such Revolving Credit Lender; provided, that the Borrower shall not be required to indemnify or to pay any additional amounts to any Revolving Credit Lender (or Eligible Assignee) with respect to any Taxes pursuant to this Section 2.16 to the extent that such Revolving Credit Lender (or Eligible Assignee) fails to comply with the provisions of this clause (g) (and, in such case, the Borrower may deduct and withhold all Taxes required by law as a result of such non-compliance from payments to such Revolving Credit Lender (or Eligible Assignee)). Additionally, no Lender shall be entitled to any payment under this Section 2.16 more than 120 days after such Lender became aware of its entitlement to such payment; provided, that the foregoing shall in no way operate in derogation of the undertaking contained in the last sentence of this clause (g). In the event that any Lender determines that any event or

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circumstance that will lead to a claim for payment under this Section 2.16 has occurred or will occur, such Lender will use its best efforts to so notify the Borrower; provided, that any failure to provide such notice shall in no way impair the rights of such Lender to demand and receive payment under this Section 2.16, but without prejudice to any claims of the Borrower for compensation for actual damages sustained as a result of any failure to observe this undertaking.

Section 2.17 Substitution of Lenders

(a) In the event that (i)(A) any Revolving Credit Lender makes a claim under Section 2.14(c) (Increased Costs) or 2.15 (Capital Adequacy), (B) it becomes illegal for any Revolving Credit Lender to continue to fund or make any Eurodollar Rate Loan and such Revolving Credit Lender notifies the Borrower pursuant to Section 2.14(d) (Illegality), (C) any Loan Party is required to make any payment pursuant to Section 2.16 (Taxes) that is attributable to a particular Revolving Credit Lender or (D) any Revolving Credit Lender becomes a Defaulting Lender and (ii) in the case of clause (i)(A) above, as a consequence of increased costs in respect of which such claim is made, the effective rate of interest payable to such Revolving Credit Lender under this Agreement with respect to its Loans materially exceeds the effective average annual rate of interest payable to the Requisite Lenders under this Agreement (any such Revolving Credit Lender, an “Affected Lender”), the Borrower may substitute any Lender and, if reasonably acceptable to the Administrative Agent, any other Eligible Assignee (a “Substitute Institution”) for such Affected Lender hereunder, after delivery of a written notice (a “Substitution Notice”) by the Borrower to the Administrative Agent and the Affected Lender within a reasonable time (in any case not to exceed 90 days) following the occurrence of any of the events described in clause (i) above that the Borrower intends to make such substitution; provided, however, that, if more than one Revolving Credit Lender claims increased costs, illegality or right to payment arising from the same act or condition and such claims are received by the Borrower within 30 days of each other, then the Borrower may substitute all, but not (except to the extent the Borrower has already substituted one of such Affected Lenders before the Borrower’s receipt of the other Affected Lenders’ claim) less than all, Revolving Credit Lenders making such claims.

(b) If the Substitution Notice was properly issued under this Section 2.17, the Affected Lender shall sell, and the Substitute Institution shall purchase, all rights and claims of such Affected Lender under the Loan Documents, and the Substitute Institution shall assume, and the Affected Lender shall be relieved of, the Affected Lender’s Revolving Credit Commitments and all other prior unperformed obligations of the Affected Lender under the Loan Documents (other than in respect of any damages (other than exemplary or punitive damages, to the extent permitted by applicable law) in respect of any such unperformed obligations). Such purchase and sale (and the corresponding assignment of all rights and claims hereunder) shall be effective on (and not earlier than) the later of (i) the receipt by the Affected Lender of its Ratable Portion of the Revolving Credit Outstandings, together with any other Obligations owing to it, (ii) the receipt by the Administrative Agent of an agreement in form and substance satisfactory to it and the Borrower whereby the Substitute Institution shall agree to be bound by the terms hereof and (iii) the payment in full to the Affected Lender in cash of all fees, unreimbursed costs and expenses and indemnities accrued and unpaid through such effective date. Upon the effectiveness of such sale, purchase and assumption, the Substitute Institution shall become a “Lender” hereunder for all purposes of this Agreement having a Revolving Credit Commitment in the amount of such Affected Lender’s Revolving

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Credit Commitment assumed by it and such Revolving Credit Commitment of the Affected Lender shall be terminated; provided, however, that all indemnities under the Loan Documents shall continue in favor of such Affected Lender.

(c) Each Revolving Credit Lender agrees that, if it becomes an Affected Lender and its rights and claims are assigned hereunder to a Substitute Institution pursuant to this Section 2.17, it shall execute and deliver to the Administrative Agent an Assignment and Acceptance to evidence such assignment, together with any Revolving Credit Note (if such Loans are evidenced by a Revolving Credit Note) evidencing the Loans subject to such Assignment and Acceptance; provided, however, that the failure of any Affected Lender to execute an Assignment and Acceptance shall not render such assignment invalid.

ARTICLE III

CONDITIONS TO LOANS AND LETTERS OF CREDIT

Section 3.1 Conditions Precedent to Initial Loans and Letters of Credit

The obligation of each Revolving Credit Lender to make the Loans requested to be made by it on the Closing Date and the obligation of each Issuer to Issue Letters of Credit on the Closing Date is subject to the satisfaction or due waiver in accordance with Section 11.1 (Amendments, Waivers, Etc.) of each of the following conditions precedent on or before January 5, 2009:

(a) Bankruptcy Petition. The Borrower and the Guarantors shall have commenced the Cases with the Bankruptcy Court.

(b) Bankruptcy Court Order. The Bankruptcy Court shall have entered the Interim Order, certified by the Clerk of the Bankruptcy Court as having been duly entered, the Interim Order shall be in full force and effect and shall not have been vacated, reversed, modified, amended or stayed without the prior written consent of the Administrative Agent and the Requisite Lenders and the automatic stay shall have been modified pursuant to the Interim Order to permit the creation and perfection of the Secured Parties’ Liens and security interests and shall have been automatically vacated, subject to the terms of the Orders, to permit enforcement of Secured Parties’ rights and remedies under this Agreement and the other Loan Documents.

(c) Plan. The Borrower and the Guarantors shall have filed the Plan with the Bankruptcy Court on the Petition Date

(d) Certain Documents. The Administrative Agent shall have received on or prior to the Closing Date each of the following, each dated the Closing Date unless otherwise indicated or agreed to by the Administrative Agent, in form and substance satisfactory to the Administrative Agent and in sufficient copies for each Lender:

(i) this Agreement, duly executed and delivered by the Borrower and each Guarantor and, for the account of each Lender requesting the same, a Revolving Credit Note of the Borrower conforming to the requirements set forth herein;

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(ii) each Security Agreement duly executed and delivered by each Loan Party as set forth on Schedule 3.1 (Security Agreements);

(iii) a favorable opinion of (A) the Washington D.C. office of Wilmer Cutler Pickering Hale and Dorr LLP, counsel to the Loan Parties, in substantially the form of Exhibit G (Form of Opinion of Counsel for the Loan Parties), (B) Wilmer Cutler Pickering Hale and Dorr LLP, counsel to the Loan Parties in the United Kingdom and (C) Dechert LLP, counsel to the Loan Parties in Pennsylvania, in each case addressed to the Administrative Agent and the Lenders and addressing such other matters as any Lender through the Administrative Agent may reasonably request;

(iv) a copy of each Related Document certified as being complete and correct by a Responsible Officer of the Borrower;

(v) a copy of the articles or certificate of incorporation (or equivalent Constituent Document) of each Loan Party, certified as of a recent date by the Secretary of State of the state of organization of such Loan Party, if applicable, together with certificates of such official attesting to the good standing of each such Loan Party;

(vi) a certificate of the Secretary or an Assistant Secretary of each Loan Party certifying (A) the names and true signatures of each officer of such Loan Party that has been authorized to execute and deliver any Loan Document or other document required hereunder to be executed and delivered by or on behalf of such Loan Party, (B) the by-laws (or equivalent Constituent Document) of such Loan Party as in effect on the date of such certification, (C) the resolutions of such Loan Party’s Board of Directors (or equivalent governing body) approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and (D) that there have been no changes in the certificate of incorporation (or equivalent Constituent Document) of such Loan Party from the certificate of incorporation (or equivalent Constituent Document) delivered pursuant to clause (vii) above;

(vii) a certificate of a Responsible Officer of the Borrower to the effect that the condition set forth in Section 3.2(b) (Conditions Precedent to Each Loan and Letter of Credit) has been satisfied;

(viii) evidence satisfactory to the Administrative Agent that the insurance policies required by Section 7.5 (Maintenance of Insurance) and any Collateral Document are in full force and effect, together with, unless otherwise agreed by the Administrative Agent, endorsements naming the Administrative Agent, on behalf of the Secured Parties, as an additional insured or loss payee under all insurance policies to be maintained with respect to the properties of the Borrower and its Subsidiaries;

(ix) a Borrowing Base Certificate as of the Closing Date executed by a Responsible Officer of the Borrower;

(x) all motions and other documents filed with the Bankruptcy Court in connection with this Agreement shall be in form and substance satisfactory to the Administrative Agent in its sole discretion and all other motions and First Day Orders shall be in form and substance reasonably satisfactory to the Administrative Agent; and

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(xi) such other certificates, documents, agreements and information respecting any Loan Party as any Lender through the Administrative Agent may reasonably request.

(e) Fee and Expenses Paid. There shall have been paid to the Administrative Agent, for the account of the Administrative Agent and the Lenders, as applicable, all fees and expenses (including reasonable fees and expenses of counsel) due and payable on or before the Closing Date (including all such fees described in the Fee Letter).

(f) [Intentionally omitted.]

(g) Consents, Etc. The Borrower and its Subsidiaries shall have received all consents and authorizations required pursuant to any material Contractual Obligation with any other Person (including, without limitation, all consents to the assignment of receivables by the UK Guarantor) and shall have obtained all Permits of, and effected all notices to and filings with, any Governmental Authority, in each case, as may be necessary to allow each of the Borrower and its Subsidiaries lawfully (i) to execute, deliver and perform, in all material respects, their respective obligations hereunder and under the Loan Documents to which each of them, respectively, is, or shall be, a party and each other agreement or instrument to be executed and delivered by each of them, respectively, pursuant thereto or in connection therewith, and (ii) to create and perfect the Liens on the Collateral to be owned by each of them in the manner and for the purpose contemplated by the Loan Documents.

Section 3.2 Conditions Precedent to Each Loan and Letter of Credit

The obligation of each Revolving Credit Lender on any date (including the Closing Date) to make any Loan and of each Issuer on any date (including the Closing Date) to Issue any Letter of Credit is subject to the satisfaction of each of the following conditions precedent:

(a) Request for Borrowing or Issuance of Letter of Credit. With respect to any Loan, the Administrative Agent shall have received a duly executed Notice of Borrowing (or, in the case of Swing Loans, a duly executed Swing Loan Request), and, with respect to any Letter of Credit, the Administrative Agent and the Issuer shall have received a duly executed Letter of Credit Request.

(b) Representations and Warranties; No Defaults. The following statements shall be true on the date of such Loan or Issuance, both before and after giving effect thereto and, in the case of any Loan, to the application of the proceeds thereof:

(i) the representations and warranties set forth in Article IV (Representations and Warranties) and in the other Loan Documents shall be true and correct on and as of the Closing Date and shall be true and correct in all material respects on and as of any such date after the Closing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date; and

(ii) no Default or Event of Default shall have occurred and be continuing.

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(c) Maximum Credit. After giving effect to the Loans or Letters of Credit requested to be made or Issued on any such date and the use of proceeds thereof, the Revolving Credit Outstandings shall not exceed the Maximum Credit at such time.

(d) No Legal Impediments. The making of the Loans or the Issuance of such Letter of Credit on such date does not violate any Requirement of Law on the date of or immediately following such Loan or Issuance of such Letter of Credit and is not enjoined, temporarily, preliminarily or permanently.

(e) Additional Matters. The Administrative Agent shall have received such additional documents, information and materials as any Lender, through the Administrative Agent, may reasonably request to the extent such additional documents, information and materials are reasonably available to the Borrower; provided that in no event shall the Borrower be required to deliver any pricing or other acquisition terms in respect of raw resin in any detail beyond the detail contained in the Borrowing Base Certificate delivered in connection with the Closing Date.

Each submission by the Borrower to the Administrative Agent of a Notice of Borrowing or a Swing Loan Request and the acceptance by the Borrower of the proceeds of each Loan requested therein, and each submission by the Borrower to an Issuer of a Letter of Credit Request, and the Issuance of each Letter of Credit requested therein, shall be deemed to constitute a representation and warranty by the Borrower as to the matters specified in clause (b) above on the date of the making of such Loan or the Issuance of such Letter of Credit.

Section 3.3 Conditions Precedent to Conversion Date

The Borrower may elect to convert the Maturity Date to the Exit Termination Date, with such conversion being effective upon satisfaction of the following conditions on or before the DIP Termination Date (the “Conversion Date”):

(a) Confirmation of Plan. (i) The Bankruptcy Court shall have entered an order in form and substance satisfactory to the Requisite Lenders confirming the Plan (with only such amendments thereto satisfactory to the Requisite Lenders in their reasonable judgment) and approving and authorizing the transactions contemplated thereby and the continuation of Liens to secure the Obligations after the Conversion Date and containing a release in favor of the Administrative Agent and the Lenders and their respective Affiliates, (ii) the New Organizational Documents (as defined in the Plan) shall have been adopted in form and substance satisfactory to the Administrative Agent and (iii) all conditions precedent to the effectiveness of the Plan (other than the obtaining of extensions of credit under this Agreement) shall have been satisfied (or duly waived) and the Plan shall be effective.

(b) Conversion of Senior Sub Notes. All of the Senior Sub Notes shall have been converted to equity pursuant to the Plan.

(c) Financial Statements. (i) Each Lender shall have received a pro forma consolidated balance sheet and related statements of income and cash flow of the Borrower and its subsidiaries prepared on a fresh-start accounting basis as of the last date prior to the Conversion Date for which financial statements are available, together with a certificate of the chief financial officer of the Borrower certifying that such balance sheet and other financial statements accurately present the financial position of the Borrower and its subsidiaries on a pro

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forma basis, in accordance with GAAP, as of such date, and (ii) based on such consolidated financial statements, the Borrower shall be in pro forma compliance, after giving effect to the Conversion Date, with each covenant in Article V.

(d) Certain Documents. The Administrative Agent shall have received on or prior to the Conversion Date each of the following, each dated the Conversion Date unless otherwise indicated or agreed to by the Administrative Agent, in form and substance satisfactory to the Administrative Agent and in sufficient copies for each Lender:

(i) the Intercreditor Agreement, duly executed by each party thereto;

(ii) each Security Agreement duly executed and delivered by each Loan Party as set forth on Schedule 3.1 (Security Agreements) opposite such Security Agreement, together with each of the following:

(A) evidence satisfactory to the Administrative Agent that, upon the filing and recording of instruments delivered at the Conversion Date, the Administrative Agent (for the benefit of the Secured Parties) shall have a valid and perfected first priority security interest (or comparable security interest) in the Collateral contemplated thereby, including (x) such documents duly executed by each Loan Party as the Administrative Agent may request with respect to the perfection of its security interests in such Collateral (including financing statements under the UCC, patent, trademark and copyright security agreements suitable for filing with the Patent and Trademark Office or the Copyright Office, as the case may be, and other applicable documents under the laws of any jurisdiction with respect to the perfection of Liens created by the applicable Security Agreement) and (y) copies of UCC search reports as of a recent date listing all effective financing statements that name any Loan Party as debtor, together with copies of such financing statements, none of which shall cover such Collateral, except for those that shall be terminated on the Conversion Date or are otherwise permitted hereunder;

(B) all certificates, instruments and other documents representing all Pledged Stock being pledged pursuant to such Security Agreement and stock powers for such certificates, instruments and other documents executed in blank;

(C) all instruments representing Pledged Debt Instruments being pledged pursuant to such Security Agreement duly endorsed in favor of the Administrative Agent or in blank;

(D) all Deposit Account Control Agreements, duly executed by the corresponding Deposit Account Bank and Loan Party, that, in the reasonable judgment of the Administrative Agent, shall be required for the Loan Parties to comply with Section 7.12 (Control Accounts; Approved Deposit Accounts); and

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(E) Securities Account Control Agreements duly executed by the appropriate Loan Party and (1) all Securities Intermediaries with respect to all Securities Accounts and securities entitlements of the Borrower and each Guarantor and (2) all futures commission agents and clearing houses with respect to all commodities contracts and commodities accounts held by the Borrower and each Guarantor;

(iii) a favorable opinion of (A) the Washington D.C. office of Wilmer, Cutler, Pickering, Hale and Dorr LLP, counsel to the Loan Parties, and (B) Wilmer, Cutler, Pickering, Hale and Dorr LLP, counsel to the Loan Parties in the United Kingdom, (C) Dechert LLP, counsel to the Loan Parties in Pennsylvania,, in each case addressed to the Administrative Agent and the Lenders and addressing such other matters as any Lender through the Administrative Agent may reasonably request including, without limitation, the enforceability of all applicable Loan Documents, compliance with all laws and regulations (including Regulation U of the Board of Governors of the Federal Reserve System), the perfection of all security interests purported to be granted and no conflicts with material agreements (including, without limitation, the First Mortgage Notes Indenture) and (D) counsel to the Administrative Agent as to the enforceability of this Agreement and the other Loan Documents to be executed on the Conversion Date;

(iv) a copy of the articles or certificate of incorporation (or equivalent Constituent Document) of each Loan Party, certified as of a recent date by the Secretary of State of the state of organization of such Loan Party, if applicable, together with certificates of such official attesting to the good standing of each such Loan Party;

(v) a certificate of the Secretary or an Assistant Secretary of each Loan Party certifying (A) the names and true signatures of each officer of such Loan Party that has been authorized to execute and deliver any Loan Document or other document required hereunder to be executed and delivered by or on behalf of such Loan Party, (B) the by-laws (or equivalent Constituent Document) of such Loan Party as in effect on the date of such certification, (C) the resolutions of such Loan Party’s Board of Directors (or equivalent governing body) approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and (D) that there have been no changes in the certificate of incorporation (or equivalent Constituent Document) of such Loan Party from the certificate of incorporation (or equivalent Constituent Document) delivered pursuant to clause (iv) above;

(vi) a certificate of a Responsible Officer of the Borrower, stating that the Borrower and its Subsidiaries taken as a whole are Solvent after giving effect to the Loans and Letters of Credit outstanding on the Conversion Date, the application of the proceeds thereof in accordance with Section 7.9 (Application of Proceeds) and the payment of all estimated legal, accounting and other fees related hereto and thereto;

(vii) a certificate of a Responsible Officer of the Borrower to the effect that (A) the condition set forth in Section 3.2(b) (Conditions Precedent to Each Loan and Letter of Credit) has been satisfied and (B) no litigation not listed on Schedule 4.7 (Litigation) shall have been commenced against any Loan Party or any of its Subsidiaries that would have a Material Adverse Effect;

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(viii) evidence satisfactory to the Administrative Agent that the insurance policies required by Section 7.5 (Maintenance of Insurance) and any Collateral Document are in full force and effect, together with, unless otherwise agreed by the Administrative Agent, endorsements naming the Administrative Agent, on behalf of the Secured Parties, as an additional insured or loss payee under all insurance policies to be maintained with respect to the properties of the Borrower and its Subsidiaries; and

(ix) such other certificates, documents, agreements and information respecting any Loan Party as any Lender through the Administrative Agent may reasonably request.

(e) Cash Management. The Administrative Agent shall have received evidence that, as of the Conversion Date, the procedures with respect to cash management required by the Collateral Documents have been established and are currently being maintained by each Loan Party, together with copies of all executed lockbox agreements and Deposit Account Control Agreements executed by such Loan Party in connection therewith.

(f) Landlord Waivers and Bailee’s Letters. The Administrative Agent shall have received such Landlord Waivers and Bailee’s Letters as the Administrative Agent shall request in its sole discretion.

(g) Fee and Expenses Paid. There shall have been paid to the Administrative Agent, for the account of the Administrative Agent and the Lenders, as applicable, all fees and expenses (including reasonable fees and expenses of counsel) due and payable on or before the Conversion Date (including all such fees described in the Fee Letter).

(h) Consents, Etc. The Borrower and its Subsidiaries shall have received all consents and authorizations required pursuant to any material Contractual Obligation with any other Person (including, without limitation, all consents to the assignment of receivables by the UK Guarantor) and shall have obtained all Permits of, and effected all notices to and filings with, any Governmental Authority, in each case, as may be necessary to allow each of the Borrower and its Subsidiaries lawfully (i) to execute, deliver and perform, in all material respects, their respective obligations hereunder and under the Loan Documents and the Related Documents to which each of them, respectively, is, or shall be, a party and each other agreement or instrument to be executed and delivered by each of them, respectively, pursuant thereto or in connection therewith, and (ii) to create and perfect the Liens on the Collateral to be owned by each of them in the manner and for the purpose contemplated by the Loan Documents.

(i) Field Examination; Initial Appraisals. The Requisite Lenders shall be satisfied with the results of a field examination of the Borrower and its Subsidiaries conducted by auditors no more than one month prior to the Conversion Date and shall have received appraisals (the “Initial Appraisals”) of all Inventory, Accounts of the Borrower and the UK Guarantor, each in form and substance satisfactory to the Administrative Agent.

Section 3.4 Determinations of Borrowing Conditions

For purposes of determining compliance with the conditions specified in Section 3.1 (Conditions Precedent to Initial Loans and Letters of Credit) and Section 3.3 (Conditions Precedent to Conversion Date), each Revolving Credit Lender shall be deemed to

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have consented to, approved, accepted or be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Revolving Credit Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Revolving Credit Lender prior to the initial Borrowing, borrowing of Swing Loans or Issuance or deemed Issuance hereunder specifying its objection thereto and such Revolving Credit Lender shall not have made available to the Administrative Agent such Revolving Credit Lender’s Ratable Portion of such Borrowing or Swing Loans.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

To induce the Lenders, the Issuers and the Administrative Agent to enter into this Agreement, the Borrower represents and warrants each of the following to the Lenders, the Issuers and the Administrative Agent, on and as of the Closing Date and after giving effect to the making of the Loans and the other financial accommodations on the Closing Date and on and as of each date as required by Section 3.2(b)(i) (Conditions Precedent to Each Loan and Letter of Credit) and Section 3.3 (Conditions Precedent to Conversion Date):

Section 4.1 Corporate Existence; Compliance with Law

The Borrower and each of its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) is duly qualified to do business as a foreign entity and in good standing under the laws of each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing would not, in the aggregate, have a Material Adverse Effect, (c) has all requisite power and authority and the legal right to own, pledge, mortgage and operate its properties, to lease the property it operates under lease and to conduct its business as now or currently proposed to be conducted, (d) is in compliance with its Constituent Documents, (e) is in compliance with all applicable Requirements of Law except where the failure to be in compliance would not, in the aggregate, have a Material Adverse Effect and (f) has all necessary Permits from or by, has made all necessary filings with, and has given all necessary notices to, each Governmental Authority having jurisdiction, to the extent required for such ownership, operation and conduct, except for Permits or filings that can be obtained or made by the taking of ministerial action to secure the grant or transfer thereof or the failure to obtain or make would not, in the aggregate, have a Material Adverse Effect.

Section 4.2 Corporate Power; Authorization; Enforceable Obligations

(a) The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party and the consummation of the transactions contemplated thereby upon entry of the Interim Order and (when applicable) the Final Order:

(i) are within such Loan Party’s corporate, limited liability company, partnership or other powers;

(ii) have been or, at the time of delivery thereof pursuant to Article III (Conditions To Loans And Letters Of Credit) will have been duly authorized by all necessary action, including the consent of shareholders, partners and members and the Bankruptcy Court where required;

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(iii) do not and will not (A) contravene such Loan Party’s or any of its Subsidiaries’ respective Constituent Documents, (B) violate any other Requirement of Law applicable to such Loan Party (including Regulations T, U and X of the Federal Reserve Board), or any order or decree of any Governmental Authority (including the Bankruptcy Court) or arbitrator applicable to such Loan Party, (C) subject (during the pendency of the Cases with respect to such Loan Party) to the entry of the Interim Order or (when applicable) the Final Order, conflict with or result in the breach of, or constitute a default under, or result in or permit the termination or acceleration of, any Related Document or any other material Contractual Obligation of such Loan Party or any of its Subsidiaries or (D) result in the creation or imposition of any Lien upon any property of such Loan Party or any of its Subsidiaries, other than those in favor of the Secured Parties pursuant to the Collateral Documents; and

(iv) do not require the consent of, authorization by, approval of, notice to, or filing or registration with, any Governmental Authority or any other Person, other than those listed on Schedule 4.2 (Consents) and that have been or will be, prior to the Closing Date, and will have by the Conversion Date, obtained or made, copies of which have been or will be delivered to the Administrative Agent pursuant to Section 3.1 (Conditions Precedent to Initial Loans and Letters of Credit), and each of which on the Closing Date and the Conversion Date will be in full force and effect and, with respect to the Collateral, filings required to perfect the Liens created by the Collateral Documents.

(b) This Agreement has been, and each of the other Loan Documents will have been upon delivery thereof pursuant to the terms of this Agreement, duly executed and delivered by each Loan Party party thereto. This Agreement is, and the other Loan Documents will be, when delivered hereunder, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms.

Section 4.3 Ownership of Borrower; Subsidiaries

(a) As of the Closing Date, the authorized capital stock of the Borrower consists of 75,000,000 shares of common stock, $0.01 par value per share, of which 12,952,309 shares were issued and were outstanding as of November 10, 2008 and 5,000,000 shares of preferred stock, $0.01 par value per share, of which none are outstanding. All of the outstanding capital stock of the Borrower has been validly issued, is fully paid and non-assessable. Except as set forth on Schedule 4.3 (Ownership of the Borrower; Subsidiaries), no Stock of the Borrower is subject to any option, warrant, right of conversion or purchase or any similar right, and there are no agreements or understandings to which the Borrower is a party with respect to the voting, sale or transfer of any shares of Stock of the Borrower or any agreement restricting the transfer or hypothecation of any such shares.

(b) Set forth on Schedule 4.3 (Ownership of the Borrower; Subsidiaries) is a complete and accurate list showing, as of the Closing Date and the Conversion Date, all Subsidiaries of the Borrower and, as to each such Subsidiary, the jurisdiction of its organization, the number of shares of each class of Stock authorized (if applicable), the number outstanding on the Closing Date and on the Conversion Date and the number and percentage of the outstanding shares of each such class owned (directly or indirectly) by the Borrower. No

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Stock of any Subsidiary of the Borrower is subject to any outstanding option, warrant, right of conversion or purchase of any similar right. All of the outstanding Stock of each Subsidiary of the Borrower owned (directly or indirectly) by the Borrower has been validly issued, is fully paid and non-assessable (to the extent applicable) and is owned by the Borrower or a Subsidiary of the Borrower, free and clear of all Liens (other than the Lien in favor of the Secured Parties created pursuant to a Security Agreement), options, warrants, rights of conversion or purchase or any similar rights. Neither the Borrower nor any such Subsidiary is a party to, or has knowledge of, any agreement restricting the transfer or hypothecation of any Stock of any such Subsidiary, other than the Loan Documents. The Borrower does not own or hold, directly or indirectly, any Stock of any Person other than such Subsidiaries and Investments permitted by Section 8.3 (Investments).

Section 4.4 Financial Statements

(a) The Consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2007, and the related Consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, certified by the Borrower’s Accountants, and the unaudited Consolidated interim balance sheet of the Borrower and its Subsidiaries and the related Consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for the 12 months ended September 30, 2008, copies of which have been furnished to each Lender, fairly present in all material respects, subject, in the case of said balance sheets and said statements of income, retained earnings and cash flows for the 12 months ended September 30, 2008, to the absence of footnote disclosure and normal recurring year-end audit adjustments, the Consolidated financial condition of the Borrower and its Subsidiaries as at such dates and the Consolidated results of the operations of the Borrower and its Subsidiaries for the period ended on such dates, all in conformity with GAAP.

(b) None of the Borrower or any of its Subsidiaries has any material obligation, contingent liability or liability for taxes, long-term leases or unusual forward or long-term commitment that is not reflected in the Financial Statements referred to in clause (a) above or in the notes thereto and not otherwise permitted by this Agreement.

(c) The Projections have been prepared by the Borrower in light of the past operations of its business, and reflect projections for the four-year period beginning on January 1, 2008 on a quarterly basis for the first year and on a year-by-year basis thereafter. The Projections are based upon estimates and assumptions stated therein, all of which the Borrower believes to be reasonable and fair in light of current conditions and current facts known to the Borrower and, as of the Closing Date, reflect the Borrower’s good faith and reasonable estimates of the future financial performance of the Borrower and its Subsidiaries and of the other information projected therein for the periods set forth therein.

Section 4.5 Material Adverse Change

Since the Petition Date, there has been no Material Adverse Change and there have been no events or developments that, in the aggregate, have had a Material Adverse Effect.

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Section 4.6 Solvency

On and after the later to occur of (I) the Conversion Date and (II) the consummation of the transactions contemplated by the Plan, both before and after giving effect to (a) the Loans and Letter of Credit Obligations to be made or extended on the Conversion Date or such other date as Loans and Letter of Credit Obligations requested hereunder are made or extended, (b) the disbursement of the proceeds of such Loans pursuant to the instructions of the Borrower, (c) the consummation of the other financing transactions contemplated hereby and (d) the payment and accrual of all transaction costs in connection with the foregoing, the Borrower and its Subsidiaries, taken as a whole, are Solvent.

Section 4.7 Litigation

Other than the Cases and except as set forth on Schedule 4.7 (Litigation), there are no pending or, to the knowledge of the Borrower, threatened actions, investigations or proceedings affecting the Borrower or any of its Subsidiaries before any court, Governmental Authority or arbitrator other than those that, in the aggregate, would not have a Material Adverse Effect. The performance of any action by any Loan Party required or contemplated by any Loan Document or any Related Document is not restrained or enjoined (either temporarily, preliminarily or permanently).

Section 4.8 Taxes

(a) All federal, state, local and foreign income and franchise and other material tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by the Borrower, the UK Guarantor or any of their respective Tax Affiliates have been filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed, all such Tax Returns are true and correct in all material respects, and all taxes, charges and other impositions reflected therein or otherwise due and payable have been paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof except where contested in good faith and by appropriate proceedings if adequate reserves therefor have been established on the books of the relevant Loan Party or such Tax Affiliate in conformity with GAAP. As of the Closing Date and the Conversion Date, no Tax Return is under audit or examination by any Governmental Authority and no notice of such an audit or examination or any assertion of any claim for Taxes has been given or made by any Governmental Authority. Proper and accurate amounts have been withheld by the Borrower, the UK Guarantor and each of their respective Tax Affiliates from their respective employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities.

(b) None of the Borrower, the UK Guarantor or any of their respective Tax Affiliates has (i) as of the Closing Date, or will have as of the Conversion Date, executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for the filing of any Tax Return or the assessment or collection of any charges, (ii) incurred any obligation under any tax sharing agreement or arrangement other than those of which the Administrative Agent has received a copy prior to the date hereof or (iii) been a member of an affiliated, combined or unitary group other than the group of which the Borrower (or its Tax Affiliate) is the common parent.

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(c) The Borrower does not intend to treat the Loans and the Letters of Credit and the related transactions contemplated hereby as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6 011-4 of the Code).

Section 4.9 Full Disclosure

(a) The information prepared or furnished by or on behalf of the Borrower in connection with this Agreement or the Related Documents or the consummation of the transactions contemplated hereunder and thereunder taken as a whole, including the information contained in the Disclosure Documents, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein or herein not misleading as of the date made. All facts known to the Borrower and material to an understanding of the financial condition, business, properties or prospects of the Borrower and its Subsidiaries taken as one enterprise have been disclosed to the Lenders or otherwise have been disclosed in public filings of the Borrower accessible to the Administrative Agent as provided in Section 6.6 (SEC Filings, Press Releases).

(b) The Borrower has delivered to each Lender a true, complete and correct copy of each Disclosure Document. The Disclosure Documents comply as to form in all material respects with all applicable requirements of all applicable state and Federal securities laws.

Section 4.10 Margin Regulations

The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Federal Reserve Board), and no proceeds of any Loan will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock in contravention of Regulation T, U or X of the Federal Reserve Board.

Section 4.11 No Burdensome Restrictions; No Defaults

(a) None of the Borrower or any of its Subsidiaries (i) is a party to any Contractual Obligation the compliance with one or more of which would have, in the aggregate, a Material Adverse Effect or the performance of which by any thereof, either unconditionally or upon the happening of an event, would result in the creation of a Lien (other than a Lien permitted under Section 8.2 (Liens, Etc.)) on the assets of any thereof or (ii) is subject to one or more charter or corporate restrictions that would, in the aggregate, have a Material Adverse Effect.

(b) None of the Borrower or any of its Subsidiaries is in default under or with respect to any Contractual Obligation owed by it arising after the Petition Date or under executory contracts and unexpired leases that have been assumed with the consent of the Administrative Agent in the Cases pursuant to section 365 of the Bankruptcy Code (including pursuant to the Plan), and, to the knowledge of the Borrower, no other party is in default under or with respect to any Contractual Obligation owed to any Loan Party or to any Subsidiary of any Loan Party, other than, in either case, those defaults that, in the aggregate, would not have a Material Adverse Effect.

(c) No Default or Event of Default has occurred and is continuing.

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(d) To the best knowledge of the Borrower, there are no Requirements of Law applicable to any Loan Party or any Subsidiary of any Loan Party the compliance with which by such Loan Party or such Subsidiary, as the case may be, would, in the aggregate, have a Material Adverse Effect.

Section 4.12 Investment Company Act; Public Utility Holding Company Act

None of the Borrower or any of its Subsidiaries is (a) an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended or (b) a “holding company” or an “affiliate”, a “holding company” or a “subsidiary company” of a “holding company”, as each such term is defined and used in the Public Utility Holding Company Act of 1935, as amended.

Section 4.13 Use of Proceeds

The proceeds of the Loans and the Letters of Credit (and, to the extent provided to them by the Borrower, each other Loan Party) solely (a) to refinance the Indebtedness and other obligations outstanding under the Existing Credit Agreement, (b) to pay related transaction costs, fees and expenses, (c) to finance all or any part of the purchase price or other cost of construction or improvement of any property, (d) to meet cash collateral requirements, (e) to pay Permitted Prepetition Claim Payments and (f) to provide working capital from time to time for the Borrower and its Subsidiaries and for other general corporate purposes.

Section 4.14 Insurance

All policies of insurance of any kind or nature of the Borrower or any of its Subsidiaries, including policies of life, fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, workers’ compensation and employee health and welfare insurance, are in full force and effect and are of a nature and provide such coverage as is sufficient and as is customarily carried by businesses of the size and character of such Person. None of the Borrower or any of its Subsidiaries has been refused insurance for any material coverage for which it had applied or had any policy of insurance terminated (other than at its request).

Section 4.15 Labor Matters

(a) There are no strikes, work stoppages, slowdowns or lockouts pending or threatened against or involving the Borrower or any of its Subsidiaries, other than those that, in the aggregate, would not have a Material Adverse Effect.

(b) There are no unfair labor practices, grievances, complaints or arbitrations pending, or, to the Borrower’s knowledge, threatened, against or involving the Borrower or any of its Subsidiaries, other than those that, in the aggregate, would not have a Material Adverse Effect.

(c) Except as set forth on Schedule 4.15 (Labor Matters), as of the Closing Date or the Conversion Date, there is no collective bargaining agreement covering any employee of the Borrower or any of its Subsidiaries.

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(d) Schedule 4.15 (Labor Matters) sets forth, as of the date hereof, all material consulting agreements, executive employment agreements, executive compensation plans, deferred compensation agreements, employee stock purchase and stock option plans and severance plans of the Borrower and any of its Subsidiaries.

Section 4.16 ERISA; Pension Matters

(a) Schedule 4.16 (List of Plans; Pension Matters) separately identifies as of the date hereof all Title IV Plans, all Multiemployer Plans and all other employee pension plans within the meaning of Section 3(2) of ERISA and all UK Pension Plans to which the Borrower or any of its Subsidiaries has any obligation or liability, contingent or otherwise.

(b) Each employee benefit plan of the Borrower or any of its Subsidiaries intended to qualify under Section 401 of the Code does so qualify, and any trust created thereunder is exempt from tax under the provisions of Section 501 of the Code, except where such failures, in the aggregate, would not have a Material Adverse Effect.

(c) Each Title IV Plan is in compliance in all material respects with applicable provisions of ERISA, the Code and other Requirements of Law except for non-compliances that, in the aggregate, would not have a Material Adverse Effect.

(d) Other than the Cases, there has been no, nor is there reasonably expected to occur any, ERISA Event other than those that, in the aggregate, would not have a Material Adverse Effect.

(e) Except to the extent set forth on Schedule 4.16 (List of Plans; Pension Matters), none of the Borrower, any of the Borrower’s Subsidiaries or any ERISA Affiliate would have any Withdrawal Liability as a result of a complete withdrawal as of the date hereof from any Multiemployer Plan.

(f) As of the December 31, 2007, the Constar Pension Plan, the Constar Executive Retirement Payments and the Constar Supplemental Executive Retirement Plan were underfunded on a GAAP basis by approximately $3,100,000, $365,000 and $313,000, respectively, and if terminated as of December 31, 2007, would be underfunded on a termination basis by approximately $18,200,000. As of December 31, 2007, the Borrower’s and its Subsidiaries’ UK and Holland pension plans were underfunded on a GAAP basis by approximately $1,900,000.

(g) Each UK Pension Plan is approved by the UK Inland Revenue for the purposes of Chapter I or Chapter IV of Part XIV of the Income and Corporation Taxes Act 1988.

(h) Each UK Pension Plan is in compliance in all material respects with all applicable legal and administrative requirements and its trusts, powers and provisions and the Borrower and its Subsidiaries have complied with Article 141 of the Treaty of Rome except for non-compliances that, in the aggregate, would not have a Material Adverse Effect.

(i) None of the Borrower, its Subsidiaries or any Person connected with, or an associate of, the UK Guarantor have committed any, act or failure to act which could fall within Subsection (5) of Section 38 to the Pensions Act 2004 other than those that, in the aggregate, would not have a Material Adverse Effect.

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Section 4.17 Environmental Matters

(a) The operations of the Borrower and each of its Subsidiaries have been and are in compliance with all Environmental Laws, including obtaining and complying with all required environmental, health and safety Permits, other than non-compliances that, in the aggregate, would not have a reasonable likelihood of a Material Adverse Effect.

(b) None of the Borrower or any of its Subsidiaries or any Real Property currently or, to the knowledge of the Borrower, previously owned, operated or leased by or for the Borrower or any of its Subsidiaries is subject to any pending or, to the knowledge of the Borrower, threatened, claim, order, agreement, notice of violation, notice of potential liability or is the subject of any pending or threatened proceeding or governmental investigation under or pursuant to Environmental Laws other than those that, in the aggregate, are not reasonably likely to result in the Borrower and its Subsidiaries incurring Environmental Liabilities and Costs which would have a Material Adverse Effect.

(c) Except as disclosed on Schedule 4.17 (Environmental Matters), none of the Borrower or any of its Subsidiaries is a treatment, storage or disposal facility requiring a Permit under the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the regulations thereunder or any state analog.

(d) There are no facts, circumstances or conditions arising out of or relating to the operations or ownership of the Borrower or any of its Subsidiaries of Real Property owned, operated or leased by the Borrower or any of its Subsidiaries that are not specifically accrued for in the financial information furnished to the Lenders other than those that, in the aggregate, would not have a reasonable likelihood of the Borrower and its Subsidiaries incurring Environmental Liabilities and Costs which would have a Material Adverse Effect.

(e) As of the date hereof, no Environmental Lien has attached to any property of the Borrower or any of its Subsidiaries and, to the knowledge of the Borrower, no facts, circumstances or conditions exist that could reasonably be expected to result in any such Lien attaching to any such property.

(f) The Borrower and each of its Subsidiaries has provided the Lenders with copies of all material, non-routine environmental, health or safety audits, studies, assessments, inspections, investigations or other environmental health and safety reports prepared by third party environmental consultants relating to the operations of the Borrower or any of its Subsidiaries or any Real Property of any of them that are in the possession, custody or control of the Borrower or any of its Subsidiaries.

Section 4.18 Intellectual Property

The Borrower and its Subsidiaries own or license or otherwise have the right to use all licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, copyright applications, Internet domain names, franchises, authorizations and other intellectual property rights (including all Intellectual Property as defined

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in the applicable Security Agreement) that are necessary for the operations of their respective businesses, without infringement upon or conflict with the rights of any other Person with respect thereto which would have a Material Adverse Effect, including all trade names associated with any private label brands of the Borrower or any of its Subsidiaries. To the Borrower’s knowledge, no license, permit, patent, patent application, trademark, trademark application, service mark, trade name, copyright, copyright application, Internet domain name, franchise, authorization, other intellectual property right (including all “Intellectual Property” as defined in the applicable Security Agreement), slogan or other advertising device, product, process, method, substance, part or component, or other material now employed, or now contemplated to be employed, by the Borrower or any of its Subsidiaries (i) infringes upon or conflicts with any rights owned by any other Person and (ii) no claim or litigation regarding any of the foregoing is pending or threatened which in the case of (i) or (ii) would have a Material Adverse Effect.

Section 4.19 Title; Real Property

(a) Each of the Borrower and its Subsidiaries has good and marketable title to, or valid leasehold interests in, all Real Property and good title to all personal property, in each case that is purported to be owned or leased by it, including those reflected on the most recent Financial Statements delivered by the Borrower, and none of such properties and assets is subject to any Lien, except Liens permitted under Section 8.2 (Liens, Etc.). The Borrower and its Subsidiaries have received all deeds, assignments, waivers, consents, non-disturbance and recognition or similar agreements, bills of sale and other documents in respect of, and have duly effected all recordings, filings and other actions necessary to establish, protect and perfect, the Borrower’s and its Subsidiaries’ right, title and interest in and to all such property except where the failure would not have a Material Adverse Effect.

(b) Set forth on Schedule 4.19 (Real Property) is a complete and accurate list of all Real Property of the Borrower and its Subsidiaries and showing, as of the Closing Date and the Conversion Date, the current street address (including, where applicable, county, state and other relevant jurisdictions), record owner and, where applicable, lessee thereof.

(c) Except for properties described as leased by the Borrower and its Subsidiaries on Schedule 4.19 (Real Property), as of the Closing Date and the Conversion Date, neither the Borrower nor any of its Subsidiaries owns or holds, or is obligated under or a party to, any lease, option, right of first refusal or other contractual right to purchase, acquire, sell, assign, dispose of or lease any Real Property of such Loan Party or any of its Subsidiaries.

(d) As of the Closing Date and the Conversion Date, no portion of any Real Property of the Borrower or any of its Subsidiaries has suffered any material damage by fire or other casualty loss that has not heretofore been completely repaired and restored to good working order.

(e) All Permits required to have been issued or appropriate to enable all Real Property of the Borrower or any of its Subsidiaries to be lawfully occupied and used for all of the purposes for which they are currently occupied and used have been lawfully issued and are in full force and effect, other than those that, in the aggregate, would not have a Material Adverse Effect.

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(f) None of the Borrower or any of its Subsidiaries has received any notice, or has any knowledge, of any pending, threatened or contemplated condemnation proceeding affecting any Real Property of the Borrower or any of its Subsidiaries or any part thereof, except those that, in the aggregate, would not have a Material Adverse Effect.

Section 4.20 Related Documents

(a) Each of the Related Documents has been duly executed and delivered by each Loan Party party thereto and at the Closing Date and, except with respect to the Senior Sub Notes Indenture, the Conversion Date will be the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms.

(b) None of the Related Documents has been amended or modified in any respect, other than pursuant to the Plan, and no provision therein has been waived, except in each case to the extent permitted by Section 8.12 (Modification of Related Documents), and each of the representations and warranties therein were true and correct in all material respects as of the date made and no default or event that, with the giving of notice or lapse of time or both, would be a default has occurred thereunder.

ARTICLE V

FINANCIAL COVENANTS

The Borrower agrees with the Lenders, the Issuers and the Administrative Agent to each of the following as long as any Obligation or any Revolving Credit Commitment remains outstanding and, in each case, unless the Requisite Lenders otherwise consent in writing:

Section 5.1 Minimum Liquidity

The Borrower shall maintain Available Credit of not less than $5,000,000.

Section 5.2 Minimum Collateral Availability

The Borrower shall maintain at all times Collateral Availability of more than $15,000,000.

Section 5.3 Capital Expenditures

The Borrower shall not make or incur, or permit to be made or incurred, Capital Expenditures during each of the Fiscal Years set forth below to be, in the aggregate, in excess of the maximum amount set forth below for such Fiscal Year:

FISCAL YEAR	MAXIMUM CAPITAL EXPENDITURES
2008	$32,000,000
2009	$24,000,000
2010	$28,000,000
2011	$22,000,000

provided, however, that to the extent that actual Capital Expenditures for the Fiscal Year ended December 31, 2009 or any such Fiscal Year thereafter shall be less than the maximum amount set

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forth above for such Fiscal Year (without giving effect to any carryover permitted by this proviso), 75% of the difference between said stated maximum amount and the amount of such actual Capital Expenditures shall, in addition, be available for Capital Expenditures in the next succeeding Fiscal Year.

Section 5.4 Minimum EBITDA

(a) If prior to the Conversion Date Collateral Availability during any Fiscal Quarter is less than $30,000,000 for any period of three (3) consecutive Business Days, the Borrower shall maintain Consolidated EBITDA of not less than $35,000,000, calculated on a trailing twelve month basis as of the last day of such Fiscal Quarter.

(b) If on or after the Conversion Date Collateral Availability during any Fiscal Quarter is less than $30,000,000 for any period of three (3) consecutive Business Days, the Borrower shall maintain Consolidated EBITDA of not less than $40,000,000, calculated on a trailing twelve month basis as of the last day of such Fiscal Quarter.

ARTICLE VI

REPORTING COVENANTS

The Borrower agrees with the Lenders, the Issuers and the Administrative Agent to each of the following, as long as any Obligation or any Revolving Credit Commitment remains outstanding and, in each case, unless the Requisite Lenders otherwise consent in writing:

Section 6.1 Financial Statements

The Borrower shall furnish to the Administrative Agent (with sufficient copies for each of the Lenders) each of the following:

(a) Monthly Reports. Within 30 days after the end of each fiscal month in each Fiscal Year that is not the last month in a Fiscal Quarter, financial information regarding the Borrower and its Subsidiaries consisting of Consolidated unaudited balance sheets as of the close of such month and the related statements of income and cash flow for such month and that portion of the current Fiscal Year ending as of the close of such month, setting forth in comparative form the figures for the corresponding period in the prior year and the figures contained in the Projections or, if applicable, the latest business plan provided pursuant to clause (f) below for the current Fiscal Year, in each case certified by chief financial officer of the Borrower as fairly presenting the Consolidated financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in accordance with GAAP (subject to the absence of footnote disclosure and “Normal Monthly Adjustments”).

(b) Quarterly Reports. Within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, financial information regarding the Borrower and its Subsidiaries consisting of Consolidated unaudited balance sheets as of the close of such quarter and the related statements of income and cash flow for such quarter and that portion of the Fiscal Year ending as of the close of such quarter, setting forth in comparative form the figures for the corresponding period in the prior year and the figures contained in the Projections or, if

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applicable, the latest business plan provided pursuant to clause (f) below for the current Fiscal Year, in each case certified by the chief financial officer of the Borrower as fairly presenting in all material respects the Consolidated financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments); provided however, that delivery of a Form 10-Q of the Borrower that is in compliance with all applicable Requirements of Law shall satisfy the delivery requirements of this clause (b).

(c) Annual Reports. Within 90 days after the end of each Fiscal Year, financial information regarding the Borrower and its Subsidiaries consisting of Consolidated and condensed consolidating balance sheets of the Borrower and the Guarantors as of the end of such year and related statements of income and cash flows of the Borrower and its Subsidiaries for such Fiscal Year, all prepared in conformity with GAAP and certified, in the case of such Consolidated Financial Statements, without qualification as to the scope of the audit or as to the Borrower being a going concern by the Borrower’s Accountants, together with the report of such accounting firm stating that (i) such Financial Statements fairly present in all material respects the Consolidated financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except for changes with which the Borrower’s Accountants shall concur and that shall have been disclosed in the notes to the Financial Statements) and (ii) the examination by the Borrower’s Accountants in connection with such Consolidated Financial Statements has been made in accordance with generally accepted auditing standards; provided however, that delivery of a Form 10-K of the Borrower that is in compliance with all applicable Requirements of Law shall satisfy the delivery requirements of this clause (c) (including with respect to the condensed consolidating statements so long as such statements are included in the Form 10-K delivered herewith).

(d) Compliance Certificate. Together with each delivery of any Financial Statement pursuant to clause (a), (b) or (c) above, a certificate of a Responsible Officer of the Borrower (each, a “Compliance Certificate”) (i) showing in reasonable detail the calculations used in demonstrating compliance with each of the financial covenants contained in Article V (Financial Covenants) and (ii) stating that no Default or Event of Default has occurred and is continuing or, if a Default or an Event of Default has occurred and is continuing, stating the nature thereof and the action that the Borrower proposes to take with respect thereto.

(e) Corporate Chart and Other Collateral Updates. Together with each delivery of any Financial Statement pursuant to clause (b) or (c) above, (i) a certificate of a Responsible Officer of the Borrower certifying that the Corporate Chart attached thereto (or the last Corporate Chart delivered pursuant to this clause (e)) is true, correct, complete and current as of the date of such Financial Statement and (ii) a certificate of a Responsible Officer of the Borrower in form and substance satisfactory to the Administrative Agent that all certificates, statements, updates and other documents (including updated schedules) required to be delivered pursuant to the Security Agreements by any Loan Party in the preceding Fiscal Quarter have been delivered thereunder (or such delivery requirement was otherwise duly waived or extended). The reporting requirements set forth in this clause (e) are in addition to, and are not intended to and shall not replace or otherwise modify, any obligation of any Loan Party under any Loan Document (including other notice or reporting requirements). Compliance with the reporting obligations in this clause (e) shall only provide notice to the Administrative Agent

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and shall not, by itself, modify any obligation of any Loan Party under any Loan Document, update any Schedule to this Agreement or any schedule to any other Loan Document or cure, or otherwise modify in any way, any failure to comply with any covenant, or any breach of any representation or warranty, contained in any Loan Document or any other Default or Event of Default.

(f) Business Plan. Not later than the earlier of 30 days after the end of each Fiscal Year and the tenth business day following the approval of such business and financial plans by the board of directors of the Borrower, and containing substantially the types of financial information contained in the Projections, (i) the annual business plan of the Borrower and its Subsidiaries on a Consolidated basis for the next succeeding Fiscal Year approved by the Board of Directors of the Borrower, (ii) forecasts prepared by management of the Borrower for each Fiscal Quarter in the next succeeding Fiscal Year and (iii) forecasts prepared by management of the Borrower for each of the succeeding Fiscal Years through the Fiscal Year in which the Revolving Credit Termination Date is scheduled to occur, including, in each instance described in clauses (ii) and (iii) above, (x) a projected year-end Consolidated balance sheet and income statement and statement of cash flows and (y) a statement of all of the material assumptions on which such forecasts are based.

(g) Management Letters, Etc. Within five Business Days after receipt thereof by any Loan Party, copies of each management letter, exception report or similar letter or report received by such Loan Party from its independent certified public accountants (including the Borrower’s Accountants).

(h) Intercompany Loan Balances. Together with each delivery of any Financial Statement pursuant to clause (a) above, a summary of the outstanding balance of all intercompany Indebtedness as of the last day of the fiscal month covered by such Financial Statement, certified by a Responsible Officer of the Borrower.

(i) Cash Flows. (i) During the pendency of the Cases and (ii) after the Conversion Date unless during the prior week Collateral Availability was greater than $30,000,000, the Borrower shall deliver, as soon as available and in any event not later than Thursday of each week, a 13-week rolling cash flow forecast detailing cash receipts and cash disbursements on a weekly basis for the next 13 weeks, in form and substance reasonably satisfactory to the Administrative Agent.

Section 6.2 Default Notices

As soon as practicable, and in any event within five Business Days after a Responsible Officer of any Loan Party has actual knowledge of the existence of any Default, Event of Default or other event having had a Material Adverse Effect or having any reasonable likelihood of causing or resulting in a Material Adverse Change, the Borrower shall give the Administrative Agent notice specifying the nature of such Default or Event of Default or other event, including the anticipated effect thereof, which notice, if given by telephone, shall be promptly confirmed in writing on the next Business Day.

Section 6.3 Litigation

Promptly after the commencement thereof, the Borrower shall give the Administrative Agent written notice of the commencement of all actions, suits and proceedings

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before any domestic or foreign Governmental Authority or arbitrator affecting the Borrower or any of its Subsidiaries that (i) seeks injunctive or similar relief or (ii) in the reasonable judgment of the Borrower or such Subsidiary, expose the Borrower or such Subsidiary to liability in an amount aggregating $1,000,000 or more or that, if adversely determined, would have a Material Adverse Effect.

Section 6.4 Asset Sales

Prior to any Asset Sale whose Net Cash Proceeds (or the Dollar Equivalent thereof) are anticipated to exceed $2,000,000, the Borrower shall send the Administrative Agent a notice (a) describing such Asset Sale or the nature and material terms and conditions of such transaction and (b) stating the estimated Net Cash Proceeds anticipated to be received by the Borrower or any of its Subsidiaries.

Section 6.5 Notices under Related Documents

Promptly after the sending or filing thereof, the Borrower shall send the Administrative Agent copies of all material notices, certificates or reports delivered pursuant to, or in connection with, any Related Document not already provided hereunder.

Section 6.6 SEC Filings; Press Releases

Promptly after the sending or filing thereof, the Borrower shall send the Administrative Agent copies of (a) all reports that the Borrower sends to its security holders generally, (b) all reports and registration statements that the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission or any national or foreign securities exchange or the National Association of Securities Dealers, Inc., (c) all press releases and (d) all other statements concerning material changes or developments in the business of the Borrower or any of its Subsidiaries made available by the Borrower or any of its Subsidiaries to the public or any other creditor. Information required to be delivered pursuant to this Section 6.6 (SEC Filings; Press Releases) shall be deemed to have been delivered on the date which the Borrower provides notice to the Administrative Agent that such information has been posted on the Borrower’s website on the Internet at www.constar.net, at www.sec.gov or at another website identified in such notice and accessible by the Lenders without charge; provided, that (i) such notice may be included in a certificate delivered pursuant to clause (d) of Section 6.1 (Financial Statements) and (ii) the Borrower shall deliver paper copies of the information referred to in this Section 6.6 (SEC Filings; Press Releases) to the Administrative Agent for distribution to (x) any Lender to which the above referenced websites are for any reason not available if such Lender has so notified the Borrower and (y) any Lender that has notified the Borrower that it desires paper copies of all such information.

Section 6.7 Labor Relations

Promptly after becoming aware of the same, the Borrower shall give the Administrative Agent written notice of (a) any material labor dispute to which the Borrower or any of its Subsidiaries is or may become a party, including any strikes, lockouts or other disputes relating to any of such Person’s plants and other facilities, and (b) any Worker Adjustment and Retraining Notification Act or related liability incurred with respect to the closing of any plant or other facility of any such Person.

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Section 6.8 Tax Returns

Upon the request of any Lender, through the Administrative Agent, the Borrower shall provide copies of all federal, state, local and foreign tax returns and reports filed by the Borrower or any Subsidiary of the Borrower in respect of taxes measured by income (excluding sales, use and like taxes).

Section 6.9 Insurance

As soon as is practicable and in any event within 90 days after the end of each Fiscal Year, the Borrower shall furnish the Administrative Agent (in sufficient copies for each of the Lenders) with (a) a report in form and substance satisfactory to the Administrative Agent and the Lenders outlining all material insurance coverage maintained as of the date of such report by the Borrower or any of its Subsidiaries and the duration of such coverage and (b) an insurance broker’s statement that all premiums then due and payable with respect to such coverage have been paid and confirming that the Administrative Agent has been named as loss payee on all insurance policies relating to the Collateral and as additional insured under all liability policies.

Section 6.10 ERISA Matters; Pension Matters

The Borrower shall furnish the Administrative Agent (with sufficient copies for each of the Lenders) each of the following:

(a) promptly and in any event within 30 days after the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, written notice describing such ERISA Event;

(b) promptly and in any event within 10 days after the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a written statement of a Responsible Officer of the Borrower describing such waiver request and the action, if any, the Borrower, its Subsidiaries and ERISA Affiliates propose to take with respect thereto and a copy of any notice filed with the PBGC or the IRS pertaining thereto;

(c) simultaneously with the date that the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate files a notice of intent to terminate any Title IV Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, a copy of each notice;

(d) as soon as is practicable and in any event within 60 days of the report of a formal actuarial valuation of a UK Pension Plan prepared for the trustees of such plan under Section 56 of the Pensions Act 1995 or Section 224 of the Pensions Act 2004 being finalized by the actuary to the UK Pension Plan a copy of such actuarial valuation report; and

(e) promptly and in any event within 10 days of the Borrower or any Subsidiary of the Borrower giving notice (or becoming aware that the trustees of a UK Pension Plan have given notice) to the UK Pensions Regulator of a notifiable event for the purposes of Section 69 of the Pensions Act 2004, a copy of each notice.

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Section 6.11 Environmental Matters

The Borrower shall provide the Administrative Agent promptly and in any event within 10 days after the Borrower or any Subsidiary of the Borrower learns of any of the following, written notice of each of the following:

(a) that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of a Release or threatened Release that could reasonably be expected to subject such Loan Party to Environmental Liabilities and Costs whose Dollar Equivalent shall exceed $3,000,000;

(b) the receipt by the Borrower or any of its Subsidiaries of notification that any real or personal property of such Person is or is reasonably likely to be subject to any Environmental Lien;

(c) the receipt by the Borrower or any of its Subsidiaries of any notice of violation of or potential liability under, or knowledge by such Person that there exists a condition that could reasonably be expected to result in a violation of or liability under, any Environmental Law, except for violations and liabilities the consequence of which, in the aggregate, would not be reasonably likely to subject the Borrower or any of its Subsidiaries collectively to Environmental Liabilities and Costs whose Dollar Equivalent shall exceed $3,000,000;

(d) the commencement of any judicial or administrative proceeding or investigation alleging a violation of or liability under any Environmental Law, that, in the aggregate, if adversely determined, would have a reasonable likelihood of subjecting the Borrower or any of its Subsidiaries collectively to Environmental Liabilities and Costs whose Dollar Equivalent shall exceed $3,000,000;

(e) any proposed acquisition of stock, assets or real estate, any proposed leasing of property or any other action by the Borrower or any of its Subsidiaries other than those the consequences of which, in the aggregate, have reasonable likelihood of subjecting the Loan Parties collectively to Environmental Liabilities and Costs whose Dollar Equivalent shall exceed $3,000,000;

(f) any proposed action by the Borrower or any of its Subsidiaries or any proposed change in Environmental Laws that, in the aggregate, have a reasonable likelihood of requiring the Loan Parties to obtain additional environmental, health or safety Permits or make additional capital improvements to obtain compliance with Environmental Laws that, in the aggregate, would have cost $3,000,000 or more or that shall subject the Borrower or any of its Subsidiaries to additional Environmental Liabilities and Costs whose Dollar Equivalent shall exceed $3,000,000; and

(g) upon written request by any Lender through the Administrative Agent, a report providing an update of the status of any environmental, health or safety compliance, hazard or liability issue identified in any notice or report delivered pursuant to this Section 6.11.

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Section 6.12 Borrowing Base Determination

(a) The Borrower shall deliver, (i) during the pendency of the Cases, as soon as available and in any event not later than three Business Days after the first day of each week, a Borrowing Base Certificate as of the last day of the immediately preceding week executed by a Responsible Officer of the Borrower, (ii) after the Conversion Date, (A) if Available Credit is greater than or equal to $25,000,000, as soon as available and in any event not later than ten Business Days after the last day of each fiscal month, a Borrowing Base Certificate as of the last day of such fiscal month executed by a Responsible Officer of the Borrower, and (B) if Available Credit is less than $25,000,000, as soon as available and in any event not later than three Business Days after the first day of each week, a Borrowing Base Certificate as of the last day of the immediately preceding week executed by a Responsible Officer of the Borrower until Available Credit is greater than or equal to $25,000,000, after which the Borrower shall deliver a Borrowing Base Certificate monthly pursuant to clause (a)(ii)(A) of this Section 6.12.

(b) The Borrower shall, and shall cause each Guarantor to, conduct, or cause to be conducted, at its expense and upon request of the Administrative Agent, and present to the Administrative Agent for approval, such appraisals, investigations and reviews as the Administrative Agent shall reasonably request for the purpose of determining the Borrowing Base, all upon notice and at such times during normal business hours and as often as may be reasonably requested. The Borrower shall furnish to the Administrative Agent any information that the Administrative Agent may reasonably request regarding the determination and calculation of the Borrowing Base including correct and complete copies of any invoices, underlying agreements, instruments or other documents and the identity of all Account Debtors in respect of Accounts referred to therein.

(c) The Borrower shall promptly notify the Administrative Agent in writing in the event that at any time the Borrower receives or otherwise gains knowledge that (i) the Borrowing Base is less than 90% of the Borrowing Base reflected in the most recent Borrowing Base Certificate delivered pursuant to clause (a) above, (ii) the outstanding Revolving Credit Outstandings exceed the Borrowing Base as a result of a decrease therein, in which case such notice shall also include the amount of such excess, (iii) the Available Credit is less than $15,000,000.

(d) The Administrative Agent may, at the Borrower’s sole cost and expense, (i) make test verifications of the Accounts, (ii) conduct physical verifications and appraisals of the Inventory (“Appraisals”) and (iii) conduct field examinations of any of the properties of the Loan Parties and their Subsidiaries (“Field Examinations”), in each case in any manner and through any medium that the Administrative Agent considers advisable (including through its own representatives or independent contractors), and the Borrower shall furnish all such assistance and information as the Administrative Agent may require in connection therewith and at any time a Default or Event of Default shall be continuing, upon the Administrative Agent’s request and at the expense of the Borrower, the Borrower shall cause independent public accountants or others satisfactory to the Administrative Agent to furnish to the Administrative Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Accounts; provided, however, that unless a Default or Event of Default shall be continuing, the Administrative Agent shall provide two (2) days prior written notice of its requests and unless a Default or Event of Default shall be continuing, the Administrative Agent shall request no more than four (4) Account verifications, four (4) Field Examinations and three (3) Appraisals during any calendar year during any calendar year.

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Section 6.13 Customer Contracts

Promptly after any Loan Party becoming aware of the same, the Borrower shall give the Administrative Agent prior to the Closing Date written notice of any cancellation, termination or loss of any material Contractual Obligation with customers or other material customer arrangement.

Section 6.14 Tax Reporting

Promptly after the Borrower determines that it intends to treat the Loans and the Letters of Credit and the related transactions contemplated hereby as a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4 of the Code, the Borrower shall give the Administrative Agent written notice thereof and shall deliver to the Administrative Agent all IRS forms required in connection therewith.

Section 6.15 Other Information

The Borrower shall provide the Administrative Agent or any Lender with such other information respecting the business, properties, condition, financial or otherwise, or operations of the Borrower or any Subsidiary of the Borrower as the Administrative Agent or such Lender through the Administrative Agent may from time to time reasonably request.

ARTICLE VII

AFFIRMATIVE COVENANTS

The Borrower agrees with the Lenders, the Issuers and the Administrative Agent to each of the following, as long as any Obligation or any Revolving Credit Commitment remains outstanding and, in each case, unless the Requisite Lenders otherwise consent in writing:

Section 7.1 Preservation of Corporate Existence, Etc.

The Borrower shall, and shall cause each of its Subsidiaries to, preserve and maintain its legal existence, rights (charter and statutory) and franchises, except as permitted by Sections 8.4 (Sale of Assets) and 8.7 (Restriction on Fundamental Changes).

Section 7.2 Compliance with Laws, Etc.

The Borrower shall, and shall cause each of its Subsidiaries to, comply with all applicable Requirements of Law, Contractual Obligations arising after the Petition Date, Contractual Obligations under executory contracts and unexpired leases that have been assumed with consent of the Administrative Agent and Permits, except where the failure so to comply would not, in the aggregate, have a Material Adverse Effect.

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Section 7.3 Conduct of Business

The Borrower shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course and consistent with past practice; provided, that businesses reasonably related to the current business of the Borrower and its Subsidiaries will be permitted, and (b) use its reasonable efforts, in the ordinary course and consistent with past practice, to preserve its business and the goodwill and business of the customers, advertisers, suppliers and others having business relations with the Borrower or any of its Subsidiaries, except in each case where the failure to comply with the covenants in each of clauses (a) and (b) above would not, in the aggregate, have a Material Adverse Effect.

Section 7.4 Payment of Taxes, Etc.

The Borrower shall, and shall cause each of its Subsidiaries to, pay and discharge before the same shall become delinquent, all lawful governmental claims, taxes, assessments, charges and levies arising after the Petition Date or, with the consent of the Administrative Agent, ordered to be paid by the Bankruptcy Court, except where contested in good faith, by proper proceedings and adequate reserves therefor have been established on the books of the Borrower or the appropriate Subsidiary in conformity with GAAP.

Section 7.5 Maintenance of Insurance

The Borrower shall (a) maintain for itself, and the Borrower shall cause to be maintained for each of its Subsidiaries, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates, and, in any event, all insurance required by any Collateral Documents and (b) cause all such insurance to name the Administrative Agent on behalf of the Secured Parties as additional insured or loss payee, as its interest may appear, as appropriate, and to provide that no cancellation, material addition in amount or material change in coverage shall be effective until after 30 days’ written notice thereof to the Administrative Agent.

Section 7.6 Access

The Borrower shall, and shall cause each of its Subsidiaries to, from time to time permit the Administrative Agent and the Lenders, or any agents or representatives thereof, within two Business Days after written notification of the same (except that during the continuance of an Event of Default, no such notice shall be required) to (a) examine and make copies of and abstracts from the records and books of account of the Borrower and each of its Subsidiaries, (b) visit the properties of the Borrower and each of its Subsidiaries, (c) discuss the affairs, finances and accounts of the Borrower and each of its Subsidiaries with any of their respective officers or directors and (d) communicate directly with any of its certified public accountants (including the Borrower’s Accountants) in the presence of a Responsible Officer. The Borrower shall authorize its certified public accountants (including the Borrower’s Accountants), and shall cause the certified public accountants of any of its Subsidiaries, if any, to disclose to the Administrative Agent or any Lender any and all financial statements and other information of any kind, as the Administrative Agent or any Lender reasonably requests and that such accountants may have with respect to the business, financial condition, results of operations or other affairs of the Borrower or any of its Subsidiaries.

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Section 7.7 Keeping of Books

The Borrower shall, and shall cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made in conformity with GAAP of all financial transactions and the assets and business of the Borrower and each such Subsidiary.

Section 7.8 Maintenance of Properties, Etc.

The Borrower shall, and shall cause each of its Subsidiaries to, maintain and preserve (a) in good working order and condition all of its properties necessary in the conduct of its business, (b) all rights, permits, licenses, approvals and privileges (including all Permits) used or useful or necessary in the conduct of its business and (c) all registered patents, trademarks, trade names, copyrights and service marks with respect to its business, except where failure to so maintain and preserve the items set forth in clauses (a), (b) and (c) above would not, in the aggregate, have a Material Adverse Effect.

Section 7.9 Application of Proceeds

The Borrower (and, to the extent distributed to them by the Borrower, each of its Subsidiaries) shall use the entire amount of the proceeds of the Loans as provided in Section 4.13 (Use of Proceeds).

Section 7.10 Environmental

The Borrower shall, and shall cause each of its Subsidiaries to, take such Remedial Action and undertake such investigation or other action as required by Environmental Laws or as any Governmental Authority requires or as is appropriate and consistent with good business practice to address the Release or event and otherwise ensure material compliance with Environmental Laws except where it is contesting its obligation to comply by appropriate means.

Section 7.11 Additional Collateral and Guaranties

To the extent not delivered to the Administrative Agent on or before the Closing Date (including in respect of after-acquired property and Persons that become Subsidiaries of any Loan Party after the Closing Date), the Borrower agrees promptly to do, or cause each of its Subsidiaries to do, each of the following, unless otherwise agreed by the Administrative Agent:

(a) deliver to the Administrative Agent a duly-executed joinder agreement in the form of Exhibit M (Form of Joinder Agreement) and such other duly-executed supplements and amendments to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and as the Administrative Agent deems necessary or advisable in order to ensure that each Subsidiary of the Borrower planning to enter, having entered, having agreed to enter or which the Borrower has agreed to cause to enter into Guaranty Obligations of the Indebtedness of the Borrower under the First Mortgage Notes Indenture (an “Additional Guarantor”) guaranties, as primary obligor and not as surety, the full and punctual payment when due of the Obligations or any part thereof; provided, however, that, unless (x) the Borrower and the Administrative Agent otherwise agree or (y) such Non-U.S. Person or Subsidiary has entered into Guaranty Obligations in respect of the First Mortgage Notes Indenture having substantially similar tax consequences, in no event shall any Non-U.S. Person

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(other than the UK Guarantor) or any Subsidiary of any Non-U.S. Person be required to guaranty the payment of the Obligations; and provided, further, that the Borrower may form Special IP Subsidiaries and a Specific IP Subsidiary that will not be required to guaranty the payment of the Obligations;

(b) deliver to the Administrative Agent such duly-executed joinder and amendments to the applicable Security Agreement and, if applicable, other Collateral Documents, in form and substance reasonably satisfactory to the Administrative Agent and as the Administrative Agent deems necessary or advisable in order to (i) effectively grant to the Administrative Agent, for the benefit of the Secured Parties, a valid, perfected and enforceable first-priority security interest in the Stock and Stock Equivalents and other debt Securities owned directly or indirectly by any Loan Party, or any Additional Guarantor and (ii) effectively grant to the Administrative Agent, for the benefit of the Secured Parties, a valid, perfected and enforceable first-priority security interest (or comparable right or interest) in all Collateral of each Loan Party or each Additional Guarantor other than assets or property securing the First Mortgage Notes; provided, however, that, unless the Borrower and the Administrative Agent otherwise agree, in no event shall the Borrower or any of its Subsidiaries be required to pledge (i) in excess of 65% of the outstanding Voting Stock of any Non-U.S. Person (other than the UK Guarantor) that is a direct Subsidiary of the Borrower or of any Subsidiary of the Borrower that is a Domestic Person, (ii) unless such Stock is otherwise held by the Borrower or any Subsidiary of the Borrower that is a Domestic Person, any of the Stock of any Non-U.S. Person (other than the UK Guarantor) that is a Subsidiary of such direct Subsidiary or (iii) the Stock of the Specific IP Subsidiary.

(c) deliver to the Administrative Agent all certificates, instruments and other documents representing all Pledged Stock, Pledged Debt Instruments and all other Stock, Stock Equivalents and other debt Securities being pledged pursuant to the joinders, amendments and foreign agreements executed pursuant to clause (b) above, together with (i) in the case of certificated Pledged Stock and other certificated Stock and Stock Equivalents, undated stock powers endorsed in blank and (ii) in the case of Pledged Debt Instruments and other certificated debt Securities, endorsed in blank, in each case executed and delivered by a Responsible Officer of the pledgor;

(d) to take such other actions necessary or advisable to ensure the validity or continuing validity of the guaranties required to be given pursuant to clause (a) above or to create, maintain or perfect the security interest required to be granted pursuant to clause (a) above, including the filing of UCC financing statements in such jurisdictions as may be required by the Collateral Documents or by law or as may be reasonably requested by the Administrative Agent;

(e) to take all actions necessary or advisable to ensure that in connection with a liquidation of the Collateral, the Administrative Agent shall have full use of all intellectual property held by any Special IP Subsidiary; provided, however, that if the terms of any license, sublicense or agreement related to the foregoing intellectual property prohibit or do not permit the assignment or sublicense of the necessary rights to the Administrative Agent, the Borrower shall use commercially reasonable efforts to obtain the consent of the counterparty thereto; and

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(f) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

Section 7.12 Control Accounts; Approved Deposit Accounts

(a) From and after the Conversion Date, the Borrower shall, and shall cause each of its Domestic Subsidiaries and the UK Guarantor to, (i) deposit in an Approved Deposit Account all cash they receive, (ii) not establish or maintain any Securities Account that is not a Control Account and (iii) not establish or maintain any Deposit Account other than with a Deposit Account Bank; provided, however, that the Borrower and each of its Subsidiaries may (i) maintain payroll, withholding tax and other fiduciary accounts, (ii) maintain accounts with the Administrative Agent and (iii) maintain other accounts as long as the aggregate balance in all such accounts does not exceed $1,000,000.

(b) From and after the Conversion Date, The Borrower shall, and shall cause each of its Subsidiaries, to (i) instruct each Account Debtor or other Person obligated to make a payment to any of them under any Account or General Intangible to make payment, or to continue to make payment, to an Approved Deposit Account and (ii) deposit in an Approved Deposit Account immediately upon receipt all Proceeds of such Accounts and General Intangibles received by the Borrower or any of its Subsidiaries from any other Person.

(c) In the event that (i) the Borrower, any Subsidiary of the Borrower or any Deposit Account Bank shall, after the date hereof, terminate an agreement with respect to the maintenance of an Approved Deposit Account for any reason, (ii) the Administrative Agent shall demand such termination as a result of the failure of a Deposit Account Bank to comply with the terms of the applicable Deposit Account Control Agreement or (iii) the Administrative Agent determines in its sole discretion that the financial condition of a Deposit Account Bank has materially deteriorated, the Borrower shall, and shall cause each of its Subsidiaries to, notify all of their respective obligors that were making payments to such terminated Approved Deposit Account to make all future payments to another Approved Deposit Account.

(d) In the event that (i) the Borrower, any Subsidiary of the Borrower or any Approved Securities Intermediary shall, after the date hereof, terminate an agreement with respect to the maintenance of a Control Account for any reason, (ii) the Administrative Agent shall demand such termination as a result of the failure of an Approved Securities Intermediary to comply with the terms of the applicable Securities Account Control Agreement or (iii) the Administrative Agent determines in its sole discretion that the financial condition of an Approved Securities Intermediary has materially deteriorated, the Borrower shall, and shall cause each of its Subsidiaries to, notify all of its obligors that were making payments to such terminated Control Account to make all future payments to another Control Account.

(e) The Administrative Agent may establish one or more Cash Collateral Accounts with such depositaries and Securities Intermediaries as it in its sole discretion shall determine. The Borrower agrees that each such Cash Collateral Account shall be under the sole dominion and control of the Administrative Agent and that the Administrative Agent shall be the Entitlement Holder with respect to each such Cash Collateral Account that is a Securities Account and the only Person authorized to give Entitlement Orders with respect to each such Securities Account. Without limiting the foregoing, funds on deposit in any Cash Collateral Account may be invested (but the Administrative Agent shall be under no obligation to make

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any such investment) in Cash Equivalents at the direction of the Administrative Agent and, except during the continuance of an Event of Default, the Administrative Agent agrees with the Borrower to issue Entitlement Orders for such investments in Cash Equivalents as requested by the Borrower; provided, however, that the Administrative Agent shall not have any responsibility for, or bear any risk of loss of, any such investment or income thereon. None of the Borrower, any Subsidiary of the Borrower or any other Person claiming on behalf of or through the Borrower or any Subsidiary of the Borrower shall have any right to demand payment of any funds held in any Cash Collateral Account at any time prior to the termination of all outstanding Letters of Credit and the payment in full of all then outstanding and payable monetary Obligations. The Administrative Agent shall apply all funds on deposit in a Cash Collateral Account as provided in Section 2.9(c) (Mandatory Prepayments).

Section 7.13 Landlord Waivers and Bailee’s Letters

The Borrower shall, and shall cause each of its Subsidiaries to use commercially reasonably efforts to, within 30 days after the Closing Date (or such later date as shall be acceptable to the Administrative Agent in its sole discretion), deliver such Landlord Waivers and Bailee’s Letters as the Administrative Agent shall request in its sole discretion exercised reasonably.

Section 7.14 Real Property

(a) The Borrower shall, and shall cause each of its Subsidiaries to, (i) comply in all material respects with all of their respective obligations under all of their respective Leases now or hereafter held respectively by them, including the Leases set forth in Schedule 4.19 (Real Property), except where any of them is contesting its obligations by appropriate proceedings, (ii) not modify, amend, cancel, extend unless in accordance with its terms or otherwise change in any materially adverse manner any term, covenant or condition of any such Lease, (iii) not assign or sublet any other Lease if such assignment or sublet would have a Material Adverse Effect, (iv) provide the Administrative Agent with a copy of each notice of default under any Lease received by the Borrower or any Subsidiary of the Borrower which would cause a Material Adverse Effect immediately upon receipt thereof and deliver to the Administrative Agent a copy of each notice of default sent by the Borrower or any Subsidiary of the Borrower under any material Lease simultaneously with its delivery of such notice under such Lease and (v) notify the Administrative Agent at least 14 days prior to the date the Borrower or any Subsidiary of the Borrower takes possession of, or becomes liable under, any new leased premises or Lease, whichever is earlier.

(b) At least 15 Business Days prior to (i) entering into any Lease (other than a renewal of an existing Lease) for the principal place of business and chief executive office of the Borrower or any Guarantor or any other Lease (including any renewal) in which the Dollar Equivalent of the annual rental payments are anticipated to equal or exceed $1,000,000 or (ii) acquiring any material owned Real Property, the Borrower shall provide the Administrative Agent written notice thereof.

Section 7.15 UK Pension Plans

The Borrower shall, and shall cause each of its Subsidiaries to, use its reasonable efforts to ensure that the UK Pension Plans preserve and maintain their tax approval and comply with all applicable legal and administrative requirements (including, without limitation, statutory requirements relating to funding).

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Section 7.16 Post-Closing Covenants

The Borrower shall comply, and shall cause each of its Subsidiaries to comply, with the terms and conditions set forth on Schedule 7.17 (Post-Closing Covenants).

Section 7.17 Bankruptcy Court

The Borrower shall use its commercially reasonable efforts to obtain the approval of the Bankruptcy Court of, and to satisfy the conditions precedent provided in, this Agreement and the other Loan Documents, and shall deliver to the Administrative Agent and the Administrative Agent’s counsel all material pleadings, motions and other documents filed on behalf of any of the Loan Parties with the Bankruptcy Court or provided by any of the Loan Parties to any statutory committee appointed in the Cases or the United States Trustee for the District of Delaware.

ARTICLE VIII

NEGATIVE COVENANTS

The Borrower agrees with the Lenders, the Issuers and the Administrative Agent to each of the following, as long as any Obligation or any Revolving Credit Commitment remains outstanding and, in each case, unless the Requisite Lenders otherwise consent in writing:

Section 8.1 Indebtedness

The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness except for the following:

(a) the Secured Obligations (other than in respect of Hedging Contracts not permitted to be incurred pursuant to clause (i) below) and Guaranty Obligations in respect thereto;

(b) Indebtedness existing on the date of this Agreement and disclosed on Schedule 8.1 (Existing Indebtedness);

(c) Guaranty Obligations incurred by the Borrower or any Guarantor in respect of Indebtedness of the Borrower or any Guarantor that is otherwise permitted by this Section 8.1 (other than clause (a) above);

(d) Capital Lease Obligations and purchase money Indebtedness incurred by the Borrower or a Subsidiary of the Borrower to finance the acquisition of fixed assets; provided, however, that the Capital Expenditure related thereto is otherwise permitted by Section 5.3 (Capital Expenditures) and that the Dollar Equivalent of the aggregate outstanding principal amount of all such Capital Lease Obligations and purchase money Indebtedness shall not exceed $15,000,000 at any time;

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(e) Renewals, extensions, refinancings and refundings of Indebtedness permitted by clauses (b) or (d) above or this clause (e); provided, however, that any such renewal, extension, refinancing or refunding is in an aggregate principal amount not greater than the principal amount of, and is on terms no less favorable to the Borrower or any Subsidiary of the Borrower obligated thereunder, including as to weighted average maturity and final maturity, than the Indebtedness being renewed, extended, refinanced or refunded;

(f) a sale and leaseback transaction permitted pursuant to Section 8.16(b) (Operating Leases; Sale/Leasebacks), to the extent such transaction would constitute Indebtedness;

(g) Indebtedness arising from intercompany loans (i) from the Borrower to any Guarantor, (ii) from any Guarantor to the Borrower or any other Guarantor or (iii) from the Borrower or any Guarantor to any Subsidiary of the Borrower that is not a Guarantor; provided, however, that, in the case of this clause (iii), the Investment represented by such intercompany loan to such Subsidiary is permitted under Section 8.3 (Investments);

(h) Indebtedness arising under any performance or surety bond entered into in the ordinary course of business;

(i) Obligations under Hedging Contracts permitted under Section 8.17 (No Speculative Transactions);

(j) Indebtedness in respect of (i) the First Mortgage Notes not to exceed $225,000,000 plus any interest accrued in connection therewith, and (ii) until the Conversion Date, the Senior Sub Notes not to exceed $175,000,000 plus any interest accrued in connection therewith;

(k) Indebtedness arising from honoring by a bank or other financial institution of a check draft of similar instrument against insufficient funds; provided that such debt is outstanding no more than two Business Days;

(l) Indebtedness of any Foreign Subsidiary (other than, prior to the Conversion Date, Constar International Holland (Plastics) B.V.) to the Borrower or any Loan Party in an aggregate principal amount not to exceed $10,000,000; provided such Indebtedness shall be evidenced by a promissory note that is in form and substance satisfactory to the Administrative Agent and which shall be pledged to the Administrative Agent;

(m) Indebtedness of Constar International Holland (Plastics) B.V. in an aggregate amount not to exceed $15,000,000 less the Fair Market Value of the property subject to a sale and leaseback transaction permitted by Section 8.16(b) outstanding at any time;

(n) Indebtedness owed to (including obligations in respect of letters of credit for the benefit of) any Person providing worker’s compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Borrower or any Subsidiary of the Borrower, pursuant to reimbursement or indemnification obligations to such Person;

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(o) Indebtedness arising from agreements of the Borrower or any Subsidiary of the Borrower providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the disposition of any business, assets or a Subsidiary, other than Guaranty Obligations incurred by any Person acquiring all or any portion of such business, assets or such Subsidiary for the purpose of financing such acquisition;

(p) unsecured Indebtedness not otherwise permitted under this Section 8.1, other than, prior to the Conversion Date, unsecured Indebtedness of Constar International Holland (Plastics) B.V.; provided, however, that the Dollar Equivalent of the aggregate outstanding principal amount of all such unsecured Indebtedness shall not exceed $5,000,000 at any time; and

(q) unsecured Indebtedness of the Borrower that is subordinated to the payment in full of the Obligations on terms satisfactory to the Requisite Lenders (all such Indebtedness permitted to be incurred pursuant to this clause (q) being “Subordinated Debt”); provided, however, that the aggregate Dollar Equivalent of the principal amount of all such unsecured Indebtedness shall not exceed $25,000,000 at any time.

Section 8.2 Liens, Etc.

The Borrower shall not, and shall not permit any of its Subsidiaries to, create or suffer to exist, any Lien upon or with respect to any of their respective properties or assets, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, except for the following:

(a) Liens created pursuant to the Loan Documents;

(b) Liens existing on the date of this Agreement and disclosed on Schedule 8.2 (Existing Liens);

(c) Customary Permitted Liens on the assets of the Borrower and its Subsidiaries;

(d) purchase money Liens granted by the Borrower or any of its Subsidiaries (including the interest of a lessor under a Capital Lease and purchase money Liens to which any property is subject at the time, on or after the date hereof, of the Borrower’s or such Subsidiary’s acquisition thereof) securing Indebtedness permitted under Section 8.1(d) (Indebtedness) and limited in each case to the property purchased with the proceeds of such purchase money Indebtedness or subject to such Capital Lease;

(e) any Lien securing the renewal, extension, refinancing or refunding of any Indebtedness secured by any Lien permitted by clause (b) or (d) above or this clause (e) without any change in the assets subject to such Lien and to the extent such renewal, extension, refinancing or refunding is permitted by Section 8.1(e) (Indebtedness);

(f) Liens in favor of lessors securing operating leases or, to the extent such transactions create a Lien hereunder, sale and leaseback transactions, in each case to the extent such operating leases or sale and leaseback transactions are permitted hereunder;

(g) Liens securing the First Mortgage Notes;

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(h) Liens on the assets that are not otherwise Collateral of a Foreign Subsidiary of the Borrower securing Indebtedness permitted under Section 8.1(l) (Indebtedness);

(i) Liens resulting from operation of law with respect to any judgments, awards or orders not resulting in an Event of Default under Section 9.1 (Events of Default); provided, however, that the Dollar Equivalent of the aggregate outstanding amount of such judgments, awards or orders shall not exceed $4,000,000 at any time; and

(j) Liens not otherwise permitted by the foregoing clauses of this Section 8.2 securing obligations or other liabilities (other than Indebtedness) of the Borrower or any of its Subsidiaries; provided, however, that the Dollar Equivalent of the aggregate outstanding amount of all such obligations and liabilities shall not exceed $2,500,000 at any time.

Section 8.3 Investments

The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make or maintain any Investment except for the following:

(a) Investments existing on the date of this Agreement and disclosed on Schedule 8.3 (Existing Investments);

(b) Investments in cash and Cash Equivalents held in a Deposit Account or a Control Account in compliance with Section 7.12(a) (Control Accounts; Approved Deposit Accounts);

(c) Investments in payment intangibles, chattel paper (each as defined in the UCC) and Accounts, notes receivable and similar items arising or acquired in the ordinary course of business consistent with the past practice of the Borrower and its Subsidiaries;

(d) Investments received in settlement of amounts due to the Borrower or any Subsidiary of the Borrower effected in the ordinary course of business;

(e) after the Conversion Date, Investments by (i) the Borrower in any Guarantor or any Guarantor in the Borrower or any other Guarantor, (ii) any Subsidiary of the Borrower that is not a Guarantor in the Borrower or any other Subsidiary of the Borrower or (iii) the Borrower or any Guarantor in a Subsidiary that is not a Guarantor; provided, however, that (x) each Investment in Special IP Subsidiaries shall permitted only to the extent approved by the Administrative Agent in its reasonable discretion and (y) the Dollar Equivalent of the aggregate outstanding amount of all Investments permitted pursuant to this clause (iii) shall not exceed $15,000,000 at any time;

(f) loans or advances to employees of the Borrower or any Subsidiaries of the Borrower in the ordinary course of business as presently conducted other than any loans or advances that would be in violation of Section 402 of the Sarbanes-Oxley Act; provided, however, that the Dollar Equivalent of the aggregate principal amount of all loans and advances permitted pursuant to this clause (f) shall not exceed $1,000,000 at any time;

(g) Guaranty Obligations permitted by Section 8.1 (Indebtedness);

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(h) Investments in Hedging Contracts not prohibited by Section 8.17 (No Speculative Transactions); and

(i) after the Conversion Date, Investments not otherwise permitted hereby; provided, however, that (x) each Investment in Special IP Subsidiaries shall permitted only to the extent approved by the Administrative Agent in its reasonable discretion and (y) the Dollar Equivalent of the aggregate outstanding amount of all such Investments shall not exceed $25,000,000 at any time.

Section 8.4 Sale of Assets

The Borrower shall not, and shall not permit any of its Subsidiaries to, sell, convey, transfer, lease or otherwise dispose of, any of their respective assets or any interest therein (including the sale or factoring at maturity or collection of any accounts) to any Person, or permit or suffer any other Person to acquire any interest in any of their respective assets or, except in the case of the Borrower, issue or sell any shares of their Stock or any Stock Equivalents (any such disposition being an “Asset Sale”), except for the following:

(a) the sale or disposition of Cash Equivalents, Inventory or, if in connection with the compromise or collection thereof and for Fair Market Value, Accounts that are not Eligible Trade Receivables, in each case in the ordinary course of business;

(b) the sale or disposition of Equipment that has become obsolete, or is replaced in the ordinary course of business or Equipment having a Fair Market Value of not more than $7,000,000 in the aggregate that is not used in the business of the Borrower or its Subsidiaries;

(c) (i) a true lease or sublease of Real Property not constituting Indebtedness and not constituting a sale and leaseback transaction and (ii) a sale of assets pursuant to a sale and leaseback transaction, in each case as permitted under Section 8.16 (Operating Leases; Sale/Leasebacks);

(d) assignments and licenses of intellectual property of the Borrower and its Subsidiaries in the ordinary course of business;

(e) any Asset Sale to the Borrower or any Guarantor;

(f) as long as no Default or Event of Default is continuing or would result therefrom, any other Asset Sale for Fair Market Value, payable in cash upon such sale; provided, however, that with respect to any such Asset Sale pursuant to this clause (f), (i) the Dollar Equivalent of the aggregate consideration received during any Fiscal Year for all such Asset Sales (other than the sale or disposition of the Real Property located in Reserve, Louisiana; Collierville, Tennessee; and Jackson, Mississippi) shall not exceed (x) $10,000,000 per Fiscal Year and (y) $20,000,000 in the aggregate and (ii) all Net Cash Proceeds of such Asset Sale are applied to the payment of the Obligations as set forth in, and to the extent required by, Section 2.9 (Mandatory Prepayments);

(g) as long as no Default or Event of Default is continuing or would result therefrom, sell, convey, transfer, lease or otherwise dispose of any property that does not constitute Collateral; provided, however, that with respect to any such sale, conveyance, transfer, lease or disposition pursuant to this clause (g), the Fair Market Value for such property shall not exceed $750,000 in the aggregate; and

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(h) as long as no Default or Event of Default is continuing or would result therefrom, any other Asset Sale in the ordinary course of business as long as each such Asset Sale is of fair market value and for cash, and any such Asset Sale pursuant to this clause (g) shall not exceed $100,000 in value of assets sold or consideration received and that the aggregate of all such Asset Sales during any Fiscal Year pursuant to this clause (g) shall not exceed $500,000;

provided, that the foregoing limitations are not intended to prevent such Loan Party, with the consent of the Administrative Agent, from rejecting unexpired leases or executory contracts pursuant to section 365 of the Bankruptcy Code in connection with the Cases.

Section 8.5 Restricted Payments

The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Payment except for the following:

(a) Restricted Payments by any Subsidiary of the Borrower to the Borrower or any Guarantor; and

(b) dividends and distributions declared and paid on the common Stock of the Borrower and payable only in common Stock of the Borrower.

Section 8.6 Prepayment and Cancellation of Indebtedness

(a) The Borrower shall not, and shall not permit any of its Subsidiaries to, cancel any claim or Indebtedness owed to any of them except (i) in the ordinary course of business consistent with past practice, (ii) in respect of intercompany Indebtedness among the Borrower and the Guarantors or (iii) pursuant to the Plan.

(b) The Borrower shall not, and shall not permit any of its Subsidiaries to, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness other than pursuant to the Plan; provided, however, that the Borrower and each of its Subsidiaries may (i) prepay the Obligations in accordance with the terms of this Agreement, (ii) make regularly scheduled or otherwise required repayments or redemptions of Indebtedness, (iii) prepay Indebtedness under the Existing Credit Agreement with the proceeds of the initial Borrowings hereunder, (iv) prepay any Indebtedness payable to the Borrower by any of its Subsidiaries, (v) prepay purchase money Indebtedness permitted under Section 8.1(d) (Indebtedness), (vi) prepay sale and leaseback Indebtedness permitted under Section 8.1(f) (Indebtedness), (vii) prepay Indebtedness arising from intercompany loans permitted under Section 8.1(g) (Indebtedness), (viii) prepay Indebtedness permitted under Section 8.1(o) (Indebtedness), (ix) prepay, redeem, purchase, defease or satisfy the First Mortgage Notes so long as Available Credit shall not be less than $75,000,000 (x) on a pro forma basis after giving effect to such prepayment, redemption, purchase, defeasance or satisfaction and (y) on an average basis for the thirty (30) days immediately preceding such prepayment, redemption, purchase, defeasance or satisfaction and (x) renew, extend, refinance and refund Indebtedness,

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as long as such renewal, extension, refinancing or refunding is permitted under Section 8.1(e) (Indebtedness); provided further however¸ that no prepayment, redemption, purchase, defeasance or satisfaction of the kind described in subclauses (v), (vi), ((vii) (to the extent such Indebtedness constitutes intercompany loans from the Borrower or any Guarantor to any Subsidiary of the Borrower that is not a Guarantor)), (viii) and (ix) above shall be permitted if a Default or Event of Default shall be continuing or would result therefrom.

Section 8.7 Restriction on Fundamental Changes

The Borrower shall not, and shall not permit any of its Subsidiaries to, (a)(i) merge with any Person, (ii) consolidate with any Person, (iii) acquire all or substantially all of the Stock or Stock Equivalents of any Person or (iv) acquire all or substantially all of the assets of any Person or all or substantially all of the assets constituting the business of a division, branch or other unit operation of any Person, (b) enter into any joint venture or partnership with any Person or (c) acquire or create any Subsidiary unless, after giving effect to such creation or acquisition, such Subsidiary is a Wholly-Owned Subsidiary of the Borrower, the Borrower is in compliance with Section 7.11 (Additional Collateral and Guaranties) and the Investment in such Subsidiary is permitted under Section 8.3(c) (Investments).

Section 8.8 Change in Nature of Business

The Borrower shall not, and shall not permit any of its Subsidiaries to, make any material change in the nature or conduct of its business as carried on at the date hereof and businesses reasonably related thereto.

Section 8.9 Transactions with Affiliates

The Borrower shall not and, shall not permit any of its Subsidiaries to, except as otherwise expressly permitted herein, do any of the following: (a) make any Investment in an Affiliate of the Borrower that is not a Subsidiary of the Borrower, (b) transfer, sell, lease, assign or otherwise dispose of any asset to any Affiliate of the Borrower that is not a Subsidiary of the Borrower (other than Restricted Payments to the Borrower permitted under Section 8.5 (Restricted Payments)), (c) merge into or consolidate with or purchase or acquire assets from any Affiliate of the Borrower that is not a Subsidiary of the Borrower, (d) repay any Indebtedness to any Affiliate of the Borrower that is not a Subsidiary of the Borrower or (e) enter into any other transaction directly or indirectly with or for the benefit of any Affiliate of the Borrower that is not a Guarantor (including guaranties and assumptions of obligations of any such Affiliate), except for, in the case of this clause (e), (i) transactions in the ordinary course of business on a basis no less favorable to the Borrower or, as the case may be, such Subsidiary thereof as would be obtained in a comparable arm’s length transaction with a Person not an Affiliate thereof, (ii) salaries and other director or employee compensation to officers or directors of the Borrower or any of its Subsidiaries commensurate with current compensation levels, (iii) Restricted Payments to the Borrower permitted under Section 8.5 (Restricted Payments) and (iv) the Crown Agreements and any amendments, modifications or extensions thereto after the Closing Date that do not materially affect the rights and privileges of the Borrower or any of its Subsidiaries and do not materially affect the interests of the Administrative Agent, the Lenders and the Issuers under the Loan Documents or in the Collateral.

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CONSTAR INTERNATIONAL INC.

Section 8.10 Limitations on Restrictions on Subsidiary Distributions; No New Negative Pledge

Except pursuant to the Loan Documents, the First Mortgage Notes Indenture (or any indenture or agreement pursuant to which the First Mortgage Notes are then outstanding), any agreements governing purchase money Indebtedness or Capital Lease Obligations permitted by Section 8.1(b), (d) or (e) (Indebtedness) (in which latter case, any prohibition or limitation shall only be effective against the assets financed thereby), any agreement governing Indebtedness permitted by Section 8.1(l) (Indebtedness) and any purchase agreement relating to any Asset Sale not prohibited by Section 8.4 (Sale of Assets), the Borrower shall not and shall not permit any of its Subsidiaries to, (a) agree to enter into or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of such Subsidiary to pay dividends or make any other distribution or transfer of funds or assets or make loans or advances to or other Investments in, or pay any Indebtedness owed to the Borrower or any other Subsidiary of the Borrower or (b) enter into or suffer to exist or become effective any agreement prohibiting or limiting the ability of the Borrower or any Subsidiary of the Borrower to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, to secure the Obligations, including any agreement requiring any other Indebtedness or Contractual Obligation to be equally and ratably secured with the Obligations.

Section 8.11 Modification of Constituent Documents

The Borrower shall not, and shall not permit any of its Subsidiaries to, change its capital structure (including in the terms of its outstanding Stock) or otherwise amend its Constituent Documents, except for changes and amendments that do not materially affect the rights and privileges of the Borrower or any of its Subsidiaries and do not materially affect the interests of the Administrative Agent, the Lenders and the Issuers under the Loan Documents or in the Collateral.

Section 8.12 Modification of Related Documents

The Borrower shall not, and shall not permit any of its Subsidiaries to, (a) alter, rescind, terminate, amend, supplement, waive or otherwise modify any provision of any Related Document (except for modifications made pursuant to the Plan, modifications to the terms of the Subordinated Debt (or any indenture or agreement in connection therewith) permitted under Section 8.13 (Modification of Debt Agreements) and modifications that do not materially affect the rights and privileges of the Borrower or any of its Subsidiaries under such Related Document and that do not materially affect the interests of the Secured Parties under the Loan Documents or in the Collateral) or (b) permit any breach or default to exist under any Related Document or take or fail to take any action thereunder, if to do so could reasonably be expected to have a Material Adverse Effect.

Section 8.13 Modification of Debt Agreements

The Borrower shall not, and shall not permit any of its Subsidiaries to, change or amend the terms of any Subordinated Debt (or any indenture or agreement or other material document entered into in connection therewith) if the effect of such amendment is to (a) increase the interest rate on such Subordinated Debt, (b) change the dates upon which payments of principal or interest are due on such Subordinated Debt other than to extend such dates, (c) change any default or event of default other than to delete or make less restrictive any default

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provision therein, or add any covenant with respect to such Subordinated Debt, (d) change the subordination provisions of such Subordinated Debt, (e) change the redemption or prepayment provisions of such Subordinated Debt other than to extend the dates therefor or to reduce the premiums payable in connection therewith or (f) change or amend any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights to the holder of such Subordinated Debt in a manner adverse to the Borrower, any Subsidiary of the Borrower, the Administrative Agent or any Lender.

Section 8.14 Accounting Changes; Fiscal Year

The Borrower shall not, and shall not permit any of its Subsidiaries to, change its (a) accounting treatment and reporting practices or tax reporting treatment, except as permitted by GAAP or any Requirement of Law and disclosed to the Lenders and the Administrative Agent (but only to the extent that Section 1.3(b) (Accounting Terms and Principles) is complied with) or (b) fiscal year.

Section 8.15 Margin Regulations

The Borrower shall and shall not permit any of its Subsidiaries to, use all or any portion of the proceeds of any credit extended hereunder to purchase or carry margin stock (within the meaning of Regulation U of the Federal Reserve Board) in contravention of Regulation U of the Federal Reserve Board.

Section 8.16 Operating Leases; Sale/Leasebacks

(a) The Borrower shall not, and shall not permit any of its Subsidiaries to, become or remain liable as lessee or guarantor or other surety with respect to any operating lease, unless the Dollar Equivalent of the aggregate amount of all rents paid or accrued under all such operating leases shall not exceed $30,000,000 in any Fiscal Year.

(b) The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any sale and leaseback transaction if, after giving effect to such sale and leaseback transaction, (i) the Dollar Equivalent of the aggregate Fair Market Value of all properties covered by sale and leaseback transactions (excluding such transactions of Constar International Holland (Plastics) B.V.) would exceed $5,000,000 and (ii) the Dollar Equivalent of the aggregate Fair Market Value of all properties of Constar International Holland (Plastics) B.V. covered by sale leaseback transactions would exceed $7,000,000.

Section 8.17 No Speculative Transactions

The Borrower shall not, and shall not permit any of its Subsidiaries to, engage in any speculative transaction or in any transaction involving Hedging Contracts except for the sole purpose of hedging in the normal course of business and consistent with industry practices.

Section 8.18 Compliance with ERISA; Pension Matters

(a) The Borrower shall not, and shall not permit any of its Subsidiaries or any ERISA Affiliate to, cause or permit to occur, (a) an event that could result in the imposition of a Lien under Section 412 of the Code or Section 302 or 4068 of ERISA or (b) ERISA Events (other than the Cases) that would have a Material Adverse Effect in the aggregate.

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(b) The Borrower shall not, and shall not permit any of its Subsidiaries or any ERISA Affiliate to, make any payment of any Unfunded Pension Liability exceeding an amount that would, in the aggregate, have a Material Adverse Effect.

(c) The Borrower shall not, and shall not permit any of its Subsidiaries or any Person connected with, or an associate of, the UK Guarantor to, cause or permit to occur an act or failure to act which could be reasonably expected to fall within Subsection 5 of Section 38 to the Pensions Act 2004 unless, in relation to that act or failure to act, a clearance statement is made by the UK Pensions Regulator in accordance with Subsection 2 of Section 42 to the Pensions Act 2004 or, prior to that section coming into force, equivalent clearance being made by the Occupational Pensions Regulatory Authority (as defined in Section 1 of the Pensions Act 1995).

Section 8.19 Chapter 11 Claims

Unless the Administrative Agent consents (which consent may be given or withheld in its sole discretion) and except as expressly provided in the Orders, the Borrower shall not, and shall not permit any of its Subsidiaries to, agree to, incur, create, assume, suffer to exist or permit (a) any administrative expense, unsecured claim, or other super-priority claim or lien which is pari passu with or senior to the claims of the Secured Parties against the Loan Parties hereunder, or apply to the Bankruptcy Court for authority to do so, except for the Carve-Out or (b) the extension of any existing adequate protection or the grant of further adequate protection (other than Permitted Prepetition Claim Payments) or apply to the Bankruptcy Court for authority to do so.

Section 8.20 The Orders

The Borrower shall not, and shall not permit any of its Subsidiaries to, make or seek any change, amendment or modification, or any application or motion for any change, amendment or modification, to either Order without the prior written consent of the Requisite Lenders to be given or withheld in their sole discretion.

ARTICLE IX

EVENTS OF DEFAULT

Section 9.1 Events of Default

Each of the following events shall be an Event of Default:

(a) the Borrower shall fail to pay any principal of any Loan or any Reimbursement Obligation when the same becomes due and payable; or

(b) the Borrower shall fail to pay any interest on any Loan, any fee under any of the Loan Documents or any other Obligation (other than one referred to in clause (a) above) and such non-payment continues for a period of three Business Days after the due date therefor; or

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(c) any representation or warranty made or deemed made by any Loan Party in any Loan Document or by any Loan Party (or any of its officers) in connection with any Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or

(d) any Loan Party shall fail to perform or observe (i) any term, covenant or agreement contained in Article V (Financial Covenants), 6.2 (Default Notices), 7.1 (Preservation of Corporate Existence, Etc.), 7.6 (Access), 7.9 (Application of Proceeds), 7.11 (Additional Collateral and Guaranties), 7.12 (Control Accounts; Approved Deposit Accounts) or Article VIII (Negative Covenants), (ii) any term, covenant or agreement contained in Section 6.1 (Financial Statements) or 6.12 (Borrowing Base Determination) if such failure under this clause (ii) shall remain unremedied for 5 Business Days after the earlier of (A) the date on which a Responsible Officer of the Borrower becomes aware of such failure and (B) the date on which written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender, or (iii) any other term, covenant or agreement contained in this Agreement or in any other Loan Document if such failure under this clause (iii) shall remain unremedied for 30 days after the earlier of (A) the date on which a Responsible Officer of the Borrower becomes aware of such failure and (B) the date on which written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

(e) (i) the Borrower or any Subsidiary of the Borrower shall fail to make any payment on any Indebtedness (other than the Obligations) assumed or incurred after the Closing Date or any Guaranty Obligation incurred after the Closing Date (including, without limitation, any Indebtedness or Guaranty Obligation that is reinstated, required to be paid, or is otherwise not discharged under the Plan, regardless of when such Indebtedness or Guaranty Obligations was incurred) in respect of Indebtedness of any other Person, and, in each case, such failure relates to Indebtedness having a principal amount of $3,000,000 or more, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness or (iii) any such Indebtedness shall become or be declared to be due and payable, or be required to be prepaid or repurchased (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

(f) after the Conversion Date, (i) the Borrower or any Subsidiary of the Borrower shall generally not pay its debts as such debts become due, shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors, (ii) any Insolvency Proceeding shall be instituted by or against the Borrower, any Subsidiary of the Borrower or any property of the Borrower or any of its Subsidiaries; provided, however, that, in the case of any such Insolvency Proceedings instituted against the Borrower or any Subsidiary of the Borrower (but not instituted the Borrower or any Subsidiary of the Borrower), the such proceedings shall remain undismissed or unstayed for a period of 30 days or more or any action sought in such proceedings shall occur or (iii) the Borrower or any Subsidiary of the Borrower shall take any corporate action to authorize any action set forth in clauses (i) and (ii) above; or

(g) one or more judgments or orders (or other similar process) involving, in the case of money judgments, an aggregate amount whose Dollar Equivalent exceeds $4,000,000, to the extent not covered by insurance, shall be rendered against one or more of the Borrower and its Subsidiaries unless the same shall be vacated or a stay of execution thereof procured, provided that such vacatur or stay is obtained not later than 30 days after the date of entry of such judgment or order; or

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(h) an ERISA Event (other than the Cases) shall occur and the Dollar Equivalent of the amount of all liabilities and deficiencies resulting therefrom, whether or not assessed, exceeds $4,000,000 in the aggregate; or

(i) a contribution notice or financial support direction being issued by the UK Pension Regulator against the Borrower or its Subsidiaries in accordance with the UK Pension Regulator’s powers under Sections 38 to 51 of the Pensions Act 2004 and the Dollar Equivalent of the amount of all liabilities resulting therefrom exceeds $4,000,000 in the aggregate; or

(j) the termination or winding-up of a UK Pension Plan where the Dollar Equivalent of the resulting liability of the UK Guarantors to fund any deficit in the UK Pension Plan exceeds, in aggregate, $4,000,000; or

(k) any provision of any Loan Document after delivery thereof shall for any reason fail or cease to be valid and binding on, or enforceable against, any Loan Party party thereto, or any Loan Party shall so state in writing; or

(l) after the Conversion Date, any Collateral Document shall for any reason fail or cease to create a valid and enforceable Lien on any Collateral purported to be covered thereby or, except as permitted by the Loan Documents, such Lien shall fail or cease to be a perfected and first priority Lien, or any Loan Party shall so state in writing; or

(m) there shall occur any Change of Control;

(n) one or more of the Borrower and the Subsidiaries of the Borrower shall have entered into one or more consent or settlement decrees or agreements or similar arrangements with a Governmental Authority or one or more judgments, orders, decrees or similar actions shall have been entered against one or more of the Borrower and the Subsidiaries of the Borrower based on or arising from the violation of or pursuant to any Environmental Law, or the generation, storage, transportation, treatment, disposal or Release of any Contaminant and, in connection with all the foregoing, the Borrower or any Subsidiary of the Borrower is likely to incur Environmental Liabilities and Costs whose Dollar Equivalent exceeds $4,000,000 in the aggregate that were not reflected in the Projections or the Financial Statements delivered pursuant to Section 4.4 (Financial Statements) prior to the date hereof; or

(o) (i) on or before the date that is 90 days prior to the Exit Termination Date, the First Mortgage Notes, as in effect on the Closing Date, shall not have been Refinanced (as defined in the First Mortgage Notes Indenture), or the terms of such Refinanced Indebtedness (as defined in the First Mortgage Notes Indenture) shall be materially less favorable in the aggregate to the Lenders or require any payment of principal prior to 90 days following the Exit Termination Date; or

(p) prior to the Conversion Date, the Loan Documents and the Orders shall, for any reason, cease to create a valid Lien on any of the Collateral purported to be covered thereby or such Lien shall cease to be a perfected Lien having the priority provided

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herein pursuant to section 364 of the Bankruptcy Code against each Loan Party, or any Loan Party shall so allege in any pleading filed in any court or any material provision of any Loan Document shall, for any reason, cease to be valid and binding on each Loan Party party thereto or any Loan Party shall so state in writing; or

(q) (i) (A) any of the Cases shall be dismissed (or the Bankruptcy Court shall make a ruling requiring the dismissal of the Cases), suspended or converted to a case under chapter 7 of the Bankruptcy Code, or any Loan Party shall file any pleading requesting any such relief, and (B) if the Case with respect to the UK Guarantor is dismissed, then (x) (I) any Person brings an Enforcement Action to enforce the UK Guarantor’s guarantee of the First Mortgage Notes or (II) the UK Guarantor is the subject of any Proceeding (other than the Cases), and (y) 10 days have elapsed after such Enforcement Action or Proceeding is filed without such Enforcement Action or Proceeding being withdrawn or dismissed voluntarily to the satisfaction of the Administrative Agent in its sole discretion, or a court of competent jurisdiction over the UK Guarantor and the Collateral of the UK Guarantor, as reasonably determined by the Administrative Agent, having entered an order, in form and substance reasonably acceptable to the Administrative Agent, that either (I) affords the Administrative Agent and the Secured Parties rights and protections with respect to the UK Guarantor and its interest in the Collateral substantially the same as those provided in the Orders or (II) stays or dismisses such Enforcement Action or Proceeding against the UK Guarantor or its property; or

(ii) an application shall be filed by any Loan Party for the approval of, or there shall arise, (x) any other Claim having priority senior to or pari passu with the claims of the Administrative Agent and the Lenders under the Loan Documents or any other claim having priority over any or all administrative expenses of the kind specified in sections 503(b) or 507(b) of the Bankruptcy Code (other than the Carve-Out) or (y) any Lien on the Collateral having a priority senior to or pari passu with the Liens and security interests granted herein, except as expressly provided herein; or

(r) any Loan Party shall file a motion seeking, or the Bankruptcy Court shall enter, an order (i) approving payment of any prepetition Claim (other than Permitted Prepetition Claim Payments), (ii) granting relief from the automatic stay applicable under section 362 of the Bankruptcy Code to any holder or holders of any security interest to permit foreclosure on any assets (other than certain assets identified by the Borrower and agreed to by the Administrative Agent) having a book value in excess of $3,000,000 in the aggregate of all such assets for which relief from the automatic stay is granted, (iii) except to the extent the same would not constitute a Default under any of the previous clauses or this paragraph (r), approving any settlement or other stipulation with any creditor of any Loan Party, other than the Administrative Agent and the Lenders and the Administrative Agent (as defined in the Existing Credit Agreement) and Lenders (as defined in the Existing Credit Agreement), or otherwise providing for payments as adequate protection or otherwise to such creditor individually or in the aggregate in excess of $100,000 for any and all such creditors (excluding payments in respect of allowed post-petition administrative expenses); or (iv) approving payment of or granting any adequate protection with respect to pre-petition Indebtedness (other than Permitted Prepetition Claim Payments or otherwise as approved by the Administrative Agent in its sole discretion, provided, however, that any extension or replacement, without the approval of the Administrative Agent in its sole discretion, of any adequate protection or budget approval rights granted pursuant to such orders of the Bankruptcy Court made on or prior to the Closing Date shall in any event constitute an Event of Default); or

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(s) (i) the Interim Order shall cease to be in full force and effect and the Final Order shall not have been entered prior to such cessation, or (ii) the Final Order shall not have been entered by the Bankruptcy Court on or before the earlier of (A) 45 days following the Petition Date and (B) January 31, 2009, or (iii) from and after the date of entry thereof, the Final Order shall cease to be in full force and effect, or (iv) any Loan Party shall fail to comply with the terms of the Interim Order or the Final Order (whichever is in effect) in any material respect, or (v) the Interim Order or the Final Order shall be amended, supplemented, stayed, reversed, vacated or otherwise modified (or any of the Loan Parties shall apply for authority to do so) without the written consent of the Requisite Lenders; or

(t) the Bankruptcy Court shall enter an order appointing a trustee, responsible officer or an examiner with powers beyond the duty to investigate and report, as set forth in section 1106(a)(3) and (4) of the Bankruptcy Code, in any of the Cases; or

(u) the exclusive period that the Loan Parties have to file a plan of reorganization under the Cases shall terminate or be otherwise be shortened without the Loan Parties having filed the Plan and a third party files such a plan which is not acceptable to the Loan Parties and the Administrative Agent; or

(v) any of the Obligations (as defined in the Existing Credit Agreement) shall not have been paid in full prior to the date that the Final Order is entered or the automatic stay shall have been lifted to allow the Administrative Agent or Lenders under the Existing Credit Agreement to enforce their rights thereunder; or

(w) (i) any Loan Party shall file an application to authorize or approve any of the matters described in clauses (p) through (v) above or (ii) any other Person shall file an application to authorize or approve any of the matters described in clauses (p) through (v) above and such Loan Party shall fail to contest such application.

Section 9.2 Remedies

During the continuance of any Event of Default, the Administrative Agent (a) may, and, at the request of the Requisite Lenders, shall, by notice to the Borrower declare that all or any portion of the Revolving Credit Commitments be terminated, whereupon the obligation of each Revolving Credit Lender to make any Loan and each Issuer to Issue any Letter of Credit shall immediately terminate and (b) may, and, at the request of the Requisite Lenders, shall, by notice to the Borrower, declare the Loans, all interest thereon and all other amounts and Obligations payable under this Agreement to be forthwith due and payable, whereupon the Loans, all such interest and all such amounts and Obligations shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that upon the occurrence of the Events of Default specified in Section 9.1(f) (Events of Default), (x) the Revolving Credit Commitments of each Revolving Credit Lender to make Loans and the commitments of each Revolving Credit Lender and Issuer to Issue or participate in Letters of Credit shall each automatically be terminated and (y) the Loans, all such interest and all such amounts and Obligations shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower. In addition, prior to the Conversion Date, subject solely to any requirement of the giving of notice, if any, by the terms of the Interim Order or the Final Order, the automatic stay provided in section 362 of the Bankruptcy Code shall be deemed automatically vacated without further action or

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order of the Bankruptcy Court and the Administrative Agent and the Lenders shall be entitled to exercise all of their respective rights and remedies under the Loan Documents, including, without limitation, all rights and remedies with respect to the Collateral and the Guarantors. Besides the remedies set forth above, and subject, solely prior to the Conversion Date, to any requirement of the giving of notice by the terms of the Interim Order or the Final Order, the Administrative Agent may exercise any remedies provided for by this Agreement and the Collateral Documents in accordance with the terms hereof and thereof or any other remedies provided by applicable law.

Section 9.3 Actions in Respect of Letters of Credit

At any time (i) upon the Revolving Credit Termination Date, (ii) after the Revolving Credit Termination Date when the aggregate funds on deposit in Cash Collateral Accounts shall be less than 105% of the Letter of Credit Obligations, (iii) as may be required by Section 2.9 (Mandatory Prepayments), the Borrower shall pay to the Administrative Agent in immediately available funds at the Administrative Agent’s office referred to in Section 11.8 (Notices, Etc.), for deposit in a Cash Collateral Account, (x) in the case of clauses (i) and (ii) above, the amount required to that, after such payment, the aggregate funds on deposit in the Cash Collateral Accounts equals or exceeds 105% of the sum of all outstanding Letter of Credit Obligations and (y) in the case of clause (iii) above, the amount required by Section 2.9 (Mandatory Prepayments). The Administrative Agent may, from time to time after funds are deposited in any Cash Collateral Account, apply funds then held in such Cash Collateral Account to the payment of any amounts, in accordance with Section 2.9(c) (Mandatory Prepayments) and Section 2.13(g) (Payments and Computations), as shall have become or shall become due and payable by the Borrower to the Issuers or Lenders in respect of the Letter of Credit Obligations. The Administrative Agent shall promptly give written notice of any such application; provided, however, that the failure to give such written notice shall not invalidate any such application.

Section 9.4 Rescission

If at any time after termination of the Revolving Credit Commitments or acceleration of the maturity of the Loans, the Borrower shall pay all arrears of interest and all payments on account of principal of the Loans and Reimbursement Obligations that shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified herein) and all Events of Default and Defaults (other than non-payment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 11.1 (Amendments, Waivers, Etc.), then upon the written consent of the Requisite Lenders and written notice to the Borrower, the termination of the Revolving Credit Commitments or the acceleration and their consequences may be rescinded and annulled; provided, however, that such action shall not affect any subsequent Event of Default or Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence are intended merely to bind the Lenders and the Issuers to a decision that may be made at the election of the Requisite Lenders, and such provisions are not intended to benefit the Borrower and do not give the Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

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ARTICLE X

GUARANTY

Section 10.1 The Guaranty

In order to induce the Lenders to enter into this Agreement and to extend credit hereunder and in recognition of the direct benefits to be received by each Subsidiary Guarantor from the proceeds of the Loans and the issuance of the Letters of Credit, each Subsidiary Guarantor hereby agrees with the Administrative Agent and the Lenders that such Subsidiary Guarantor hereby unconditionally and irrevocably, jointly and severally, guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, by acceleration or otherwise, of any and all of (i) the Obligations and (ii) all other amounts, obligations, covenants and duties owing by the Borrower to the Administrative Agent, any Lender, any Issuer, any Affiliate of any of them or any Indemnitee, of every type and description (whether by reason of an extension of credit, opening or amendment of a letter of credit or payment of any draft drawn or other payment thereunder, loan, guaranty, indemnification, foreign exchange or currency swap transaction, interest rate hedging transaction or otherwise), present or future, arising under each Hedging Contract between the Borrower and any Person that was a Lender or an Affiliate of a Lender at the time it entered into such Hedging Contract and each Cash Management Document. If any or all of the Obligations become due and payable hereunder, each Subsidiary Guarantor, jointly and severally, unconditionally promises to pay such Obligations to the Lenders, or order, on demand, together with any and all reasonable expenses which may be incurred by the Administrative Agent or the Lenders in collecting any of the Obligations.

Section 10.2 Nature of Liability

The liability of each Subsidiary Guarantor hereunder is exclusive and independent of any security for or other guaranty of the Obligations whether executed by such Subsidiary Guarantor, any other Subsidiary Guarantor, any other guarantor or by any other party, and the liability of each Subsidiary Guarantor hereunder shall not be affected or impaired by (a) any direction as to application of payment by the Borrower or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Obligations of the Borrower, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by the Borrower, or (e) any payment made to the Administrative Agent or the Lenders in respect of the Obligations which the Administrative Agent or such Lenders repay to the Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each Subsidiary Guarantor waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

Section 10.3 Independent Obligation

The obligations of each Subsidiary Guarantor hereunder are independent of the obligations of any other Subsidiary Guarantor, any other guarantor or the Borrower, and a separate action or actions may be brought and prosecuted against each Subsidiary Guarantor whether or not action is brought against any other Subsidiary Guarantor, any other guarantor or the Borrower and whether or not any other Subsidiary Guarantor, any other guarantor or the Borrower be joined in any such action or actions. Each Subsidiary Guarantor waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by the Borrower or other circumstance which operates to toll any statute of limitations as to the Borrower shall operate to toll the statute of limitations as to the Subsidiary Guarantor.

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Section 10.4 Authorization

Each Subsidiary Guarantor authorizes the Administrative Agent and the Lenders without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to:

(a) change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Obligations (including any increase or decrease in the rate of interest thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and the guaranty in this Article X (Guaranty) made shall apply to the Obligations as so changed, extended, renewed or altered;

(b) take and hold security for the payment of the Obligations and sell, exchange, release, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset there against;

(c) exercise or refrain from exercising any rights against the Borrower or others or otherwise act or refrain from acting;

(d) release or substitute any one or more endorsers, Subsidiary Guarantors, the Borrower or other obligors;

(e) settle or compromise any of the Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, or subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of the Borrower to its creditors;

(f) apply, subject to the other provisions of this Agreement, any sums by whomsoever paid or howsoever realized to any liability or liabilities of the Borrower to the Lenders regardless of what liability or liabilities of such Subsidiary Guarantor or the Borrower remain unpaid; and/or

(g) consent to or waive any breach of, or any act, omission or default under, this Agreement or any of the instruments or agreements referred to herein, or otherwise amend, modify or supplement this Agreement or any of such other instruments or agreements.

Section 10.5 Reliance

It is not necessary for the Administrative Agent or the Lenders to inquire into the capacity or powers of the Borrower or its Subsidiaries or the officers, directors, partners or agents acting or purporting to act on its behalf, and any Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

Section 10.6 Subordination

Any of the Indebtedness of the Borrower now or hereafter owing to any Subsidiary Guarantor is hereby subordinated to the Obligations; provided, however, that payment may be made by the Borrower on any such Indebtedness owing to such Subsidiary Guarantor so

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long as the same is not prohibited by this Agreement; and provided further, that if the Administrative Agent so requests at a time when an Event of Default exists, all such Indebtedness of the Borrower to such Subsidiary Guarantor shall be collected, enforced and received by such Subsidiary Guarantor as trustee for the Lenders and be paid over to the Administrative Agent on behalf of the Lenders on account of the Obligations of the Borrower to Lenders, but without affecting or impairing in any manner the liability of such Subsidiary Guarantor under the other provisions of this Article X (Guaranty). Prior to the transfer by any Subsidiary Guarantor of any note or negotiable instrument evidencing any of the Indebtedness of the Borrower to such Subsidiary Guarantor, such Subsidiary Guarantor shall mark such note or negotiable instrument with a legend that the same is subject to this subordination.

Section 10.7 Waiver

(a) Each Subsidiary Guarantor waives any right (except as shall be required by applicable statute and cannot be waived) to require the Administrative Agent or the Lenders to (i) proceed against the Borrower, any other Subsidiary Guarantor, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Borrower, any other Subsidiary Guarantor, any other guarantor or any other party or (iii) pursue any other remedy in the Administrative Agent’s or the Lenders’ power whatsoever. Each Subsidiary Guarantor waives (except as shall be required by applicable statute and cannot be waived) any defense based on or arising out of any defense of the Borrower, any other Subsidiary Guarantor, any other guarantor or any other party other than payment in full of the Obligations, including, without limitation, any defense based on or arising out of the disability of the Borrower, any other Subsidiary Guarantor, any other guarantor or any other party, or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower other than payment in full of the Obligations. Subject to any requirement of the giving of notice in the Orders, the Administrative Agent and the Lenders may, at their election, foreclose on any security held by the Administrative Agent or the Lenders by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Administrative Agent and the Lenders may have against the Borrower or any other party, or any security, without affecting or impairing in any way the liability of any Subsidiary Guarantor hereunder except to the extent the Obligations have been paid. Each Subsidiary Guarantor waives any defense arising out of any such election by the Administrative Agent and the Lenders, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of such Subsidiary Guarantor against the Borrower or any other party or any security.

(b) Each Subsidiary Guarantor waives all presentments, demands for performance, protests and notices, including without limitation notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this guaranty, and notices of the existence, creation or incurring of new or additional Obligations. Each Subsidiary Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks which such Subsidiary Guarantor assumes and incurs hereunder, and agrees that the Administrative Agent and the Lenders shall have no duty to advise such Subsidiary Guarantor of information known to them regarding such circumstances or risks.

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Section 10.8 Limitation on Enforcement

The Lenders agree that this Article X (Guaranty) may be enforced only by the action of the Administrative Agent, in each case acting upon the instructions of the Requisite Lenders, and that no Lender shall have any right individually to seek to enforce or to enforce this Article X (Guaranty) it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent for the benefit of the Lenders upon the terms of this Agreement.

Section 10.9 Continuation of Guaranty

This guaranty shall be binding on the UK Guarantor (and all other Guarantors) regardless of whether the Case with respect to the UK Guarantor is dismissed and this guaranty shall continue after the Conversion Date.

ARTICLE XI

SECURITY

Section 11.1 Security.

To induce the Lenders to make the Revolving Loans, the Issuers to issue Letters of Credit, and the Swing Loan Lenders to make the Swing Loans, each Loan Party hereby grants to the Administrative Agent, for itself and for the ratable benefit of the Secured Parties, as security for the full and prompt payment when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations of such Loan Party, a continuing first priority Lien and security interest (subject only to (i) valid, perfected, nonavoidable and enforceable Liens existing as of the Petition Date, other than the Liens on the Collateral securing Indebtedness under the Existing Credit Agreement, (ii) the Carve-Out, (iii) Liens permitted under Section 8.2 (d) and (iv) post-petition Liens permitted under Section 8.2(c)) in accordance with sections 364(c)(2) and (3) and 364(d)(1) of the Bankruptcy Code in and to all Collateral of such Loan Party. For purposes of this Agreement, all of the following property now owned or at any time hereafter acquired by a Loan Party or in which a Loan Party now has or at any time in the future may acquire any right, title or interests is collectively referred to as the “Collateral”:

(i) all Accounts;

(ii) all Chattel Paper;

(iii) all Deposit Accounts;

(iv) all Documents;

(v) all General Intangibles;

(vi) all Instruments;

(vii) all Inventory;

(viii) all Investment Property;

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(ix) all Letter-of-Credit Rights;

(x) the Commercial Tort Claims described on Schedule 11.1 (Commercial Tort Claims);

(xi) all books and records pertaining to the other property described in this Section 11.1;

(xii) all property of any Grantor held by the Administrative Agent or any other Secured Party, including all property of every description, in the possession or custody of or in transit to the Administrative Agent or such Secured Party for any purpose, including safekeeping, collection or pledge, for the account of such Grantor or as to which such Grantor may have any right or power;

(xiii) all other Goods and personal property of such Grantor, whether tangible or intangible and wherever located; and

(xiv) to the extent not otherwise included, all Proceeds;

provided, however, that “Collateral” shall not include (i) any Excluded Property or (ii) First Mortgage Collateral; and provided, further, that if and when any property shall cease to be Excluded Property, such property shall be deemed at all times from and after the date hereof to constitute Collateral.

Section 11.2 Perfection of Security Interests.

(a) Each Loan Party shall, at its expense, perform any and all steps that may be reasonably requested by the Administrative Agent at any time to perfect, maintain, protect, and enforce the Lenders’ security interest in the Collateral of such Loan Party, including, without limitation, (i) executing and filing financing or continuation statements, and amendments thereof, in form and substance satisfactory to the Administrative Agent, (ii) maintaining complete and accurate stock records, (iii) upon the request of the Administrative Agent, using its best efforts in delivering to the Administrative Agent negotiable warehouse receipts, if any, and, upon the Administrative Agent’s request therefor, non-negotiable warehouse receipts covering any portion of the Collateral located in warehouses and for which warehouse receipts are issued, (iv) upon the request of the Administrative Agent during the continuance of an Event of Default, placing notations on such Loan Party’s books of account to disclose the Administrative Agent’s security interest therein, (v) to the extent requested by the Administrative Agent, delivering to the Administrative Agent all documents, certificates and Instruments necessary or desirable to perfect the Administrative Agent’s Lien in letters of credit on which such Loan Party is named as beneficiary and all acceptances issued in connection therewith, (vi) after the occurrence and during the continuation of an Event of Default, transferring Inventory maintained in warehouses to other warehouses designated by the Administrative Agent and (vii) taking such other steps as are deemed necessary or desirable to maintain the Administrative Agent’s security interest in the Collateral.

(b) Each Loan Party hereby authorizes the Administrative Agent to execute and file financing statements or continuation statements, and amendments thereto, on such Loan Party’s behalf covering the Collateral. The Administrative Agent may file one or more financing statements disclosing the Administrative Agent’s security interest under this Agreement

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without the signature of such Loan Party appearing thereon. Each Loan Party shall pay the costs of, or incidental to, any recording or filing of any financing statements concerning the Collateral. Each Loan Party agrees that a carbon, photographic, photostatic, or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement. If any Collateral is at any time in the possession or control of any warehouseman, bailee or such Loan Party’s agents or processors, upon the request of the Administrative Agent, such Loan Party shall notify such warehouseman, bailee, agents or processors of the Administrative Agent’s security interest, which notification shall specify that such Person shall, upon the occurrence and during the continuance of an Event of Default, hold all such Collateral for the Administrative Agent’s account subject to the Administrative Agent’s instructions. From time to time, each Loan Party shall, upon the Administrative Agent’s request, execute and deliver written instruments pledging to the Administrative Agent the Collateral described in any such instruments or otherwise, but the failure of such Loan Party to execute and deliver such confirmatory instruments shall not affect or limit the Administrative Agent’s security interest or other rights in and to the Collateral. Until all Obligations have been fully satisfied and the Revolving Credit Commitments shall have been terminated, the Administrative Agent’s security interest in the Collateral, and all Proceeds and products thereof, shall continue in full force and effect.

(c) Notwithstanding subsections (a) and (b) of this Section 11.2, or any failure on the part of any Loan Party or the Administrative Agent to take any of the actions set forth in such subsections, the Liens and security interests granted herein shall be deemed valid, enforceable and perfected by entry of the Interim Order and the Final Order, as applicable. No financing statement, notice of lien, mortgage, deed of trust or similar instrument in any jurisdiction or filing office need be filed or any other action taken in order to validate and perfect the Liens and security interests granted by or pursuant to this Agreement, the Interim Order or the Final Order.

Section 11.3 Rights of Lender; Limitations on Lenders’ Obligations.

(a) Subject to each Loan Party’s rights and duties under the Bankruptcy Code (including section 365 of the Bankruptcy Code), it is expressly agreed by each Loan Party that, anything herein to the contrary notwithstanding, such Loan Party shall remain liable under its Contractual Obligations incurred after the Petition Date or assumed with the consent of the Administrative Agent and Bankruptcy Court approval (which may be pursuant to a Plan confirmed by the Bankruptcy Court) to observe and perform all the conditions and obligations to be observed and performed by it thereunder. Neither the Administrative Agent nor any Secured Party shall have any obligation or liability under any Contractual Obligations by reason of or arising out of this Agreement, the Loan Documents, or the granting to the Administrative Agent of a security interest therein or the receipt by the Administrative Agent or any Lender of any payment relating to any Contractual Obligations pursuant hereto, nor shall the Administrative Agent be required or obligated in any manner to perform or fulfill any of the obligations of any Loan Party under or pursuant to any Contractual Obligations, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any Contractual Obligations, or to present or file any claim, or to take any action to collect or enforce any performance or the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

(b) Subject to Section 11.5 hereof, the Administrative Agent authorizes each Loan Party to collect its Accounts, provided that such collection is performed in accordance with such Loan Party’s customary procedures, and the Administrative Agent may, upon the occurrence and during the continuation of any Event of Default and without notice, other than any requirement of notice provided in the Orders, limit or terminate said authority at any time.

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(c) Subject to any requirement of notice provided in the Orders (which shall only be applicable until the Conversion Date), the Administrative Agent may at any time, upon the occurrence and during the continuation of any Event of Default, after first notifying the Borrower of its intention to do so, notify Account Debtors, notify the other parties to the Contractual Obligations of the Borrower or any other Loan Party, notify obligors of Instruments and Investment Property of the Borrower or any other Loan Party and notify obligors in respect of Chattel Paper of the Borrower or any other Loan Party that the right, title and interest of the Borrower or such Loan Party in and under such Accounts, such Contractual Obligations, such Instruments, such Investment Property and such Chattel Paper have been assigned to the Administrative Agent and that payments shall be made directly to the Administrative Agent. Subject to any requirement of notice provided in the Orders, upon the request of the Administrative Agent, the Borrower or such other Loan Party will so notify such Account Debtors, such parties to Contractual Obligations, obligors of such Instruments and Investment Property and obligors in respect of such Chattel Paper. Subject to any requirement of notice provided in the Orders, upon the occurrence and during the continuation of an Event of Default, the Administrative Agent may in its own name, or in the name of others, communicate with such parties to such Accounts, Contractual Obligations, Instruments, Investment Property and Chattel Paper to verify with such Persons to the Administrative Agent’s reasonable satisfaction the existence, amount and terms of any such Accounts, Contractual Obligations, Instruments, Investment Property or Chattel Paper.

Section 11.4 Covenants of the Loan Parties with Respect to Collateral.

Each Loan Party hereby covenants and agrees with the Administrative Agent that from and after the date of this Agreement and until the Obligations are fully satisfied:

(a) Maintenance of Records. Such Loan Party will keep and maintain, at its own cost and expense, satisfactory and complete records of the Collateral, in all material respects, including, without limitation, a record of all payments received and all credits granted with respect to the Collateral and all other dealings concerning the Collateral. For the Administrative Agent’s further security, each Loan Party agrees that the Administrative Agent shall have a property interest in all of such Loan Party’s books and records pertaining to the Collateral and, upon the occurrence and during the continuation of an Event of Default, such Loan Party shall deliver and turn over any such books and records to the Administrative Agent or to its representatives at any time on demand of the Administrative Agent.

(b) Indemnification With Respect to Collateral. In any suit, proceeding or action brought by the Administrative Agent relating to any Account, Chattel Paper, Contractual Obligations, General Intangible, Investment Property, Instrument, Intellectual Property or other Collateral for any sum owing thereunder or to enforce any provision of any Account, Chattel Paper, Contractual Obligations, General Intangible, Investment Property, Instrument, Intellectual Property or other Collateral, such Loan Party will save, indemnify and keep the Secured Parties harmless from and against all expense, loss or damage suffered by the Secured Parties by reason of any defense, setoff, counterclaim, recoupment or reduction of liability whatsoever of the obligor thereunder, arising out of a breach by such Loan Party of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to, or in favor of, such obligor or its successors from such Loan Party, and all such obligations of such Loan Party shall be and remain enforceable against and only against such Loan Party and shall not be enforceable against the Administrative Agent.

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(c) Limitation on Liens on Collateral. Such Loan Party will not create, permit or suffer to exist, and will defend the Collateral against and take such other action as is necessary to remove, any Lien on the Collateral except Liens permitted under Section 8.2 and will defend the right, title and interest of the Administrative Agent in and to all of such Loan Party’s rights under the Chattel Paper, Leases, Real Estate, Contracts, Documents, General Intangibles, Instruments, Investment Property and to the Intellectual Property, Equipment and Inventory and in and to the Proceeds thereof against the claims and demands of all Persons whomsoever other than claims or demands arising out of Liens permitted under Section 8.2.

(d) Limitations on Modifications of Accounts. Such Loan Party will not, without the Administrative Agent’s prior written consent, grant any extension of the time of payment of any of the Accounts, Chattel Paper or Instruments, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any Person liable for the payment thereof, or allow any credit or discount whatsoever thereon other than any of the foregoing which are done in the ordinary course of business, consistent in all material respects with past practices and trade discounts granted in the ordinary course of business of such Loan Party.

(e) Notices. Such Loan Party will advise the Lenders promptly, in reasonable detail, (i) of any Lien asserted against any of the Collateral other than Liens permitted under Section 8.2, and (ii) of the occurrence of any other event which would result in a material adverse change with respect to the aggregate value of the Collateral or on the security interests created hereunder.

(f) Maintenance of Equipment. Such Loan Party will keep and maintain the Equipment in good operating condition sufficient for the continuation of the business conducted by such Loan Party on a basis consistent with past practices, ordinary wear and tear excepted, except where the failure to so keep and maintain the Equipment would not, in the aggregate, have a Material Adverse Effect.

(g) Pledged Collateral.

(i) Upon request of the Administrative Agent, such Loan Party will (x) deliver to the Administrative Agent, all certificates or Instruments representing or evidencing any Pledged Collateral, whether now arising or hereafter acquired, in suitable form for transfer by delivery or, as applicable, accompanied by such Loan Party’s endorsement, where necessary, or duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Administrative Agent and (y) maintain all other Pledged Collateral constituting Investment Property in a Control Account. Subject to any requirement of notice provided in the Orders, if an Event of Default has occurred and is continuing, the Administrative Agent shall have the right, in its discretion and without notice to the Loan Party, to transfer to or to register in its name or in the name of its nominees any or all of the Pledged Collateral. The Administrative Agent shall have the right at any time to exchange certificates or instruments representing or evidencing any of the Pledged Collateral for certificates or instruments of smaller or larger denominations.

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(ii) Except as provided in Section 11.7, such Loan Party shall be entitled to receive all cash dividends paid in respect of the Pledged Collateral (other than liquidating or distributing dividends) with respect to the Pledged Collateral. Any sums paid upon or in respect of any of the Pledged Collateral upon the liquidation or dissolution of any issuer of any of the Pledged Collateral, any distribution of capital made on or in respect of any of the Pledged Collateral or any property distributed upon or with respect to any of the Pledged Collateral pursuant to the recapitalization or reclassification of the capital of any issuer of Pledged Collateral or pursuant to the reorganization thereof shall, unless otherwise subject to a perfected security interest in favor of the Administrative Agent, be delivered to the Administrative Agent to be held by it hereunder as additional collateral security for the Secured Obligations. If any sums of money or property so paid or distributed in respect of any of the Pledged Collateral shall be received by such Loan Party, such Loan Party shall, until such money or property is paid or delivered to the Administrative Agent, hold such money or property in trust for the Administrative Agent, as additional security for the Secured Obligations.

(iii) Except as provided in Section 11.7, such Loan Party will be entitled to exercise all voting, consent and corporate rights with respect to the Pledged Collateral; provided, however, that no vote shall be cast, consent given or right exercised or other action taken by such Loan Party which would impair the Collateral in any manner that would cause a Material Adverse Effect or which would be inconsistent with or result in any violation of any provision of this Agreement or any other Loan Document.

(iv) Such Loan Party shall not hereafter grant control over any Investment Property to any Person other than the Administrative Agent.

(v) In the case of each Loan Party which is an issuer of Pledged Collateral, such Loan Party agrees to be bound by the terms of this Agreement relating to the Pledged Collateral issued by it and will comply with such terms insofar as such terms are applicable to it.

(h) Intellectual Property.

(i) Such Loan Party (either itself or through licensees) will (i) continue to use each material Trademark in order to maintain such Trademark in full force and effect with respect to each class of goods for which such Trademark is currently used, free from any claim of abandonment for non-use, (ii) maintain as in the past the quality of products and services offered under such Trademark, (iii) use such Trademark with the appropriate notice of registration and all other notices and legends required by applicable Requirements of Law, (iv) not adopt or use any mark which is confusingly similar or a colorable imitation of such Trademark unless the Administrative Agent shall obtain a perfected security interest in such mark pursuant to this Agreement and (v) not (and not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby such Trademark may become invalidated or impaired in any way.

(ii) Such Loan Party (either itself or through licensees) will not do any act, or omit to do any act, whereby any material Patent may become forfeited, abandoned or dedicated to the public.

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(iii) Such Loan Party (either itself or through licensees) (i) will not (and will not permit any licensee or sublicensee thereof to) do any act or omit to do any act whereby any portion of any material Copyright may become invalidated or otherwise impaired and (ii) will not (either itself or through licensees) do any act whereby any portion of any such Copyright may fall into the public domain. As of the Closing Date, the Loan Parties represent that they do not own any material Copyrights.

(iv) Such Loan Party (either itself or through licensees) will not do any act, or omit to do any act, whereby any material trade secret may become publicly available or otherwise unprotectable.

(v) Such Loan Party will notify the Administrative Agent immediately if it knows, or has reason to know, that any application or registration relating to any Trademarks, Patents or Copyrights may become forfeited, abandoned or dedicated to the public, or of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in any country) regarding such Loan Party’s ownership of, right to use, interest in, or the validity of, any Trademarks, Patents or Copyrights or such Loan Party’s right to register the same or to own and maintain the same.

(vi) Whenever such Loan Party, either by itself or through any agent, licensee or designee, shall file an application for the registration of any intellectual property with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency within or outside the United States, such Loan Party shall report such filing to the Administrative Agent within five Business Days after the last day of the fiscal quarter in which such filing occurs. Upon request of the Administrative Agent, such Loan Party shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as the Administrative Agent may request to evidence the Administrative Agent’s security interest in any Copyright, Patent or Trademark and the goodwill and general intangibles of such Loan Party relating thereto or represented thereby.

(vii) Such Loan Party will take all reasonable actions necessary or requested by the Administrative Agent, including in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of any Copyright, Trademark or Patent, including filing of applications for renewal, affidavits of use, affidavits of incontestability and opposition and interference and cancellation proceedings.

(viii) In the event that any Copyright, Trademark or Patent is infringed upon or misappropriated or diluted by a third party, such Loan Party shall notify the Administrative Agent promptly after such Loan Party learns thereof. Such Loan Party shall take such action, in its reasonable judgment, as is appropriate in response to such infringement, misappropriation or dilution, including if appropriate promptly bringing suit for infringement, misappropriation or dilution and to recover any and all damages for such infringement, misappropriation of dilution, and shall take such other actions as may be appropriate in its reasonable judgment under the circumstances to protect such Material Intellectual Property.

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(i) Commercial Tort Claims. The only Commercial Tort Claims of any Loan Party existing on the date hereof (regardless of whether the amount, defendant or other material facts can be determined) are those listed on Schedule 11.1, which sets forth such information separately for each Loan Party. Such Loan Party agrees that, if it shall acquire any interest in any Commercial Tort Claim (whether from another Person or because such Commercial Tort Claim shall have come into existence), (i) such Loan Party shall, promptly following such acquisition, deliver to the Administrative Agent, in each case in form and substance reasonably satisfactory to the Administrative Agent, a notice of the existence and nature of such Commercial Tort Claim and deliver a supplement to Schedule 11.1 containing a specific description of such Commercial Tort Claim, (ii) the provision of Section 11.1 shall apply to such Commercial Tort Claim and (iii) such Loan Party shall execute and deliver to the Administrative Agent, in each case in form and substance reasonably satisfactory to the Administrative Agent, any certificate, agreement and other document, and take all other action, deemed by the Administrative Agent to be reasonably necessary or appropriate for the Administrative Agent to obtain, on behalf of the Secured Parties, a first-priority, perfected security interest in all such Commercial Tort Claims. Any supplement to Schedule 11.1 delivered pursuant to this Section 11.5(i) shall, after the receipt thereof by the Administrative Agent, become part of Schedule 11.1 for all purposes hereunder other than in respect of representations and warranties made prior to the date of such receipt.

Section 11.5 Performance by Agent of the Loan Parties’ Obligations.

If any Loan Party fails to perform or comply with any of its agreements contained in this Article XI and the Administrative Agent, as provided for by the terms of this Agreement, shall itself perform or comply, or otherwise cause performance or compliance, with such agreement, the expenses of the Administrative Agent incurred in connection with such performance or compliance, together with interest thereon at the rate then in effect in respect of the Revolving Loan, shall be payable by such Loan Party to the Administrative Agent on demand and shall constitute Obligations secured by the Collateral. Performance of such Loan Party’s obligations as permitted under this Section 11.5 shall in no way constitute a violation of the automatic stay provided by section 362 of the Bankruptcy Code and each Loan Party hereby waives applicability thereof. Moreover, the Administrative Agent shall in no way be responsible for the payment of any costs incurred in connection with preserving or disposing of Collateral pursuant to section 506(c) of the Bankruptcy Code and the Collateral may not be charged for the incurrence of any such cost.

Section 11.6 Limitation on Agent’s Duty in Respect of Collateral.

Neither the Administrative Agent nor any Lender shall have any duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of it or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto, except that the Administrative Agent shall, with respect to the Collateral in its possession or under its control, deal with such Collateral in the same manner as the Administrative Agent deals with similar property for its own account. Upon request of the Borrower, the Administrative Agent shall account for any moneys received by it in respect of any foreclosure on or disposition of the Collateral of any Loan Party.

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Section 11.7 Remedies, Rights Upon Default.

(a) If any Event of Default shall occur and be continuing, and, prior to the Conversion Date subject only to any required notice provided in the Orders , the Administrative Agent may exercise in addition to all other rights and remedies granted to it in this Agreement and in any other Loan Document, all rights and remedies of a secured party under the UCC. Without limiting the generality of the foregoing, each Loan Party expressly agrees that in any such event the Administrative Agent, without demand of performance or other demand, advertisement or notice of any kind (except the notice required by the Interim Order or Final Order or the notice specified below of time and place of public or private sale) to or upon such Loan Party or any other Person (all and each of which demands, advertisements and/or notices (except the notice required by the Interim Order or Final Order or the notice specified below of time and place of public or private sale) are hereby expressly waived to the maximum extent permitted by the UCC and other applicable law), may forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give an option or options to purchase, or sell or otherwise dispose of and deliver said Collateral (or contract to do so), or any part thereof, in one or more parcels at public or private sale or sales, at any exchange or broker’s board or at any of the Administrative Agent’s offices or elsewhere at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Administrative Agent shall have the right upon any such public sale or sales to purchase the whole or any part of said Collateral so sold, free of any right or equity of redemption, which equity of redemption each Loan Party hereby releases. Each Loan Party further agrees, at the Administrative Agent’s request, to assemble the Collateral make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at such Loan Party’s premises or elsewhere. The Administrative Agent shall apply the proceeds of any such collection, recovery, receipt, appropriation, realization or sale (net of all expenses incurred by the Administrative Agent in connection therewith, including, without limitation, attorney’s fees and expenses), to the Obligations in any order deemed appropriate by the Administrative Agent, such Loan Party remaining liable for any deficiency remaining unpaid after such application, and only after so paying over such net proceeds and after the payment by the Administrative Agent of any other amount required by any provision of law, including Section 9-504(l)(c) of the UCC, shall the Administrative Agent account for and pay over the surplus, if any, to such Loan Party. To the maximum extent permitted by applicable law, each Loan Party waives all claims, damages, and demands against the Administrative Agent and the Lenders arising out of the repossession, retention or sale of the Collateral except such as arise out of the gross negligence or willful misconduct of the Administrative Agent. Each Loan Party agrees that the Administrative Agent need not give more than five days’ notice to the Borrower (which notification shall be deemed given when mailed or delivered on an overnight basis, postage prepaid, addressed to the Borrower at its address referred to in Section 13.8) of the time and place of any public sale or of the time after which a private sale may take place and that such notice is reasonable notification of such matters. The Loan Parties shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all amounts to which the Administrative Agent is entitled, the Loan Parties also being liable for the fees and expenses of any attorneys employed by the Administrative Agent to collect such deficiency.

(b) Each Loan Party hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable law) of any kind in connection with this Agreement or any Collateral.

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(c) Pledged Collateral.

(i) Subject to any requirement of notice provided in the Orders, during the continuance of an Event of Default, if the Administrative Agent shall give notice of its intent to exercise such rights to the relevant Loan Party or Loan Parties, (i) the Administrative Agent shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Pledged Collateral and make application thereof to the Obligations in the order set forth herein, and (ii) the Administrative Agent or its nominee may exercise (A) all voting, consent, corporate and other rights pertaining to the Pledged Collateral at any meeting of shareholders, partners or members, as the case may be, of the relevant issuer or issuers of Pledged Collateral or otherwise and (B) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to the Pledged Collateral as if it were the absolute owner thereof (including the right to exchange at its discretion any and all of the Pledged Collateral upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate structure of any issuer of Pledged Collateral, the right to deposit and deliver any and all of the Pledged Collateral with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Administrative Agent may determine), all without liability except to account for property actually received by it, but the Administrative Agent shall have no duty to any Loan Party to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

(ii) In order to permit the Administrative Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder, (i) each Loan Party shall promptly execute and deliver (or cause to be executed and delivered) to the Administrative Agent all such proxies, dividend payment orders and other instruments as the Administrative Agent may from time to time reasonably request and (ii) without limiting the effect of clause (i) above, such Loan Party hereby grants to the Administrative Agent an irrevocable proxy to vote all or any part of the Pledged Collateral and to exercise all other rights, powers, privileges and remedies to which a holder of the Pledged Collateral would be entitled (including giving or withholding written consents of shareholders, partners or members, as the case may be, calling special meetings of shareholders, partners or members, as the case may be, and voting at such meetings), which proxy shall be effective, automatically and without the necessity of any action (including any transfer of any Pledged Collateral on the record books of the issuer thereof) by any other person (including the issuer of such Pledged Collateral or any officer or agent thereof) during the continuance of an Event of Default and which proxy shall only terminate upon the payment in full of the Secured Obligations.

(iii) Each Loan Party hereby expressly authorizes and instructs each issuer of any Pledged Collateral pledged hereunder by such Loan Party to (i) comply with any instruction received by it from the Administrative Agent in writing that (A) states that an Event of Default has occurred and is continuing and (B) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Loan Party, and each Loan Party agrees that such issuer shall be fully protected in so complying and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Pledged Collateral directly to the Administrative Agent.

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Section 11.8 The Administrative Agent’s Appointment as Attorney-in-Fact.

(a) Each Loan Party hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its and its Subsidiaries true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Loan Party and in the name of such Loan Party, or in its own name, from time to time in the Administrative Agent’s discretion, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute and deliver any and all documents and instruments which may be necessary and desirable to accomplish the purposes of this Agreement and the transactions contemplated hereby, and, without limiting the generality of the foregoing, hereby give the Administrative Agent the power and right, on behalf of such Loan Party, without notice to or assent by such Loan Party to do the following:

(i) to ask, demand, collect, receive and give acquittances and receipts for any and all moneys due and to become due under any Collateral and, in the name of such Loan Party, its own name or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other Instruments for the payment of moneys due under any Collateral and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any and all such moneys due under any Collateral whenever payable and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any and all such moneys due under any Collateral whenever payable;

(ii) to pay or discharge taxes, liens, security interests or other encumbrances levied or placed on or threatened against the Collateral, to effect any repairs or any insurance called for by the terms of this Agreement and to pay all or any part of the premiums therefor and the costs thereof; and

(iii) (A) to direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due, and to become due thereunder, directly to the Administrative Agent or as the Administrative Agent shall direct; (B) to receive payment of and receipt for any and all moneys, claims and other amounts due, and to become due at any time, in respect of or arising out of any Collateral; (C) to sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications and notices in connection with accounts and other documents constituting or relating to the Collateral; (D) to commence and prosecute any suits, actions or proceedings at law or equity in any court of competent jurisdiction to collect the Collateral or any part thereof and to enforce any other right in respect of any Collateral; (E) to defend any suit, action or proceeding brought against any Loan Party with respect to any Collateral of such Loan Party; (F) to settle, compromise or adjust any suit, action or proceeding described above and, in connection therewith, to give such discharges or releases as the Administrative Agent may deem appropriate; (G) to license or, to the extent permitted by an applicable license, sublicense, whether general, special or otherwise, and whether on an exclusive or non-exclusive basis, any trademarks, throughout the world for such term or terms, on such conditions, and in such

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manner, as the Administrative Agent shall in its sole discretion determine; and (H) generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and to do, at the Administrative Agent’s option and such Loan Party’s expense, at any time, or from time to time, all acts and things which the Administrative Agent reasonably deems necessary to protect, preserve or realize upon the Collateral and the Administrative Agent’s Lien therein, in order to effect the intent of this Agreement, all as fully and effectively as such Loan Party might do.

(b) The Administrative Agent agrees that it will forbear from exercising the power of attorney or any rights granted to the Administrative Agent pursuant to this Section 11.8, except upon the occurrence and during the continuation of an Event of Default, subject to any requirement of notice provided in the Orders. The Loan Parties hereby ratify, to the extent permitted by law, all that said attorneys shall lawfully do or cause to be done by virtue hereof. Exercise by the Administrative Agent of the powers granted hereunder is not a violation of the automatic stay provided by section 362 of the Bankruptcy Code and each Loan Party waives applicability thereof. The power of attorney granted pursuant to this Section 11.8 is a power coupled with an interest and shall be irrevocable until the Obligations are indefeasibly paid in full.

(c) The powers conferred on the Administrative Agent hereunder are solely to protect the Administrative Agent’s and the Lenders’ interests in the Collateral and shall not impose any duty upon it to exercise any such powers. The Administrative Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers and neither it nor any of its officers, directors, employees or agents shall be responsible to any Loan Party for any act or failure to act, except for its own gross negligence or willful misconduct.

(d) Each Loan Party also authorizes the Administrative Agent, at any time and from time to time upon the occurrence and during the continuation of any Event of Default (subject to any requirement of notice provided in the Orders) or as otherwise expressly permitted by this Agreement, (i) to communicate in its own name or the name of its Subsidiaries with any party to any Contract with regard to the assignment of the right, title and interest of such Loan Party in and under the Contracts hereunder and other matters relating thereto and (ii) to execute any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral.

(e) All Secured Obligations shall constitute, in accordance with section 364(c)(1) of the Bankruptcy Code, claims against each Loan Party in its Case which are administrative expense claims having priority over any all administrative expenses of the kind specified in sections 503(b) or 507(b) of the Bankruptcy Code.

Section 11.9 Modifications.

(a) The Liens, lien priority, administrative priorities and other rights and remedies granted to the Administrative Agent for the benefit of the Lenders pursuant to this Agreement, the Interim Order and/or the Final Order (specifically, including, but not limited to, the existence, perfection and priority of the Liens provided herein and therein and the administrative priority provided herein and therein) shall not be modified, altered or impaired in

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any manner by any other financing or extension of credit or incurrence of Indebtedness by any of the Loan Parties (pursuant to section 364 of the Bankruptcy Code or otherwise), or by any dismissal or conversion of any of the Cases, or by any other act or omission whatsoever. Without limitation, notwithstanding any such order, financing, extension, incurrence, dismissal, conversion, act or omission:

(i) except for the Carve-Out having priority over the Obligations, no costs or expenses of administration which have been or may be incurred in any of the Cases or any conversion of the same or in any other proceedings related thereto, and no priority claims, are or will be prior to or on a parity with any claim of the Administrative Agent or the Lenders against the Loan Parties in respect of any Secured Obligation;

(ii) the liens and security interests granted herein shall constitute valid and perfected first priority liens and security interests (subject only to (i) valid, perfected, nonavoidable and enforceable Liens existing as of the Petition Date, other than the Liens on the Collateral securing Indebtedness under the Existing Credit Agreement, (ii) the Carve-Out, (iii) Liens permitted under Section 8.2 (d) and (iv) post-petition Liens permitted under Section 8.2(c)) in accordance with sections 364(c)(2) and (3) and 364(d)(1) of the Bankruptcy Code, and shall be prior to all other liens and security interests, now existing or hereafter arising, in favor of any other creditor or any other Person whatsoever; and

(iii) the liens and security interests granted hereunder shall continue valid and perfected without the necessity that financing statements be filed or that any other action be taken under applicable nonbankruptcy law.

(b) Notwithstanding any failure on the part of any Loan Party or the Administrative Agent or the Lenders to perfect, maintain, protect or enforce the liens and security interests in the Collateral granted hereunder, the Interim Order and the Final Order (when entered) shall automatically, and without further action by any Person, perfect such liens and security interests against the Collateral.

ARTICLE XII

THE ADMINISTRATIVE AGENT

Section 12.1 Authorization and Action

(a) Each Lender and each Issuer hereby appoints Citicorp as the Administrative Agent hereunder and each Lender and each Issuer authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender and each Issuer hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents and, in the case of the Collateral Documents, to act as agent for the Lenders, Issuers and the other Secured Parties under such Collateral Documents.

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(b) As to any matters not expressly provided for by this Agreement and the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders, and such instructions shall be binding upon all Lenders and each Issuer; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to personal liability unless the Administrative Agent receives an indemnification satisfactory to it from the Lenders and the Issuers with respect to such action or (ii) is contrary to this Agreement or applicable law. The Administrative Agent agrees to give to each Lender and each Issuer prompt notice of each notice given to it by any Loan Party pursuant to the terms of this Agreement or the other Loan Documents.

(c) In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuers and its duties are entirely administrative in nature. The Administrative Agent does not assume and shall not be deemed to have assumed any obligation other than as expressly set forth herein and in the other Loan Documents or any other relationship as the agent, fiduciary or trustee of or for any Lender, Issuer or holder of any other Obligation. The Administrative Agent may perform any of its duties under any Loan Document by or through its agents or employees.

(d) The Arranger shall have no obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity.

Section 12.2 Administrative Agent’s Reliance, Etc.

None of the Administrative Agent, any of its Affiliates or any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it, him, her or them under or in connection with this Agreement or the other Loan Documents, except for its, his, her or their own gross negligence or willful misconduct. Without limiting the foregoing, the Administrative Agent (a) may treat the payee of any Revolving Credit Note as its holder until such Revolving Credit Note has been assigned in accordance with Section 11.2 (Assignments and Participations), (b) may rely on the Register to the extent set forth in Section 11.2(c) (Assignments and Participations), (c) may consult with legal counsel (including counsel to the Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (d) makes no warranty or representation to any Lender or Issuer and shall not be responsible to any Lender or Issuer for any statements, warranties or representations made by or on behalf of the Borrower or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document, (e) shall not have any duty to ascertain or to inquire either as to the performance or observance of any term, covenant or condition of this Agreement or any other Loan Document, as to the financial condition of any Loan Party or as to the existence or possible existence of any Default or Event of Default, (f) shall not be responsible to any Lender or Issuer for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the attachment,

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perfection or priority of any Lien created or purported to be created under or in connection with, this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto or thereto and (g) shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which writing may be a telecopy or electronic mail) or any telephone message believed by it to be genuine and signed or sent by the proper party or parties.

Section 12.3 Posting of Approved Electronic Communications

(a) Each of the Lenders, the Issuers and the Borrower agree, and the Borrower shall cause each Guarantor to agree, that the Administrative Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lenders and Issuers by posting such Approved Electronic Communications on IntraLinks™ or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, the Issuers, and the Loan Parties acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Lenders, the Issuers, and the Loan Parties hereby approves distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c) THE APPROVED ELECTRONIC COMMUNICATIONS AND THE APPROVED ELECTRONIC PLATFORM ARE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (THE “AGENT AFFILIATES”) WARRANT THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE APPROVED ELECTRONIC COMMUNICATIONS AND THE APPROVED ELECTRONIC PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC COMMUNICATIONS AND THE APPROVED ELECTRONIC PLATFORM. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY (INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS) IS MADE BY THE AGENT AFFILIATES IN CONNECTION WITH THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM.

(d) Each of the Lenders, the Issuers, and the Loan Parties agree that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies.

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Section 12.4 The Administrative Agent Individually

With respect to its Ratable Portion, Citicorp shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms “Lenders”, “Revolving Credit Lenders”, “Requisite Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include, without limitation, the Administrative Agent in its individual capacity as a Lender, a Revolving Credit Lender or as one of the Requisite Lenders. Citicorp and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with, any Loan Party as if Citicorp were not acting as the Administrative Agent.

Section 12.5 Lender Credit Decision

Each Lender and each Issuer acknowledges that it shall, independently and without reliance upon the Administrative Agent or any other Lender conduct its own independent investigation of the financial condition and affairs of the Borrower and each other Loan Party in connection with the making and continuance of the Loans and with the issuance of the Letters of Credit. Each Lender and each Issuer also acknowledges that it shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and other Loan Documents.

Section 12.6 Indemnification

Each Revolving Credit Lender agrees to indemnify the Administrative Agent and each of its Affiliates, and each of their respective directors, officers, employees, agents and advisors (to the extent not reimbursed by the Borrower), from and against such Revolving Credit Lender’s aggregate Ratable Portion of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements (including fees, expenses and disbursements of financial and legal advisors) of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against, the Administrative Agent or any of its Affiliates, directors, officers, employees, agents and advisors in any way relating to or arising out of this Agreement or the other Loan Documents or any action taken or omitted by the Administrative Agent under this Agreement or the other Loan Documents; provided, however, that no Revolving Credit Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s or such Affiliate’s gross negligence or willful misconduct. Without limiting the foregoing, each Revolving Credit Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including fees, expenses and disbursements of financial and legal advisors) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of its rights or responsibilities under, this Agreement or the other Loan Documents, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower or another Loan Party.

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Section 12.7 Successor Administrative Agent

The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Requisite Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, selected from among the Lenders. In either case, such appointment shall be subject to the prior written approval of the Borrower (which approval may not be unreasonably withheld and shall not be required upon the occurrence and during the continuance of an Event of Default). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents. After such resignation, the retiring Administrative Agent shall continue to have the benefit of this Article XII as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

Section 12.8 Concerning the Collateral and the Collateral Documents

(a) Each Lender and each Issuer agrees that any action taken by the Administrative Agent or the Requisite Lenders (or, where required by the express terms of this Agreement, a greater proportion of the Lenders) in accordance with the provisions of this Agreement or of the other Loan Documents, and the exercise by the Administrative Agent or the Requisite Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders, Issuers and other Secured Parties. Without limiting the generality of the foregoing, the Administrative Agent shall have the sole and exclusive right and authority to (i) act as the disbursing and collecting agent for the Lenders and the Issuers with respect to all payments and collections arising in connection herewith and with the Collateral Documents, (ii) execute and deliver each Collateral Document and accept delivery of each such agreement delivered by the Borrower or any of its Subsidiaries, (iii) act as collateral agent for the Lenders, the Issuers and the other Secured Parties for purposes of the perfection of all security interests and Liens created by such agreements and all other purposes stated therein, provided, however, that the Administrative Agent hereby appoints, authorizes and directs each Lender and Issuer to act as collateral sub-agent for the Administrative Agent, the Lenders and the Issuers for purposes of the perfection of all security interests and Liens with respect to the Collateral, including any Deposit Accounts maintained by a Loan Party with, and cash and Cash Equivalents held by, such Lender or such Issuer, (iv) manage, supervise and otherwise deal with the Collateral, including the making of Protective Advances in an aggregate amount not to exceed the lesser of $5,000,000 and the aggregate amount of the unused Revolving Credit Commitments, (v) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and Liens created or purported to be created by the Collateral Documents and (vi) except as may be otherwise specifically restricted by the terms hereof or of any other Loan Document, exercise all remedies given to the Administrative Agent, the Lenders, the Issuers and the other Secured Parties with respect to the Collateral under the Loan Documents relating thereto, applicable law or otherwise.

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(b) Each of the Lenders and the Issuers hereby consents to the release and hereby directs, in accordance with the terms hereof, the Administrative Agent to release (or, in the case of clause (ii) below, release or subordinate) any Lien held by the Administrative Agent for the benefit of the Lenders and the Issuers against any of the following:

(i) all of the Collateral and all Loan Parties, upon termination of the Revolving Credit Commitments and payment and satisfaction in full of all Loans, all Reimbursement Obligations and all other Obligations that the Administrative Agent has been notified in writing are then due and payable (and, in respect of contingent Letter of Credit Obligations, with respect to which cash collateral has been deposited or a back-up letter of credit has been issued, in either case in the appropriate currency and on terms satisfactory to the Administrative Agent and the applicable Issuers);

(ii) any assets that are subject to a Lien permitted by Section 8.2(d) or (e) (Liens, Etc.); and

(iii) any part of the Collateral sold or disposed of by a Loan Party if such sale or disposition is permitted by this Agreement (or permitted pursuant to a waiver or consent to a transaction otherwise prohibited by this Agreement).

Each of the Lenders and the Issuers hereby directs the Administrative Agent to execute and deliver or file such termination and partial release statements and do such other things as are necessary to release Liens to be released pursuant to this Section 12.8 promptly upon the effectiveness of any such release.

Section 12.9 Collateral Matters Relating to Related Obligations

The benefit of the Loan Documents and of the provisions of this Agreement relating to the Collateral shall extend to and be available in respect of any Secured Obligation arising under any Hedging Contract or Cash Management Obligation or that is otherwise owed to Persons other than the Administrative Agent, the Lenders and the Issuers (collectively, “Related Obligations”) solely on the condition and understanding, as among the Administrative Agent and all Secured Parties, that (a) the Related Obligations shall be entitled to the benefit of the Loan Documents and the Collateral to the extent expressly set forth in this Agreement and the other Loan Documents and to such extent the Administrative Agent shall hold, and have the right and power to act with respect to, the Collateral on behalf of and as agent for the holders of the Related Obligations, but the Administrative Agent is otherwise acting solely as agent for the Lenders and the Issuers and shall have no fiduciary duty, duty of loyalty, duty of care, duty of disclosure or other obligation whatsoever to any holder of Related Obligations, (b) all matters, acts and omissions relating in any manner to the Loan Documents, the Collateral, or the omission, creation, perfection, priority, abandonment or release of any Lien, shall be governed solely by the provisions of this Agreement and the other Loan Documents and no separate Lien, right, power or remedy shall arise or exist in favor of any Secured Party under any separate instrument or agreement or in respect of any Related Obligation, (c) each Secured Party shall be bound by all actions taken or omitted, in accordance with the provisions of this Agreement and the other Loan Documents, by the Administrative Agent and the Requisite Lenders, each of whom shall be entitled to act at its sole discretion and exclusively in its own interest given its own Revolving Credit Commitments and its own interest in the Loans, Letter of Credit Obligations and other Obligations to it arising under this Agreement or the other Loan Documents, without any duty or liability to any other Secured Party or as to any Related Obligation and without regard to whether

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any Related Obligation remains outstanding or is deprived of the benefit of the Collateral or becomes unsecured or is otherwise affected or put in jeopardy thereby, (d) no holder of Related Obligations and no other Secured Party (except the Administrative Agent, the Lenders and the Issuers, to the extent set forth in this Agreement) shall have any right to be notified of, or to direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under this Agreement or the Loan Documents and (e) no holder of any Related Obligation shall exercise any right of setoff, banker’s lien or similar right except to the extent provided in Section 13.6 (Right of Set-off) and then only to the extent such right is exercised in compliance with Section 13.7 (Sharing of Payments, Etc.).

ARTICLE XIII

MISCELLANEOUS

Section 13.1 Amendments, Waivers, Etc.

(a) No amendment or waiver of any provision of this Agreement or any other Loan Document nor consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be in writing and signed by the Requisite Lenders (or by the Administrative Agent with the consent of the Requisite Lenders) and, in the case of any amendment, by the Borrower, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by each Lender directly affected thereby, in addition to the Requisite Lenders (or the Administrative Agent with the consent thereof), do any of the following:

(i) waive any condition specified in Section 3.1 (Conditions Precedent to Initial Loans and Letters of Credit), 3.2(b) (Conditions Precedent to Each Loan and Letter of Credit) or 3.3 (Conditions Precedent to the Conversion Date), except with respect to a condition based upon another provision hereof, the waiver of which requires only the concurrence of the Requisite Lenders and, in the case of the conditions specified in Section 3.1 (Conditions Precedent to Initial Loans and Letters of Credit) or 3.3 (Conditions Precedent to the Conversion Date), subject to the provisions of Section 3.4 (Determinations of Initial Borrowing Conditions);

(ii) increase the Revolving Credit Commitment of such Lender or subject such Lender to any additional obligation;

(iii) extend the scheduled final maturity of any Loan owing to such Lender, or waive, reduce or postpone any scheduled date fixed for the payment or reduction of principal or interest of any such Loan or fees owing to such Lender (it being understood that Section 2.9 (Mandatory Prepayments) does not provide for scheduled dates fixed for payment) or for the reduction of such Lender’s Revolving Credit Commitment;

(iv) reduce, or release the Borrower from its obligations to repay, the principal amount of any Loan or Reimbursement Obligation owing to such Lender (other than by the payment or prepayment thereof);

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(v) reduce the rate of interest on any Loan or Reimbursement Obligations outstanding and owing to such Lender or any fee payable hereunder to such Lender;

(vi) expressly subordinate any of the Secured Obligations or any Liens securing the Secured Obligations;

(vii) postpone any scheduled date fixed for payment of such interest or fees owing to such Lender or waive any such payment;

(viii) change the aggregate Ratable Portions of Lenders required for any or all Lenders to take any action hereunder;

(ix) release all or substantially all of the Collateral except as provided in Section 10.8(b) (Concerning the Collateral and the Collateral Documents) or release the Borrower from its payment obligation to such Lender under this Agreement or the Revolving Credit Notes owing to such Lender (if any) or release any Guarantor from its obligations under Article X (Guaranty) except pursuant to the terms thereof and in connection with the sale or other disposition of a Guarantor (or all or substantially all of the assets thereof) permitted by this Agreement (or permitted pursuant to a waiver or consent of a transaction otherwise prohibited by this Agreement);

(x) increase any of the percentages relating to the advance rates set forth in the definition of “Borrowing Base” above the maximum percentages stated therein on the date hereof; or

(xi) amend Section 10.8(b) (Concerning the Collateral and the Collateral Documents), Section 13.7 (Sharing of Payments, Etc.), this Section 13.1 or either definition of the terms “Requisite Lenders” or “Ratable Portion”;

and provided, further, that (x) no amendment, waiver or consent shall, unless in writing and signed by any Special Purpose Vehicle that has been granted an option pursuant to Section 13.2(f) (Assignments and Participations), affect the grant or nature of such option or the right or duties of such Special Purpose Vehicle hereunder, (y) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or the other Loan Documents and (z) no amendment, waiver or consent shall, unless in writing and signed by the Swing Loan Lender in addition to the Lenders required above to take such action, affect the rights or duties of the Swing Loan Lender under this Agreement or the other Loan Documents; and provided, further, that the Administrative Agent may, with the consent of the Borrower, amend, modify or supplement this Agreement to cure any typographical error, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the right of any Lender or any Issuer.

(b) The Administrative Agent may, but shall have no obligation to, with the written concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

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(c) If, in connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all affected Lenders, the consent of Requisite Lenders is obtained but the consent of other Revolving Credit Lenders whose consent is required is not obtained (any such Revolving Credit Lender whose consent is not obtained as described in this Section 13.1 being referred to as a “Non-Consenting Lender”), then, as long as the Revolving Credit Lender acting as the Administrative Agent is not a Non-Consenting Lender, at the Borrower’s request, any Eligible Assignee acceptable to the Administrative Agent shall have the right with the Administrative Agent’s consent and in the Administrative Agent’s sole discretion (but shall have no obligation) to purchase from such Non-Consenting Lender, and such Non-Consenting Lender agrees that it shall, upon the Administrative Agent’s request, sell and assign to the Revolving Credit Lender acting as the Administrative Agent or such Eligible Assignee, all of the Revolving Credit Commitments, and Revolving Credit Outstandings of such Non-Consenting Lender for an amount equal to the principal balance of all Loans held by the Non-Consenting Lender and all accrued and unpaid interest and fees with respect thereto through the date of sale; provided, however, that such purchase and sale shall not be effective until (x) the Administrative Agent shall have received from such Eligible Assignee an agreement in form and substance satisfactory to the Administrative Agent and the Borrower whereby such Eligible Assignee shall agree to be bound by the terms hereof and (y) such Non-Consenting Lender shall have received payments of all Loans held by it and all accrued and unpaid interest and fees with respect thereto through the date of the sale. Each Revolving Credit Lender agrees that, if it becomes a Non-Consenting Lender, it shall execute and deliver to the Administrative Agent an Assignment an Acceptance to evidence such sale and purchase and shall deliver to the Administrative Agent any Revolving Credit Note (if the assigning Revolving Credit Lender’s Loans are evidenced by a Revolving Credit Note) subject to such Assignment and Acceptance; provided, however, that the failure of any Non-Consenting Lender to execute an Assignment and Acceptance shall not render such sale and purchase (and the corresponding assignment) invalid.

Section 13.2 Assignments and Participations

(a) Each Revolving Credit Lender may sell, transfer, negotiate or assign to one or more Eligible Assignees all or a portion of its rights and obligations hereunder (including all of its rights and obligations with respect to the Revolving Loans, the Swing Loans and the Letters of Credit); provided, however, that (i) if any such assignment shall be of the assigning Revolving Credit Lender’s Revolving Credit Outstandings and Revolving Credit Commitments, such assignment shall cover the same percentage of such Revolving Credit Lender’s Revolving Credit Outstandings and Revolving Credit Commitments, (ii) the aggregate amount being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event (if less than the assignor’s entire interest) be less than $1,000,000 or an integral multiple of $1,000,000 in excess thereof, except, in either case, (A) with the consent of the Borrower and the Administrative Agent or (B) if such assignment is being made to a Lender or an Affiliate or Approved Fund of such Lender and (iii) if such Eligible Assignee is not, prior to the date of such assignment, a Lender or an Affiliate or Approved Fund of a Lender, such assignment shall be subject to the prior consent of the Administrative Agent and the Borrower (which consents shall not be unreasonably withheld or delayed); and provided, further, that, notwithstanding any other provision of this Section 13.2, the consent of the Borrower shall not be required (x) for any assignment occurring when any Event of Default shall have occurred and be continuing and (y) for any assignment by any Affiliate of the Administrative Agent made within 15 Business

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Days after the Closing Date of its Revolving Credit Commitment held on the Closing Date; and provided, further, that, notwithstanding any other provision of this Section 13.2, in no event shall any Revolving Credit Lender sell, transfer, negotiate or assign (including by way of selling participations or entering into total return swaps) any of its rights and obligations hereunder to any Loan Party or any of their Affiliates.

(b) The parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording, an Assignment and Acceptance, together with any Revolving Credit Note (if the assigning Revolving Credit Lender’s Loans are evidenced by a Revolving Credit Note) subject to such assignment. Upon the execution, delivery, acceptance and recording of any Assignment and Acceptance and, other than in respect of assignments made pursuant to Section 2.17 (Substitution of Lenders) and Section 13.1(c) (Amendments, Waivers, Etc.), the receipt by the Administrative Agent from the assignee of an assignment fee in the amount of $3,500 from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment and Acceptance, have the rights and obligations of a Revolving Credit Lender and, if such Revolving Credit Lender were an Issuer, of such Issuer hereunder and thereunder, (ii) the Revolving Credit Notes (if any) corresponding to the Loans assigned thereby shall be transferred to such assignee by notification in the Register and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except for those surviving the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Revolving Credit Lender’s rights and obligations under the Loan Documents, such Revolving Credit Lender shall cease to be a party hereto).

(c) The Administrative Agent shall maintain at its address referred to in Section 13.8 (Notices, Etc.) a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recording of the names and addresses of the Lenders and the Revolving Credit Commitments of and principal amount of the Loans and Letter of Credit Obligations owing to each Lender from time to time (the “Register”). Any assignment pursuant to this Section 13.2 shall not be effective until such assignment is recorded in the Register. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Loan Parties, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, the Administrative Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Notwithstanding anything to the contrary contained in clause (b) above, the Loans (including the Revolving Credit Notes evidencing such Loans) are registered obligations and the right, title, and interest of the Lenders and their assignees in and to such Loans shall be transferable only upon notation of such transfer in the Register. A Revolving Credit Note shall only evidence the Lender’s or an assignee’s right, title and interest in and to the related Loan, and in no event is any such Revolving Credit Note to be considered a bearer instrument or obligation. This Section 13.2 shall be construed so that the Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2)

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of the Internal Revenue Code and any related regulations (or any successor provisions of the Internal Revenue Code or such regulations). Solely for purposes of this and for tax purposes only, the Administrative Agent shall act as the Borrower’s agent for purposes of maintaining such notations of transfer in the Register.

(e) Upon its receipt of an Assignment and Acceptance executed by an assigning Revolving Credit Lender and an assignee, the Administrative Agent shall, if such Assignment and Acceptance has been completed, (i) accept such Assignment and Acceptance, (ii) record or cause to be recorded the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. Within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall, if requested by such assignee, execute and deliver to the Administrative Agent, new Revolving Credit Notes to the order of such assignee in an amount equal to the Revolving Credit Commitments assumed by it pursuant to such Assignment and Acceptance and, if the assigning Revolving Credit Lender has surrendered any Revolving Credit Note for exchange in connection with the assignment and has retained Revolving Credit Commitments hereunder, new Revolving Credit Notes to the order of the assigning Revolving Credit Lender in an amount equal to the Revolving Credit Commitments retained by it hereunder. Such new Revolving Credit Notes shall be dated the same date as the surrendered Revolving Credit Notes and be in substantially the form of Exhibit B (Form of Revolving Credit Note).

(f) In addition to the other assignment rights provided in this Section 13.2, each Revolving Credit Lender may do each of the following:

(i) grant to a Special Purpose Vehicle the option to make all or any part of any Loan that such Revolving Credit Lender would otherwise be required to make hereunder and the exercise of such option by any such Special Purpose Vehicle and the making of Loans pursuant thereto shall satisfy (once and to the extent that such Loans are made) the obligation of such Revolving Credit Lender to make such Loans thereunder, provided, however, that (x) nothing herein shall constitute a commitment or an offer to commit by such a Special Purpose Vehicle to make Loans hereunder and no such Special Purpose Vehicle shall be liable for any indemnity or other Obligation (other than the making of Loans for which such Special Purpose Vehicle shall have exercised an option, and then only in accordance with the relevant option agreement) and (y) such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain responsible to the other parties for the performance of its obligations under the terms of this Agreement and shall remain the holder of the Obligations for all purposes hereunder; and

(ii) assign, as collateral or otherwise, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to (A) without notice to or consent of the Administrative Agent or the Borrower, any Federal Reserve Bank (pursuant to Regulation A of the Federal Reserve Board) and (B) without consent of the Administrative Agent or the Borrower, (1) any holder of, or trustee for the benefit of, the holders of such Revolving Credit Lender’s Securities and (2) any Special Purpose Vehicle to which such Revolving Credit Lender has granted an option pursuant to clause (i) above;

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provided, however, that no such assignment or grant shall release such Revolving Credit Lender from any of its obligations hereunder except as expressly provided in clause (i) above and except, in the case of a subsequent foreclosure pursuant to an assignment as collateral, if such foreclosure is made in compliance with the other provisions of this Section 13.2 other than this clause (f) or clause (g) below. Each party hereto acknowledges and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any such Special Purpose Vehicle, such party shall not institute against, or join any other Person in instituting against, any Special Purpose Vehicle that has been granted an option pursuant to this clause (f) any bankruptcy, reorganization, insolvency or liquidation proceeding (such agreement shall survive the payment in full of the Obligations). The terms of the designation of, or assignment to, such Special Purpose Vehicle shall not restrict such Lender’s ability to, or grant such Special Purpose Vehicle the right to, consent to any amendment or waiver to this Agreement or any other Loan Document or to the departure by the Borrower from any provision of this Agreement or any other Loan Document without the consent of such Special Purpose Vehicle except, as long as the Administrative Agent and the Lenders, Issuers and other Secured Parties shall continue to, and shall be entitled to continue to, deal solely and directly with such Lender in connection with such Lender’s obligations under this Agreement, to the extent any such consent would reduce the principal amount of, or the rate of interest on, any Obligations, amend this clause (f) or postpone any scheduled date of payment of such principal or interest. Each Special Purpose Vehicle shall be entitled to the benefits of Sections 2.15 (Capital Adequacy) and 2.16 (Taxes) and of Section 2.14(d) (Illegality) as if it were such Lender; provided, however, that anything herein to the contrary notwithstanding, the Borrower shall not, at any time, be obligated to make under Section 2.15 (Capital Adequacy), 2.16 (Taxes) or 2.14(d) (Illegality) to any such Special Purpose Vehicle and any such Lender any payment in excess of the amount the Borrower would have been obligated to pay to such Lender in respect of such interest if such Special Purpose Vehicle had not been assigned the rights of such Lender hereunder.

(g) Each Lender may sell participations to one or more Persons (other than any Loan Party or any Affiliate of any Loan Party) in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Revolving Loans and Letters of Credit). The terms of such participation shall not, in any event, require the participant’s consent to any amendments, waivers or other modifications of any provision of any Loan Documents, the consent to any departure by any Loan Party therefrom, or to the exercising or refraining from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce the obligations of the Loan Parties), except if any such amendment, waiver or other modification or consent would (i) reduce the amount, or postpone any date fixed for, any amount (whether of principal, interest or fees) payable to such participant under the Loan Documents, to which such participant would otherwise be entitled under such participation or (ii) result in the release of all or substantially all of the Collateral other than in accordance with Section 10.8(b) (Concerning the Collateral and the Collateral Documents). In the event of the sale of any participation by any Lender, (w) such Lender’s obligations under the Loan Documents shall remain unchanged, (x) such Lender shall remain solely responsible to the other parties for the performance of such obligations, (y) such Lender shall remain the holder of such Obligations for all purposes of this Agreement and (z) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Each participant shall be entitled to the benefits of Sections 2.15 (Capital Adequacy) and 2.16 (Taxes) and of Section 2.14(d) (Illegality) as if it

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were a Lender; provided, however, that anything herein to the contrary notwithstanding, the Borrower shall not at any time, be obligated to make under Section 2.15 (Capital Adequacy), 2.16 (Taxes) or 2.14(d) (Illegality) to the participants in the rights and obligations of any Lender (together with such Lender) any payment in excess of the amount the Borrower would have been obligated to pay to such Lender in respect of such interest had such participation not been sold.

(h) Any Issuer may at any time assign its rights and obligations hereunder to any other Lender by an instrument in form and substance satisfactory to the Borrower, the Administrative Agent, such Issuer and such Lender. If any Issuer ceases to be a Lender hereunder by virtue of any assignment made pursuant to this Section 13.2, then, as of the effective date of such cessation, such Issuer’s obligations to Issue Letters of Credit pursuant to Section 2.4 (Letters of Credit) shall terminate and such Issuer shall be an Issuer hereunder only with respect to outstanding Letters of Credit issued prior to such date.

Section 13.3 Costs and Expenses

(a) The Borrower agrees upon demand to pay, or reimburse the Administrative Agent for, all of the Administrative Agent’s reasonable internal and external audit, legal, appraisal, valuation, filing, document duplication and reproduction and investigation expenses and for all other reasonable out-of-pocket costs and expenses of every type and nature (including the reasonable fees, expenses and disbursements of the Administrative Agent’s counsel, Weil, Gotshal & Manges LLP, local legal counsel, auditors, accountants, appraisers, printers, insurance and environmental advisors, and other consultants and agents) incurred by the Administrative Agent in connection with any of the following: (i) the Administrative Agent’s audit and investigation of the Borrower and its Subsidiaries in connection with the preparation, negotiation or execution of any Loan Document or the Administrative Agent’s periodic audits of the Borrower or any of its Subsidiaries, as the case may be, (ii) the preparation, negotiation, execution or interpretation of this Agreement (including, without limitation, the satisfaction or attempted satisfaction of any condition set forth in Article III (Conditions To Loans And Letters Of Credit)), any Loan Document or any proposal letter or commitment letter issued in connection therewith, or the making of the Loans hereunder, (iii) the creation, perfection or protection of the Liens under any Loan Document (including any reasonable fees, disbursements and expenses for local counsel in various jurisdictions), (iv) the ongoing administration of this Agreement and the Loans, including consultation with attorneys in connection therewith and with respect to the Administrative Agent’s rights and responsibilities hereunder and under the other Loan Documents and costs of the Approved Electronic Platform, (v) the protection, collection or enforcement of any Obligation or the enforcement of any Loan Document, (vi) the commencement, defense or intervention in any court proceeding relating in any way to the Obligations, any Loan Party, any of the Borrower’s Subsidiaries (whether or not a Loan Party), the Related Documents, this Agreement or any other Loan Document, (vii) the response to, and preparation for, any subpoena or request for document production with which the Administrative Agent is served or deposition or other proceeding in which the Administrative Agent is called to testify, in each case, relating in any way to the Obligations, any Loan Party, any of the Borrower’s Subsidiaries (whether or not a Loan Party), the Related Documents, this Agreement or any other Loan Document or (viii) any amendment, consent, waiver, assignment, restatement, or supplement to any Loan Document or the preparation, negotiation and execution of the same.

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(b) The Borrower further agrees to pay or reimburse the Administrative Agent and each of the Lenders and Issuers upon demand for all out-of-pocket costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel and costs of settlement), incurred by the Administrative Agent, such Lenders or such Issuers in connection with any of the following: (i) in enforcing any Loan Document or Obligation or any security therefor or exercising or enforcing any other right or remedy available by reason of an Event of Default, (ii) in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or in any insolvency or bankruptcy proceeding, (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to the Obligations, any Loan Party, any of the Borrower’s Subsidiaries (whether or not a Loan Party) and related to or arising out of the transactions contemplated hereby or by any other Loan Document or Related Document or (iv) in taking any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) described in clause (i), (ii) or (iii) above.

Section 13.4 Indemnities

(a) The Borrower agrees to indemnify and hold harmless the Administrative Agent, the Arranger, each Lender and each Issuer and each of their respective Affiliates, and each of the directors, officers, employees, agents, trustees, representatives, attorneys, consultants and advisors of or to any of the foregoing (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article III (Conditions To Loans And Letters Of Credit)) (each such Person being an “Indemnitee”) from and against any and all claims, damages, liabilities, obligations, losses, penalties, actions, judgments, suits, costs, disbursements and expenses, joint or several, of any kind or nature (including fees, disbursements and expenses of financial and legal advisors to any such Indemnitee) that may be imposed on, incurred by or asserted against any such Indemnitee in connection with or arising out of any investigation, litigation or proceeding, whether or not such investigation, litigation or proceeding is brought by any such Indemnitee or any of its directors, security holders or creditors or any such Indemnitee, director, security holder or creditor is a party thereto, whether direct, indirect, or consequential and whether based on any federal, state or local law or other statutory regulation, securities or commercial law or regulation, or under common law or in equity, or on contract, tort or otherwise, in any manner relating to or arising out of this Agreement, any other Loan Document, any Obligation, any Letter of Credit, any Disclosure Document, any Related Document, or any act, event or transaction related or attendant to any thereof, or the use or intended use of the proceeds of the Loans or Letters of Credit or in connection with any investigation of any potential matter covered hereby (collectively, the “Indemnified Matters”); provided, however, that the Borrower shall not have any liability under this Section 13.4 to an Indemnitee with respect to any Indemnified Matter that has resulted primarily from the gross negligence or willful misconduct of that Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order. Without limiting the foregoing, “Indemnified Matters” include (i) all Environmental Liabilities and Costs arising from or connected with the past, present or future operations of the Borrower or any of its Subsidiaries involving any property subject to a Collateral Document, or damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Contaminants on, upon or into such property or any contiguous real estate, (ii) any costs or liabilities incurred in connection with any Remedial Action concerning the Borrower or any of its Subsidiaries, (iii) any costs or liabilities incurred in connection with any Environmental Lien and (iv) any costs or liabilities

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incurred in connection with any other matter under any Environmental Law, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (49 U.S.C. § 9601 et seq.) and applicable state property transfer laws, whether, with respect to any such matter, such Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor in interest to the Borrower or any of its Subsidiaries, or the owner, lessee or operator of any property of the Borrower or any of its Subsidiaries by virtue of foreclosure, except, with respect to those matters referred to in clauses (i), (ii), (iii) and (iv) above, to the extent (x) incurred following foreclosure by the Administrative Agent, any Lender or any Issuer, or the Administrative Agent, any Lender or any Issuer having become the successor in interest to the Borrower or any of its Subsidiaries and (y) attributable solely to acts of the Administrative Agent, such Lender or such Issuer or any agent on behalf of the Administrative Agent, such Lender or such Issuer.

(b) The Borrower shall indemnify the Administrative Agent, the Lenders and each Issuer for, and hold the Administrative Agent, the Lenders and each Issuer harmless from and against, any and all claims for brokerage commissions, fees and other compensation made against the Administrative Agent, the Lenders and the Issuers for any broker, finder or consultant with respect to any agreement, arrangement or understanding made by or on behalf of any Loan Party or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

(c) The Borrower agrees that any indemnification or other protection provided to any Indemnitee pursuant to this Agreement (including pursuant to this Section 13.4) or any other Loan Document shall (i) survive payment in full of the Obligations and (ii) inure to the benefit of any Person that was at any time an Indemnitee under this Agreement or any other Loan Document.

Section 13.5 Limitation of Liability

(a) The Borrower agrees that no Indemnitee shall have any liability (whether in contract, tort or otherwise) to any Loan Party or any of their respective Subsidiaries or any of their respective equity holders or creditors for or in connection with the transactions contemplated hereby and in the other Loan Documents and Related Documents, except to the extent such liability is determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnitee’s gross negligence or willful misconduct. In no event, however, shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings). The Borrower hereby waives, releases and agrees (each for itself and on behalf of its Subsidiaries) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(b) IN NO EVENT SHALL ANY AGENT AFFILIATE HAVE ANY LIABILITY TO ANY LOAN PARTY, LENDER, ISSUER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT OR CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY OR ANY AGENT AFFILIATE’S TRANSMISSION OF APPROVED ELECTRONIC COMMUNICATIONS THROUGH THE INTERNET OR ANY USE OF THE APPROVED ELECTRONIC PLATFORM, EXCEPT TO THE EXTENT SUCH LIABILITY OF ANY AGENT AFFILIATE IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FORM SUCH AGENT AFFILIATE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

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Section 13.6 Right of Set-off

Subject to any requirement of notice provided in the Orders, upon the occurrence and during the continuance of any Event of Default each Lender and each Affiliate of a Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Lender or its Affiliates to or for the credit or the account of the Borrower or any other Loan Party against any and all of the Obligations now or hereafter existing whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and even though such Obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender or any of its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 11.6 are in addition to the other rights and remedies (including other rights of set-off) that such Lender may have.

Section 13.7 Sharing of Payments, Etc.

(a) If any Revolving Credit Lender (directly or through an Affiliate thereof) obtains any payment (whether voluntary, involuntary, through the exercise of any right of set-off (including pursuant to Section 13.6 (Right of Set-off) or otherwise) of the Loans owing to it, any interest thereon, fees in respect thereof or amounts due pursuant to Section 13.3 (Costs and Expenses) or 13.4 (Indemnities) (other than payments pursuant to Sections 2.14 (Special Provisions Governing Eurodollar Rate Loans), 2.15 (Capital Adequacy), 2.16 (Taxes) or Section 2.13(i) (Payments and Computations)) or otherwise receives any Collateral or any “Proceeds” (as defined in the applicable Security Agreement) of Collateral (other than payments pursuant to Sections 2.14 (Special Provisions Governing Eurodollar Rate Loans), 2.15 (Capital Adequacy), 2.16 (Taxes) or Section 2.13(i) (Payments and Computations)) (in each case, whether voluntary, involuntary, through the exercise of any right of set-off or otherwise (including pursuant to Section 13.6 (Right of Set-off)) in excess of its Ratable Portion of all payments of such Obligations obtained by all the Revolving Credit Lenders, such Revolving Credit Lender (a “Purchasing Lender”) shall forthwith purchase from the other Lenders other than any Defaulting Lender (each, a “Selling Lender”) such participations in their Loans or other Obligations as shall be necessary to cause such Purchasing Lender to share the excess payment ratably with each of them.

(b) If all or any portion of any payment received by a Purchasing Lender is thereafter recovered from such Purchasing Lender, such purchase from each Selling Lender shall be rescinded and such Selling Lender shall repay to the Purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Selling Lender’s ratable share (according to the proportion of (i) the amount of such Selling Lender’s required repayment in relation to (ii) the total amount so recovered from the Purchasing Lender) of any interest or other amount paid or payable by the Purchasing Lender in respect of the total amount so recovered.

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(c) The Borrower agrees that any Purchasing Lender so purchasing a participation from a Selling Lender pursuant to this Section 13.7 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

Section 13.8 Notices, Etc.

(a) Addresses for Notices. All notices, demands, requests, consents and other communications provided for in this Agreement shall be given in writing, or by any telecommunication device capable of creating a written record (including electronic mail), and addressed to the party to be notified as follows:

(i) if to the Borrower:

CONSTAR INTERNATIONAL INC.

1 Crown Way

Philadelphia, PA 19154-4599

Attention:      Walter Sobon

Telecopy no: (215) 552-3715

E-Mail Address: wsobon@constar.net

with a copy to:

WILMER CUTLER PICKERING HALE AND DORR LLP

399 Park Avenue

New York, NY 10022

Attention:      Andrew Goldman, Esq.

Telecopy no: (212) 230-8888

E-Mail Address: Andrew.Goldman@wilmerhale.com

and

WILMER CUTLER PICKERING HALE AND DORR LLP

1875 Pennsylvania Avenue, NW

Washington, D.C. 20006

Attention:      Eric R. Markus, Esq.

Telecopy no: (202) 663-6363

E-Mail Address: Eric.Markus@wilmerhale.com

(ii) if to any Revolving Credit Lender, at its Domestic Lending Office specified opposite its name on Schedule II (Applicable Lending Offices and Addresses for Notices) or on the signature page of any applicable Assignment and Acceptance;

(iii) if to any Issuer, at the address set forth under its name on Schedule II (Applicable Lending Offices and Addresses for Notices); and

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(iv) if to the Administrative Agent or the Swing Loan Lender:

CITICORP USA, INC.

390 Greenwich Street

New York, New York 10013

Attention: David Jaffe, Director

Telecopy no: (212) 723-8721

E-Mail Address: david.jaffe@citigroup.com

with a copy to:

WEIL, GOTSHAL & MANGES LLP

767 Fifth Avenue,

New York, New York 10153-0119

Attention: Elaine Stangland, Esq.

Telecopy no: (212) 310-8007

E-Mail Address: elaine.stangland@weil.com

or at such other address as shall be notified in writing (x) in the case of the Borrower, the Administrative Agent and the Swing Loan Lender, to the other parties and (y) in the case of all other parties, to the Borrower and the Administrative Agent.

(b) Effectiveness of Notices. All notices, demands, requests, consents and other communications described in clause (a) above shall be effective (i) if delivered by hand, including any overnight courier service, upon personal delivery, (ii) if delivered by mail, when deposited in the mails, (iii) if delivered by posting to an Approved Electronic Platform, an Internet website or a similar telecommunication device requiring that a user have prior access to such Approved Electronic Platform, website or other device, when such notice, demand, request, consent and other communication shall have been made generally available on such Approved Electronic Platform, Internet website or similar device to the class of Person being notified (regardless of whether any such Person must accomplish, and whether or not any such Person shall have accomplished, any action prior to obtaining access to such items, including registration, disclosure of contact information, compliance with a standard user agreement or undertaking a duty of confidentiality) and (iv) if delivered by electronic mail or any other telecommunications device, when transmitted to an electronic mail address (or by another means of electronic delivery) as provided in clause (a) above; provided, however, that notices and communications to the Administrative Agent pursuant to Article II (The Facility) or XII (The Administrative Agent) shall not be effective until received by the Administrative Agent.

(c) Use of Electronic Platform. Notwithstanding clauses (a) and (b) above (unless the Administrative Agent requests that the provisions of clause (a) and (b) above be followed) and any other provision in this Agreement or any other Loan Document providing for the delivery of, any Approved Electronic Communication by any other means, the Loan Parties shall deliver all Approved Electronic Communications to the Administrative Agent by properly transmitting such Approved Electronic Communications electronically (in a format acceptable to the Administrative Agent) to oploanswebadmin@citigroup.com or such other electronic mail address (or similar means of electronic delivery) as the Administrative Agent may notify the Borrower. Nothing in this clause (c) shall prejudice the right of the Administrative Agent or any Lender or Issuer to deliver any Approved Electronic Communication to any Loan Party in any manner authorized in this Agreement.

CREDIT AGREEMENT

CONSTAR INTERNATIONAL INC.

Section 13.9 No Waiver; Remedies

No failure on the part of any Lender, Issuer or the Administrative Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 13.10 Binding Effect

This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have been notified by each Lender and Issuer that such Lender or Issuer has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and Issuer and, in each case, their respective successors and assigns; provided, however, that Borrower shall not have the right to assign its respective rights hereunder or any interest herein without the prior written consent of the Lenders.

Section 13.11 Governing Law

This Agreement and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

Section 13.12 Submission to Jurisdiction; Service of Process

(a) Any legal action or proceeding with respect to this Agreement or any other Loan Document may be brought in the courts of the State of New York located in the City of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, the Borrower hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

(b) Nothing contained in this Section 13.12 shall affect the right of the Administrative Agent or any Lender to serve process in any other manner permitted by law or commence legal proceedings or otherwise proceed against the Borrower or any other Loan Party in any other jurisdiction.

(c) Notwithstanding any other provision of this Section 13.12, prior to the Conversion Date, the Bankruptcy Court shall have exclusive jurisdiction over any action or dispute involving, related to or arising out of this Agreement.

(d) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase Dollars with such other currency at the spot rate of exchange quoted by the Administrative Agent at 11:00 a.m. (New York time) on the Business Day preceding that on which final judgment is given, for the purchase of Dollars, for delivery two Business Days thereafter.

CREDIT AGREEMENT

CONSTAR INTERNATIONAL INC.

Section 13.13 Waiver of Jury Trial

EACH OF THE ADMINISTRATIVE AGENT, THE LENDERS, THE ISSUERS AND THE BORROWER IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

Section 13.14 Marshaling; Payments Set Aside

None of the Administrative Agent, any Lender or any Issuer shall be under any obligation to marshal any assets in favor of the Borrower or any other party or against or in payment of any or all of the Obligations. To the extent that the Borrower makes a payment or payments to the Administrative Agent, the Lenders or the Issuers or any such Person receives payment from the proceeds of the Collateral or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, right and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section 13.15 Section Titles

The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto, except when used to reference a section. Any reference to the number of a clause, sub-clause or subsection hereof immediately followed by a reference in parenthesis to the title of the Section containing such clause, sub-clause or subsection is a reference to such clause, sub-clause or subsection and not to the entire Section; provided, however, that, in case of direct conflict between the reference to the title and the reference to the number of such Section, the reference to the title shall govern absent manifest error. If any reference to the number of a Section (but not to any clause, sub-clause or subsection thereof) is followed immediately by a reference in parenthesis to the title of a Section, the title reference shall govern in case of direct conflict absent manifest error.

Section 13.16 Execution in Counterparts

This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are attached to the same document. Delivery of an executed signature page of this Agreement by facsimile transmission or by posting on the Approved Electronic Platform shall be as effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all parties shall be lodged with the Borrower and the Administrative Agent.

CREDIT AGREEMENT

CONSTAR INTERNATIONAL INC.

Section 13.17 Entire Agreement

This Agreement, together with all of the other Loan Documents and all certificates and documents delivered hereunder or thereunder, embodies the entire agreement of the parties and supersedes all prior agreements and understandings relating to the subject matter hereof. In the event of any conflict between the terms of this Agreement and any other Loan Document, the terms of this Agreement shall govern.

Section 13.18 Confidentiality

Each Lender and the Administrative Agent agree to use all reasonable efforts to keep information obtained by it pursuant hereto and the other Loan Documents confidential in accordance with such Lender’s or the Administrative Agent’s, as the case may be, customary practices and agrees that it shall only use such information in connection with the transactions contemplated by this Agreement and not disclose any such information other than (a) to such Lender’s or the Administrative Agent’s, as the case may be, employees, representatives and agents that are or are expected to be involved in the evaluation of such information in connection with the transactions contemplated by this Agreement and are advised of the confidential nature of such information, (b) to the extent such information presently is or hereafter becomes available to such Lender or the Administrative Agent, as the case may be, on a non-confidential basis from a source other than the Borrower or any other Loan Party, (c) to the extent disclosure is required by law, regulation or judicial order or requested or required by bank regulators or auditors or (d) to current or prospective assignees, participants and Special Purpose Vehicles grantees of any option described in Section 13.2(f) (Assignments and Participations), contractual counterparties in any Hedging Contract permitted hereunder and to their respective legal or financial advisors, in each case and to the extent such assignees, participants, grantees or counterparties agree to be bound by, and to cause their advisors to comply with, the provisions of this Section 13.18.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

CONSTAR INTERNATIONAL INC. as Borrower

By:	/s/ Walter S. Sobon
Name:	Walter S. Sobon
Title:	Executive Vice President and Chief Financial Officer

CONSTAR, INC., as Guarantor

By:	/s/ Walter S. Sobon
Name:	Walter S. Sobon
Title:	Executive Vice President and Chief Financial Officer

BFF INC., as Guarantor

By:	/s/ Walter S. Sobon
Name:	Walter S. Sobon
Title:	Executive Vice President and Chief Financial Officer

DT, INC., as Guarantor

By:	/s/ Walter S. Sobon
Name:	Walter S. Sobon
Title:	Executive Vice President and Chief Financial Officer

CONSTAR FOREIGN HOLDINGS, INC., as Guarantor

By:	/s/ Walter S. Sobon
Name:	Walter S. Sobon
Title:	Executive Vice President and Chief Financial Officer

CONSTAR INTERNATIONAL U.K. LIMITED, as Guarantor

By:	/s/ Chris Phelan
Name:	Chris Phelan
Title:	Vice President and General Manager, European Operations

[SIGNATURE PAGE TO CREDIT AGREEMENT]

CITICORP USA, INC., as Administrative Agent, Swing Loan Lender and Lender

By:	/s/ David Jaffe
Name:	David Jaffe
Title:	Director and Vice President

CITICORP NORTH AMERICA, INC., as Lender

By:	/s/ David Jaffe
Name:	David Jaffe
Title:	Director and Vice President

CITIBANK, N.A., as Issuer

By:	/s/ David Jaffe
Name:	David Jaffe
Title:	Director and Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

WELLS FARGO FOOTHILL, LLC, as Lender

By:	/s/ Mark Bradford
Name:	Mark Bradford
Title:	Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

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SCHEDULES

Schedule I	-	Revolving Credit Commitments
Schedule II	-	Applicable Lending Offices and Addresses for Notices
Schedule III	-	First Mortgage Note Collateral
Schedule 2.4	-	Existing Letters of Credit
Schedule 3.1	-	Security Agreements
Schedule 4.2	-	Consents
Schedule 4.3	-	Ownership of the Borrower; Subsidiaries
Schedule 4.7	-	Litigation
Schedule 4.15	-	Labor Matters
Schedule 4.16	-	List of Plans; Pension Matters
Schedule 4.17	-	Environmental Matters
Schedule 4.19	-	Real Property
Schedule 7.17	-	Post-Closing Covenants
Schedule 8.1	-	Existing Indebtedness
Schedule 8.2	-	Existing Liens
Schedule 8.3	-	Existing Investments
Schedule 11.1	-	Commercial Tort Claims

EXHIBITS

Exhibit A	-	Form of Assignment and Acceptance
Exhibit B	-	Form of Revolving Credit Note
Exhibit C	-	Form of Notice of Borrowing
Exhibit D	-	Form of Swing Loan Request
Exhibit E	-	Form of Letter of Credit Request
Exhibit F	-	Form of Notice of Conversion or Continuation
Exhibit G	-	Form of Opinion of Counsel for the Loan Parties
Exhibit H	-	[INTENTIONALLY OMITTED]
Exhibit I-1	-	Form of Amendment and Restatement of Security Interest
Exhibit I-2	-	Form of UK Debenture
Exhibit I-3	-	Form of UK Share Mortgage
Exhibit I-4	-	Form of UK Security Trust Deed
Exhibit I-5	-	Form of UK Debenture Confirmation Deed
Exhibit I-6	-	Form of UK Share Mortgage Confirmation Deed
Exhibit J	-	Form of Borrowing Base Certificate
Exhibit K	-	Form of Intercreditor Agreement
Exhibit L	-	Form of Interim Order
Exhibit M	-	Form of Joinder

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